   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997

                                                     REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-11
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                     HARRIS PREFERRED CAPITAL CORPORATION
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)
                               ----------------
                            111 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603
                                (312) 461-2121
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                                THOMAS R. SIZER
                            111 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                WITH COPIES TO:
            STEVEN L. CLARK                       VINCENT J. PISANO
          CHAPMAN AND CUTLER                SKADDEN, ARPS, SLATE, MEAGHER
        111 WEST MONROE STREET                       & FLOM LLP
        CHICAGO, ILLINOIS 60603                   919 THIRD AVENUE
            (312) 845-3799                    NEW YORK, NEW YORK 10022
                                                   (212) 735-3000
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                    PROPOSED
                                                     PROPOSED       MAXIMUM
                                      AMOUNT         MAXIMUM       AGGREGATE      AMOUNT OF
      TITLE OF SECURITIES             BEING       OFFERING PRICE    OFFERING     REGISTRATION
        BEING REGISTERED            REGISTERED     PER UNIT(1)      PRICE(1)         FEE
---------------------------------------------------------------------------------------------
   % Noncumulative Exchangeable     10,000,000
 Preferred Stock, Series A......      shares          $25.00      $250,000,000     $75,758
---------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1997

PROSPECTUS
                               10,000,000 SHARES
                      HARRIS PREFERRED CAPITAL CORPORATION
              % NONCUMULATIVE EXCHANGEABLE PREFERRED STOCK, SERIES A
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                       EXCHANGEABLE INTO PREFERRED SHARES
LOGO                                   OF
                         HARRIS TRUST AND SAVINGS BANK

                                  -----------

  Harris Preferred Capital Corporation (the "Company") is hereby offering (the
"Offering") 10,000,000 shares of its    % Noncumulative Exchangeable Preferred
Stock, Series A, par value $.01 per share (the "Series A Preferred Shares").
Dividends on the Series A Preferred Shares are payable at the rate of       %
per annum of the liquidation preference (an amount equal to $        per annum
per share) if, when and as declared by the Board of Directors of the Company. Dividends are not cumulative and, if declared, are payable quarterly in arrears on the thirtieth day of March, June, September and December in each year, commencing December 30, 1997. If no dividend is declared on the Series A Preferred Shares by the Company for a quarterly dividend period, holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period. Dividends in each dividend period shall accrue from the first day of such period, whether or not declared or paid in the prior period. Each of the Series
A Preferred Shares will be exchanged automatically for one newly issued      %
Noncumulative Preferred Share, Series A (a "Bank Preferred Share") of Harris Trust and Savings Bank (the "Bank"), on the occurrence of an Exchange Event (as defined).

  SEE "RISK FACTORS" COMMENCING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, INCLUDING THE FOLLOWING:
  . A significant decline in interest rates could have an adverse effect on the Company;
  . Dividends are not cumulative;
  . A substantial portion of the Company's assets will initially consist of limited recourse obligations;
  . Series A Preferred Shares may be exchanged for Bank Preferred Shares in the event the Bank is experiencing financial difficulties; the Bank Preferred Shares will not be listed on any exchange and therefore will be an illiquid investment;
  . Federal regulators of the Bank could impose restrictions on the operations of the Company or the Company's ability to pay dividends;
  . Geographic concentration in Illinois and Arizona of properties securing the Company's initial portfolio;
  . The Company may not qualify as a REIT for federal income tax purposes and would therefore be subject to federal income tax on its taxable income at regular corporate rates; and
  . Lack of prior operating history of the Company.
                                                        (continued on next page)

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON  THE  ACCURACY OR  ADEQUACY OF  THIS  PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                           PRICE TO   UNDERWRITING  PROCEEDS TO
                                           PUBLIC(1)  DISCOUNT(2)  COMPANY(1)(3)
--------------------------------------------------------------------------------
Per Share................................   $            $            $
--------------------------------------------------------------------------------
Total(4)................................. $           $            $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Plus accrued dividends, if any, from         1997.
(2) The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $        .
(4) In addition, the Bank will make a capital contribution to the Company in an amount equal to $250,000,000.

                                  -----------

  The Series A Preferred Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Series A Preferred Shares offered hereby will be made in New York, New York on or about
         , 1997.

                                  -----------

MERRILL LYNCH & CO.                                NESBITT BURNS SECURITIES INC.

                                  -----------

             The date of this Prospectus is                 , 1997.

(continued from previous page)
  The Series A Preferred Shares are not redeemable prior to           , 2002
(except upon the occurrence of a Tax Event, as described herein). On and after
          , 2002, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at any time and from time to time, at the principal amount thereof, plus the quarterly accrued and unpaid dividend, if any, thereon. The Company may not redeem the Series A Preferred Shares without prior approval from the Board of Governors of the Federal Reserve System or appropriate successor federal regulatory agency (the "Board of Governors"). The Series A Preferred Shares are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

  Each Series A Preferred Share will be exchanged automatically (the "Automatic Exchange") for one newly issued Bank Preferred Share in the event
(i) the Bank becomes less than "adequately capitalized" under regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended, (ii) the Bank is placed into conservatorship or receivership, (iii) the Board of Governors directs such exchange in writing because, in its sole discretion and even if the Bank is not less than "adequately capitalized," the Board of Governors anticipates that the Bank may become less than "adequately capitalized" in the near term, or (iv) the Board of Governors in its sole discretion directs in writing an exchange in the event that the Bank has a Tier 1 risk-based capital ratio of less than 5% (the "Exchange Event"). CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED BY AN INVESTMENT IN BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR WHEN THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH ELSEWHERE IN THIS PROSPECTUS. The Bank believes, however, that based on various factors, including the Bank's financial condition, the potential effect of non-payment of dividends on the Bank's business and the Bank's understanding of the Board of Governors' policies and procedures, the likelihood of an Exchange Event occurring is extremely remote.

  In the event of the Automatic Exchange, the Bank Preferred Shares would constitute a new series of preferred shares of the Bank, would have the same dividend rights, liquidation preference, redemption options and other attributes as the Series A Preferred Shares, except that the Bank Preferred Shares would not be listed on the New York Stock Exchange, Inc. (the "NYSE"), and would rank pari passu in terms of cash dividend payments and liquidation preference with any outstanding shares of preferred stock of the Bank. In addition, the Bank's deposits and its secured, senior, general and subordinated debt would rank senior to the Bank Preferred Shares. Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Shares voluntarily, and, absent the occurrence of the Automatic Exchange, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to the Bank or any security of the Bank. See "Description of Series A Preferred Shares--Automatic Exchange."

  Prior to this Offering, there has been no market for the Series A Preferred Shares. Application has been made to list the Series A Preferred Shares on the NYSE. Listing is subject to the Company's fulfilling all the requirements of the NYSE. If approved for listing, the trading of the Series A Preferred Shares on the NYSE is expected to commence within 30 days after the initial delivery of the Series A Preferred Shares. The Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq Stock Market. There can be no assurance as to the liquidity of the trading markets for the Series A Preferred Shares or the Bank Preferred Shares, or that an active public market for the Series A Preferred Shares or the Bank Preferred Shares would develop or be maintained.

  The Company has been formed for the purpose of providing investors with the opportunity to invest in residential mortgages and other real estate assets. The Company's principal business objective is to acquire, hold, finance and manage assets consisting of obligations secured by real property, as well as certain other qualifying REIT assets (the "Mortgage Assets"). All of the shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), are owned by the Bank. The Company expects that all or substantially all of its Mortgage Assets will be acquired from the Bank and affiliates of the Bank. Initially, approximately $358 million of the Mortgage Assets (the "Initial Mortgage Assets") will consist of obligations issued by the Bank (the "Bank Secured Obligations") that are recourse only to the Securing Mortgage Loans (as defined) that are secured by real property located primarily in Illinois and Arizona. The principal amount of the Bank Secured Obligations will constitute approximately 80% of the principal amount of the Securing Mortgage Loans. See "Business and Strategy--Description of Initial Mortgage Assets" and "--Description of Securing Mortgage Loans."

  The Company expects to qualify as a real estate investment trust ("REIT") for federal income tax purposes, commencing with the taxable year ending December 31, 1997. No individual is permitted to beneficially own more than 5% of any series of preferred stock of the Company, including the Series A Preferred Shares. Related transfer restrictions are described under "Description of Capital Stock--Restrictions on Ownership and Transfer."

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED SHARES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT, STABILIZING, THE PURCHASE OF SERIES A PREFERRED SHARES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  THE SERIES A PREFERRED SHARES AND THE BANK PREFERRED SHARES DO NOT EVIDENCE DEPOSITS WITH THE BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER INSURER.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    4
 The Company..............................................................    4
 The Bank.................................................................    5
 Risk Factors.............................................................    7
 The Offering.............................................................    8
 The Formation............................................................   10
 Benefits to the Bank.....................................................   10
 Business and Strategy....................................................   11
 Tax Status of the Company................................................   13
RISK FACTORS..............................................................   14
 Interest Rate Risk.......................................................   14
 Dividends Not Cumulative.................................................   14
 Limited Recourse Nature of Certain Mortgage Assets.......................   14
 Certain Risks Associated with the Bank...................................   14
 Bank Preferred Shares Will Not Be Listed on any Exchange.................   15
 Dividend and Other Regulatory Restrictions on Operations of the Company..   15
 Geographic Concentration.................................................   15
 Tax Risks................................................................   16
 Dependence upon the Advisor and Servicer.................................   17
 Relationship with the Bank and Its Affiliates; Conflicts of Interest.....   17
 No Operating History.....................................................   18
 No Credit Enhancement or Special Hazard Insurance........................   18
 Real Estate Market Conditions............................................   18
 Delays in Liquidating Defaulted Mortgage Loans...........................   18
 Legal Considerations.....................................................   18
 Special Risks Relating to Commercial Mortgage Loans......................   19
 Environmental Considerations.............................................   19
 Risk of Future Revisions in Policies and Strategies by Board of
  Directors...............................................................   19
 Risks Associated with Leverage...........................................   19
 No Third Party Valuation of the Mortgage Assets; No Arm's-Length
  Negotiations with Affiliates............................................   20
 No Prior Market for Series A Preferred Shares............................   20
THE COMPANY...............................................................   20
USE OF PROCEEDS...........................................................   20
CAPITALIZATION............................................................   21
BUSINESS AND STRATEGY.....................................................   22
 General..................................................................   22
 Dividend Policy..........................................................   22
 Liquidity and Capital Resources..........................................   23
 General Description of Mortgage Assets...................................   23
 Description of the Bank Secured Obligations..............................   24
 Management Policies and Programs.........................................   25
 Description of Securing Mortgage Loans...................................   27
 Description of Initial Mortgage-Backed Securities........................   32
 Servicing................................................................   32
 Employees................................................................   33
 Competition..............................................................   34
 Legal Proceedings........................................................   34
MANAGEMENT................................................................   34
 Directors and Executive Officers.........................................   34
 Independent Directors....................................................   35

                                                                            PAGE
                                                                            ----
 Audit Committee..........................................................    35
 Compensation of Directors and Officers...................................    35
 Limitations on Liability of Directors and Officers.......................    36
 The Advisor..............................................................    36
CERTAIN TRANSACTIONS CONSTITUTING THE FORMATION...........................    37
 The Formation............................................................    37
 Benefits to the Bank.....................................................    38
DESCRIPTION OF SERIES A PREFERRED SHARES..................................    39
 General..................................................................    39
 Dividends................................................................    39
 Automatic Exchange.......................................................    40
 Voting Rights............................................................    41
 Redemption...............................................................    42
 Rights Upon Liquidation..................................................    43
 Independent Director Approval............................................    43
 Restrictions on Ownership................................................    44
DESCRIPTION OF CAPITAL STOCK..............................................    44
 Common Stock.............................................................    44
 Preferred Stock..........................................................    44
 Restrictions on Ownership and Transfer...................................    45
 Super-majority Director Approval.........................................    46
 Business Combinations....................................................    46
 Control Share Acquisitions...............................................    47
U.S. FEDERAL INCOME TAX CONSIDERATIONS....................................    47
 General..................................................................    47
 Taxation of the Company..................................................    48
 Failure to Qualify.......................................................    52
 Tax Treatment of Automatic Exchange......................................    52
 Taxation of United States Stockholders...................................    52
 Certain United States Federal Income Tax Considerations Applicable to
  Foreign Holders.........................................................    53
 Information Reporting Requirements and Backup Withholding Tax............    54
 Other Tax Consequences...................................................    54
ERISA CONSIDERATIONS......................................................    54
 General..................................................................    54
 Plan Asset Regulation....................................................    55
 Effect of Plan Asset Status..............................................    56
 Prohibited Transactions..................................................    56
 Unrelated Business Taxable Income........................................    57
THE BANK..................................................................    57
 Certain Information Regarding the Bank...................................    57
 Selected Consolidated Financial and Other Data...........................    58
 Management's Discussion and Analysis of Financial Condition and Results
  of Operations...........................................................    64
 Description of Bank Preferred Shares.....................................    66
UNDERWRITING..............................................................    66
EXPERTS...................................................................    68
RATINGS...................................................................    68
LEGAL MATTERS.............................................................    69
AVAILABLE INFORMATION.....................................................    69
GLOSSARY..................................................................    69
INDEX TO COMPANY FINANCIAL STATEMENT......................................  CF-1
INDEX TO BANK FINANCIAL STATEMENTS........................................  BF-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The offering by Harris
Preferred Capital Corporation (the "Company") of 10,000,000 shares of its     %
Noncumulative Exchangeable Preferred Stock, Series A, par value $.01 per share (the "Series A Preferred Shares"), is referred to herein as the "Offering." Capitalized terms used herein and not otherwise defined are as defined in the Glossary appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Harris Preferred Capital Corporation is a newly formed Maryland corporation incorporated on September 24, 1997, pursuant to the Maryland General Corporation Law ("MGCL"). The Company's principal business objective is to acquire, hold, finance and manage assets consisting of a limited recourse note or notes issued by Harris Trust and Savings Bank (the "Bank") secured by real estate mortgage assets and other obligations secured by real property, as well as certain other qualifying REIT assets (the "Mortgage Assets"). The Company will elect to be subject to tax as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. All of the shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), are owned by the Bank. The Bank has indicated to the Company that, for as long as any Series A Preferred Shares are outstanding, the Bank intends to maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company. The Company has been formed by the Bank to provide investors with the opportunity to invest in residential mortgages and other real estate assets and to provide the Bank with a cost-effective means of raising capital for federal regulatory purposes.

  The Company and the Bank are undertaking the Offering for two principal reasons: (i) the qualification of the Series A Preferred Shares as Tier 1 capital of the Bank for U.S. banking regulatory purposes under relevant regulatory capital guidelines, as a result of the treatment of the Series A Preferred Shares as a minority interest in a consolidated subsidiary of the Bank, and (ii) the tax deductibility of the dividends payable on the Series A Preferred Shares, as a result of the Company's qualification as a REIT.

  Each Series A Preferred Share will be exchanged automatically (the "Automatic
Exchange") for one newly issued   % Noncumulative Preferred Shares, Series A,
of the Bank (a "Bank Preferred Share") in the event (i) the Bank becomes less than "adequately capitalized" under regulations established pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended ("FDICIA"), (ii) the Bank is placed into conservatorship or receivership, (iii) the Board of Governors of the Federal Reserve System or appropriate successor federal regulatory agency (the "Board of Governors") directs such exchange in writing because, in its sole discretion and even if the Bank is not less than "adequately capitalized," the Board of Governors anticipates that the Bank may become less than "adequately capitalized" in the near term, or (iv) the Board of Governors in its sole discretion directs in writing an exchange in the event that the Bank has a Tier 1 risk-based capital ratio of less than 5.0% (the "Exchange Event"). CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED BY AN INVESTMENT IN BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH UNDER "THE BANK." See also "Description of Series A Preferred Shares-- Automatic Exchange." The Bank will be considered to be less than "adequately capitalized" under the regulations if it has (i) a Tier 1 leverage ratio of less than 4.0%, (ii) a Tier 1 risk-based capital ratio of less than 4.0%, or
(iii) a total risk-based capital ratio of less than 8.0%. Tier 1 capital consists of common shareholder's equity, noncumulative perpetual preferred stock, and minority interests in consolidated subsidiaries, less certain intangible assets and investments in certain subsidiaries. Total capital consists of Tier 1 capital plus supplementary capital (which includes cumulative perpetual preferred stock, qualifying subordinated debt, and a limited amount of the allowance for loan and lease losses) to the extent such supplementary capital does not exceed 100% of Tier 1 capital, less certain equity investments. For purposes of the regulations, the Bank's capital category is determined as of the most recent date (i) certain quarterly financial reports are required to be filed with the regulators; (ii) a final report of examination has been delivered to the Bank; or (iii) the Bank is notified in writing by the Board of Governors of its capital category or a change in such category. For its fiscal years ended December 31, 1996, 1995 and 1994, the Bank's Tier 1 leverage ratio was 6.65%, 6.44% and 6.60%, its Tier 1 risk-based capital ratio was 7.44%, 7.37% and 7.82%, and its total risk-based capital ratio was 10.74%, 10.86% and 11.22%, respectively. Based on unaudited results, at September 30, 1997, the Bank's Tier 1 leverage ratio was 6.61%, its Tier 1 risk-based capital ratio was 7.38%, and its total risk-based capital ratio was 10.63%. After giving effect to the
Offering, those ratios for September 30, 1997, would have been     %,      %
and     % respectively.

  Initially, a substantial portion of the Mortgage Assets of the Company (the "Initial Mortgage Assets") will consist of obligations issued by the Bank (the "Bank Secured Obligations") that are recourse only to the Securing Mortgage Loans (as defined herein). The Bank Secured Obligations will mature October 1, 2027, and the proceeds thereof (net of obligations and expenses) are expected to be reinvested in additional Mortgage Assets as described in "Business and Strategy--General Description of Mortgage Assets" and "--Management Policies and Programs."

  The principal executive offices of the Company are located at 111 West Monroe Street, Chicago, Illinois 60690, and its telephone number is (312) 461-2121.

                                    THE BANK

  The Bank is a wholly owned subsidiary of Harris Bankcorp, Inc., a multibank holding company incorporated under the laws of the State of Delaware, headquartered in Chicago and registered under the Bank Holding Company Act of 1956, as amended. At September 30, 1997, the Bank was conducting business from 60 domestic branch offices, an international banking facility, and 96 automated teller machines ("ATMs") in the Chicago area. At September 30, 1997, the Bank had total assets of $15.3 billion, total deposits of $10.3 billion, total loans (net of unearned income) of $8.4 billion and total stockholder's equity of $1.3 billion. Harris Bankcorp, Inc., the Bank's parent, is a wholly owned subsidiary of Bankmont Financial Corp., a wholly owned U.S. subsidiary of Bank of Montreal.

  The Bank Preferred Shares will be issued only upon the occurrence of the Exchange Event. The Bank Preferred Shares will not be registered with the Securities and Exchange Commission (the "Commission").

 Summary Consolidated Financial Data

                              NINE MONTHS ENDED
                                SEPTEMBER 30                          YEAR ENDED DECEMBER 31
                            ----------------------     ---------------------------------------------------------------
                               1997        1996           1996           1995        1994           1993       1992
                            ----------  ----------     ----------     ----------  ----------     ----------  ---------
                                                      (DOLLARS IN THOUSANDS)
OPERATIONS DATA:
 Net interest income (FTE
  basis)................... $  326,625  $  299,418     $  403,979     $  360,697  $  345,548     $  331,616  $ 352,102
 Provision for loan
  losses...................     46,555      43,307         57,382         42,756      37,308         52,265     55,326
 Noninterest income........    229,705     192,387        265,500        276,384     257,108        263,126    266,979
 Noninterest expense.......    385,879     329,319(1)     446,446(1)     420,072     468,814(2)     417,862    428,560
 Provision for income
  taxes/FTE adjustment.....     46,540      44,846         62,570         64,967      28,592         45,158     39,834
 Cumulative effect of
  change in accounting for
  income taxes.............        --          --             --             --          --           1,782        --
 Net income................     77,356      74,333        103,081        109,286      67,942         77,675     97,361
FINANCIAL CONDITION DATA
 (PERIOD END):
 Total assets.............. 15,291,169  15,112,902     14,206,666     11,970,485  11,928,006     10,224,452  9,581,034
 Loans receivable, net.....  8,382,298   7,859,330      8,147,180      7,459,857   6,356,771      5,924,320  5,300,023
 Deposits.................. 10,321,268  10,000,953      9,726,205      7,030,551   7,015,586      6,552,316  6,070,590
 Shareholder's equity......  1,250,375   1,156,355      1,192,566        837,241     729,731        734,451    695,134
RATIOS:
 Performance ratios:
   Return on average
    assets.................       0.69%       0.76%          0.77%          0.91%       0.62%          0.79%      0.98%
   Return on average
    equity.................       8.50%      10.47%(1)      10.20%(1)      14.07%       9.49%(2)      11.11%     14.73%
   Net interest margin.....       3.44%       3.56%          3.53%          3.55%       3.94%          3.93%      4.14%
   Noninterest expense to
    average assets.........       2.59%       2.52%          3.34%          3.49%       4.30%          4.23%      4.27%
 Asset quality ratios:
   Nonperforming assets to
    total loans............       0.32%       0.30%          0.23%          0.50%       1.03%          1.06%      1.76%
   Allowance for loan loss
    to nonperforming
    assets.................        404%        468%           586%           251%        139%           152%       100%
   Allowance for loan loss
    to total loans.........       1.28%       1.39%          1.33%          1.26%       1.42%          1.61%      1.77%
   Allowance for loan loss
    to total nonperforming
    loans..................        416%        471%           605%           256%        142%           170%       105%
   Net charge-offs to
    average loans..........       0.78%       0.59%          0.62%          0.57%       0.70%          0.99%      1.03%
 Bank regulatory capital
  ratios:
   Tier 1 leverage ratio...       6.61%       6.69%          6.65%          6.44%       6.60%          7.15%      7.36%
   Tier 1 risk-based ratio.       7.38%       7.39%          7.44%          7.37%       7.82%          8.24%      8.47%
   Total risk-based ratio..      10.63%      10.75%         10.74%         10.86%      11.22%         12.05%     12.48%

--------
(1) In September 1996, legislation was enacted to recapitalize the Savings Association Insurance Fund ("SAIF"). The one-time special assessment of $16.7 million ($10.0 million after-tax) was recorded during third quarter 1996. Excluding the SAIF assessment, return on equity would have been 11.88% and 11.19% for the nine months ended September 30, 1996, and the year ended December 31, 1996, respectively.
(2) In 1994, a one-time $55.3 million charge ($33.4 million after-tax) was recorded resulting from management's decision to absorb the impact of higher interest rates on mortgage-backed securities held in certain customer accounts of HTSB's Securities Lending unit. Excluding the effect of this charge, return on equity would have been 14.16%.

                                  RISK FACTORS

  THE PURCHASE OF SERIES A PREFERRED SHARES OFFERED HEREBY IS SUBJECT TO CERTAIN RISKS. SEE "RISK FACTORS" COMMENCING ON PAGE 14. Among such risks are the following:

  . Because the rate at which dividends are to be paid is fixed and many of the Securing Mortgage Loans have interest rates that are adjustable, a significant decline in interest rates might adversely affect the Company's cash flow and its ability to pay dividends on the Series A Preferred Shares, especially following the maturity of the Initial Mortgage Assets.

  . Dividends on Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors of the Company (the "Board of Directors") does not declare a dividend on the Series A Preferred Shares for any quarterly period, the holders thereof would not be entitled to recover such dividend whether or not funds are or subsequently become available. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividends on the Series A Preferred Shares or no dividends for any quarter notwithstanding that funds are available. To remain qualified as a REIT, however, the Company must distribute annually at least 95% of its "REIT taxable income" to stockholders, and the Company expects that the Board of Directors will declare dividends on the Series A Preferred Shares quarterly.

  . The Bank Secured Obligations will be recourse only to the Securing Mortgage Loans. Accordingly, in the event of a default on the Securing Mortgage Loans, the Company may not receive sufficient payments on the Bank Secured Obligations to make distributions on the Series A Preferred Shares.

  . A decline in the performance and capital levels of the Bank or the placement of the Bank into conservatorship or receivership could lead to the exchange of the Series A Preferred Shares for Bank Preferred Shares, which would represent an investment in the Bank and not in the Company. An investment in the Bank is subject to certain risks that are distinct from the risks associated with an investment in the Company. For example, an investment in the Bank would involve risks relating to the capital levels of and other federal regulatory requirements applicable to the Bank and the performance of the Bank's loan portfolio. In the event of a liquidation of the Bank, the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors will be entitled to a priority of payment over the claims of holders of equity securities such as the Bank Preferred Shares. As a result, if the Bank were to be placed into receivership, the holders of the Bank Preferred Shares likely would receive, if anything, substantially less than they would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Shares. Potential investors in the Series A Preferred Shares should carefully consider the description of the Bank set forth under "The Bank."

  . Although the Series A Preferred Shares will be listed on the New York Stock Exchange, Inc. (the "NYSE"), the Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq Stock Market. Consequently, there can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.

  . As a subsidiary of the Bank, the Company is subject to the risk that federal regulators of the Bank will restrict the ability of the Company to transfer assets, to make distributions to stockholders, including dividends to the holders of Series A Preferred Shares, or to redeem shares of preferred stock of the Company (the "Preferred Stock"). Under certain circumstances, certain of these restrictions could result in the Company's failure to qualify as a REIT.

  . Risks associated with mortgage loans generally, and particularly the geographic concentration of the Securing Mortgage Loans in Illinois and Arizona, could adversely affect the value of the Series A Preferred Shares and the Mortgage Assets held by the Company.

  . If the Company fails to maintain its status as a REIT for federal income tax purposes, it will be subject to corporate income tax.

  . The Company will be dependent in virtually every phase of its operations on the diligence and skill of the officers and employees of the Bank and its affiliates acting on behalf of the Company.

  . Because of the relationship between the Company and the Bank and its affiliates, conflicts of interests may arise between the Company and the Bank and its affiliates.

  . The Company is a newly organized corporation with no operating history.

                                  THE OFFERING

  For a more complete description of the terms of the Series A Preferred Shares specified in the following summary, see "Description of Series A Preferred Shares."

Issuer....................  Harris Preferred Capital Corporation, a newly formed Maryland corporation.

Securities Offered........  10,000,000 Series A Preferred Shares.

Ranking...................  The Series A Preferred Shares rank senior to the Company's Common Stock with respect to dividend rights and rights upon liquidation. Additional shares of Preferred Stock ranking senior to the Series A Preferred Shares may not be issued without the approval of holders of at least 67% of the Series A Preferred Shares. Additional shares of Preferred Stock ranking on a parity with the Series A Preferred Shares may not be issued without the approval of a majority of the Board of Directors and a majority of the Independent Directors (as defined herein).

Dividends.................  Dividends on the Series A Preferred Shares are
                            payable at the rate of      % per annum of the
                            liquidation preference (an amount equal to
                            $       per annum per share), if, when and as
                            declared by the Board of Directors of the Company. If declared, dividends are payable quarterly in arrears on the 30th day of March, June, September and December in each year, commencing December 30, 1997. Dividends accrue in each quarterly period from the first day of such period, whether or not dividends are paid with respect to the preceding period. Dividends on the Series A Preferred Shares are not cumulative and, accordingly, if no dividend is declared on the Series A Preferred Shares by the Company for a quarterly dividend period, holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series A Preferred Shares or the Common Stock. If no dividend is paid on the Series A Preferred Shares for a quarterly dividend period, the payment of dividends on the Common Stock will be prohibited for that period and at least the following three quarterly dividend periods. See "Description of Series A Preferred Shares-- Dividends."

Liquidation Preference....  The liquidation preference for each Series A
                            Preferred Share is $25.00. Upon liquidation, holders of Series A Preferred Shares will additionally be entitled to receive an amount equal to the quarterly accrued and unpaid dividend, if any, thereon. See "Description of Series A Preferred Shares--Rights Upon Liquidation."

Redemption................  The Series A Preferred Shares are not
                            redeemable prior to            , 2002 (except
                            upon the occurrence of a Tax Event, as defined in "Description of Series A Preferred Shares--
                            Redemption"). On and after             , 2002,
                            the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at any time and from time to time, at the liquidation amount thereof, plus the quarterly accrued and unpaid dividend, if any, thereon. Any redemption is subject to the prior written approval of the Board of Governors. Upon the occurrence of a Tax Event, the Company will have the right to redeem the Series A Preferred Shares in whole (but not in part) at a redemption price of $25.00 per share, plus the quarterly accrued and unpaid dividend, if any, thereon. See "Description of Series A Preferred Shares--Redemption." The Series A Preferred Shares are not subject to any sinking fund or mandatory redemption and are not convertible into any other securities of the Company.

Automatic Exchange........  Each Series A Preferred Share will be exchanged automatically for one Bank Preferred Share upon the occurrence of the Exchange Event. See "Description of Series A Preferred Shares-- Automatic Exchange" and "The Bank--Description of Bank Preferred Shares."

Voting Rights.............  Holders of Series A Preferred Shares will not have any voting rights, except as expressly provided herein. On any matter on which holders of the Series A Preferred Shares may vote, each Series A Preferred Share will be entitled to one vote. See "Description of Series A Preferred Shares--Voting Rights."

Ownership Limits..........  Beneficial ownership by any individual of more than 5% of any outstanding series of Preferred Stock, including the Series A Preferred Shares offered hereby, is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

Listing...................  Application has been made for the listing of the Series A Preferred Shares on the NYSE.

Ratings...................  Upon issuance, the Series A Preferred Shares
                            will be rated "   " by Moody's Investors
                            Service, Inc. and "    " by Standard & Poor's
                            Ratings Services. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. See "Ratings."

Use of Proceeds...........  The net proceeds to the Company from the
                            Offering, together with proceeds received as capital contributions from the Bank, will be used to acquire the Initial Mortgage Assets and to pay the expenses of the Offering and the formation of the Company. See "Use of Proceeds."

                                 THE FORMATION

  Prior to or simultaneously with the completion of the Offering, the Company and the Bank will engage in the transactions described under "Certain Transactions Constituting the Formation--The Formation." These transactions are designed (i) to facilitate the Offering, (ii) to provide for the acquisition by the Company of the Initial Mortgage Assets from the Bank, and (iii) to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

  The following diagram outlines the relationship between the Company and the Bank relevant to the Offering following consummation of the Offering:

                                      LOGO

                              BENEFITS TO THE BANK

  The Bank expects to realize the following benefits (which are described in more detail under "Certain Transactions Constituting the Formation--Benefits to the Bank") in connection with the Offering and the other transactions constituting the formation of the Company:

    . The Bank expects that the Series A Preferred Shares will qualify as Tier 1 capital of the Bank for U.S. banking regulatory purposes under relevant regulatory capital guidelines.

    . The dividends payable on the Series A Preferred Shares will be deductible for income tax purposes as a result of the Company's qualification as a REIT.

    . The Bank has advised the Company that the treatment of the Series A Preferred Shares as Tier 1 capital of the Bank and the Company's ability to deduct, for income tax purposes, the dividends payable on the Series A Preferred Shares as a result of the Company's qualification as a REIT will provide the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to issue preferred stock itself.

    . The Bank will receive approximately $     million upon consummation of
  the Offering in connection with the acquisition of the Initial Mortgage
  Assets by the Company (approximately $     million of which represents new
  funds after giving effect to the Bank's expense of purchasing the Company's Common Stock and additional capital contributions).

    . The Bank will be entitled to receive annual advisory and servicing fees and annual dividends in respect of the Common Stock. For the first 12 months following completion of the Offering, these annual fees and
  dividends are anticipated to be approximately $     million.

    . The Bank, as Servicer, also will be entitled to retain any ancillary fees, including, but not limited to, late payment charges, prepayment fees, penalties and assumption fees collected in connection with the mortgage loans serviced by it. In addition, the Bank, as Servicer, will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to mortgage loans serviced by the Servicer.

                             BUSINESS AND STRATEGY

  General. The Company's principal business objective is to acquire, hold, finance and manage Mortgage Assets that will generate net income for distribution to stockholders. Initially, a substantial portion of the assets of the Company will consist of obligations issued by the Bank that are recourse only to the Securing Mortgage Loans. The Company intends to acquire substantially all of its Mortgage Assets from the Bank and/or affiliates of the Bank on terms that are comparable to those that could be obtained by the Company if such Mortgage Assets were purchased from unrelated third parties. The Company may also from time to time acquire Mortgage Assets from unrelated third parties. As of the date of this Prospectus, the Company has not entered into any agreements with third parties with respect to the purchase of Mortgage Assets. Other than with respect to the temporary investment of payments of interest and principal on its Mortgage Assets, the Company anticipates that it will purchase Mortgage Assets from unrelated third parties only if neither the Bank nor any affiliate of the Bank has an amount or type of Mortgage Assets sufficient to meet the requirements of the Company.

  The Company currently intends to maintain at least 90% of its portfolio in Mortgage Assets consisting of the Initial Mortgage Assets and obligations which are comparable to the Initial Mortgage Assets. The Company may, however, invest in other assets eligible to be held by a REIT. The Company's current policy and the Servicing Agreement prohibit the acquisition of any Mortgage Asset constituting an interest in a Mortgage Loan (other than an interest resulting from the acquisition of Mortgage-Backed Securities), which Mortgage Loan (i) is delinquent (more than 30 days past due) in the payment of principal or interest at the time of proposed acquisition; (ii) is or was at any time during the preceding 12 months (a) in nonaccrual status or (b) renegotiated due to financial deterioration of the borrower; or (iii) has been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. Loans that are in a "nonaccrual status" are generally loans that are past due 90 days or more in principal or interest.

  Initial Mortgage Assets. Simultaneously with the consummation of the Offering, the Bank, as owner of the Company's Common Stock, will make a capital contribution to the Company equal to $250 million. The Company will use the aggregate net proceeds (after underwriting discounts and expenses of the
Offering and the formation) of approximately $     million received in
connection with both the Offering and such capital contribution by the Bank to purchase (i) obligations issued by the Bank that are recourse only to the Securing Mortgage Loans (as defined herein) and (ii) Mortgage-Backed Securities. See "Business and Strategy--General Description of Mortgage Assets" and "Use of Proceeds."

  The principal amount of the Bank Secured Obligations will equal approximately 80% of the aggregate outstanding principal amount of the Securing Mortgage Loans. See "Business and Strategy--General Description of Mortgage Assets."

  The Company and the Bank believe that the fair value of the Initial Mortgage Assets will approximately equal the amount that the Company will pay for the Initial Mortgage Assets. However, no third party valuations of the Initial Mortgage Assets have been or will be obtained for purposes of the Offering. See "Risk Factors--No Third Party Valuation of the Mortgage Assets; No Arm's-Length Negotiations with Affiliates."

  Servicing Agreement. The Bank will service the Securing Mortgage Loans and the other Mortgage Loans purchased by the Company on behalf of, and as agent for, the Company and will be entitled to receive fees in connection with the servicing thereof pursuant to the servicing agreement (the "Servicing Agreement"). The Bank in its role as servicer under the Servicing Agreement is hereinafter referred to as the "Servicer." See "Business and Strategy--Servicing."

  Advisory Agreement. The Company will enter into an advisory agreement with the Bank (the "Advisory Agreement") pursuant to which the Bank will administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is hereinafter referred to as the "Advisor." The Advisor will be responsible for (i) monitoring the credit quality of Mortgage Assets held by the Company, (ii) advising the Company with respect to the reinvestment of income from and payments on, and with respect to the acquisition, management, financing and disposition of the Mortgage Assets held by the Company, and (iii) monitoring the Company's compliance with the requirements necessary to qualify as a REIT. The Advisor may from time to time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates. The Advisor may, with the approval of a majority of the Board of Directors, as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. An "Independent Director" is a director who is not a current officer or employee of the Company or a current director, officer or employee of the Bank or any affiliate of the Bank. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement. The Advisor and its personnel have substantial experience in mortgage finance and in the administration of Mortgage Assets.

  The Advisory Agreement has an initial term of one year, and may be renewed for additional one-year periods. The Advisory Agreement may be terminated by the Company at any time upon 60 days' prior written notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company either to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to receive an advisory fee equal to $50,000 per year, payable in equal quarterly installments. See "Management--The Advisor."

  Additional Investments. The Company may from time to time purchase additional Mortgage Assets out of proceeds received in connection with the repayment or disposition of Mortgage Assets, the issuance of additional shares of Preferred Stock or additional capital contributions with respect to the Common Stock. Additional shares of Preferred Stock ranking on a parity with the Series A Preferred Shares may not be issued by the Company without the approval of a majority of the Board of Directors and a majority of the Independent Directors. See "Description of Series A Preferred Shares--Independent Director Approval." The Company does not currently intend to issue any additional shares of Preferred Stock unless it simultaneously receives additional capital contributions from the Bank sufficient to support the issuance of such additional shares of Preferred Stock.

  Management. The Board of Directors will be composed of six members, two of whom will be Independent Directors. Pursuant to the terms of the Series A Preferred Shares, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their approval. The Company currently has six officers. The Company has no other employees and does not anticipate that it will require additional employees. See "Management."

  Newly Formed Entity. As a newly formed entity, the Company has no prior operating history. As of the date hereof, it has $1,000 of assets and stockholder's equity and no indebtedness. Immediately after the issuance by the Company of the Series A Preferred Shares to the public, the contribution of capital by the Bank to the Company and the purchase by the Company of the
Initial Mortgage Assets, the Company will have approximately $    million
represented by Initial Mortgage Assets, $    million of stated capital
attributable to the Series A Preferred Shares, $     of stated capital
attributable to the Common Stock and approximately $    million of additional
paid-in capital. See "Capitalization." The par value of the Series A Preferred Shares is

$.01 per share. Net proceeds received by the Company from the Offering in excess of the aggregate par value of the Series A Preferred Shares is considered additional paid-in capital and may be used by the Company for various corporate purposes, including the payment of dividends. The par value of the Series A Preferred Shares is unrelated to the liquidation preference or the redemption price of such shares.

                           TAX STATUS OF THE COMPANY
  The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. As a REIT, the Company generally will not be subject to federal income tax on net income and capital gains to the extent that it makes sufficient distributions of its income to the holders of its Common Stock and Preferred Stock, including the Series A Preferred Shares, and maintains its qualification as a REIT.

  A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute to stockholders at least 95% of its "REIT taxable income" (not including capital gains). Notwithstanding qualification for taxation as a REIT, the Company may be subject to federal, state and/or local tax. See "Risk Factors--Tax Risks" and "U.S. Federal Income Tax Considerations."

                                 RISK FACTORS

  Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing Series A Preferred Shares in the Offering. This Prospectus contains forward-looking statements that involve risks and uncertainties. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW. IN ADDITION, PROSPECTIVE INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION CONCERNING THE BANK SET FORTH UNDER "THE BANK."

INTEREST RATE RISK

  The Company's income will consist primarily of interest payments on the Mortgage Assets held by it. If there is a significant decline in interest rates at a time when the Company must reinvest payments of interest and principal in respect of its Mortgage Assets, the Company may find it difficult to purchase additional Mortgage Assets that generate sufficient income to support payment of dividends on the Series A Preferred Shares. Because the rate at which dividends, if, when and as authorized and declared, are payable on the Series A Preferred Shares is fixed, there can be no assurance that an interest rate environment in which there is a significant decline in interest rates would not adversely affect the Company's ability to pay dividends on the Series A Preferred Shares.

DIVIDENDS NOT CUMULATIVE

  Dividends on the Series A Preferred Shares are not cumulative. Consequently, if the Board of Directors does not declare a dividend on the Series A Preferred Shares for any quarterly period, the holders of the Series A Preferred Shares would not be entitled to recover such dividend whether or not funds are or subsequently become available. The Board of Directors may determine, in its business judgment, that it would be in the best interests of the Company to pay less than the full amount of the stated dividend on the Series A Preferred Shares or no dividend for any quarter notwithstanding that funds are available. Factors that may be considered by the Board of Directors in making this determination are the Company's financial condition and capital needs, the impact of legislation and regulations as then in effect or as may be proposed, economic conditions, and such other factors as the Board of Directors may deem relevant. Notwithstanding the foregoing, to remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (not including capital gains) to stockholders. See "-- Tax Risks" and "U.S. Federal Income Tax Considerations--Taxation of the Company--Organizational Requirements."

LIMITED RECOURSE NATURE OF CERTAIN MORTGAGE ASSETS

  A substantial portion of the Initial Mortgage Assets will consist of Bank Secured Obligations. The Bank Secured Obligations will be recourse only to the Securing Mortgage Loans, which will be assigned to the Company by the Bank and will be secured by real property. In the event of nonpayment of interest or default on the Bank Secured Obligations, the Company's only recourse will be to exercise its rights under the Securing Mortgage Loans, either directly or through the Bank as Servicer. It is anticipated that additional Mortgage Assets acquired by the Company will consist of similar limited recourse obligations.

CERTAIN RISKS ASSOCIATED WITH THE BANK

  The purchase of Series A Preferred Shares involves risk with respect to the performance and capital levels of the Bank. A decline in the performance and capital levels of the Bank or the placement of the Bank into conservatorship or receivership could result in the exchange of the Series A Preferred Shares for Bank Preferred Shares, which would be an investment in the Bank and not in the Company. As a result, holders of Series A Preferred Shares would become preferred stockholders of the Bank at a time when the Bank's financial condition was deteriorating or when the Bank had been placed into conservatorship or receivership. If an Exchange Event occurs, the Bank would likely be prohibited from paying dividends on the Bank Preferred Shares. An investment in the Bank is also subject to certain risks that are distinct from the risks associated with an investment in the

Company. For example, an investment in the Bank would involve risks relating to the capital levels of, and other federal regulatory requirements applicable to, the Bank, and the performance of the Bank's loan portfolio. An investment in the Bank is also subject to the general risks inherent in equity investments in depository institutions. In the event of a liquidation of the Bank, the claims of depositors and secured, senior, general and subordinated creditors of the Bank would be entitled to a priority of payment over the claims of holders of equity interests such as the Bank Preferred Shares. As a result, if the Bank were to be placed into receivership, the holders of the Bank Preferred Shares likely would receive, if anything, substantially less than they would have received had the Series A Preferred Shares not been exchanged for Bank Preferred Shares. Potential investors in the Series A Preferred Shares should carefully consider the description of the Bank set forth under "The Bank." See also "Description of Series A Preferred Shares-- Automatic Exchange."

BANK PREFERRED SHARES WILL NOT BE LISTED ON ANY EXCHANGE

  Although the Series A Preferred Shares will be listed on the NYSE, the Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq Stock Market. Consequently, there can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.

DIVIDEND AND OTHER REGULATORY RESTRICTIONS ON OPERATIONS OF THE COMPANY

  Because the Company is a subsidiary of the Bank, banking regulatory authorities will have the right to examine the Company and its activities. Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, such regulatory authorities will have the authority to restrict the ability of the Company to transfer assets, to make distributions to its stockholders (including dividends to the holders of Series A Preferred Shares, as described below), or to redeem shares of Preferred Stock, or even to require the Bank to sever its relationship with or divest its ownership of the Company. Such actions could potentially result in the Company's failure to qualify as a REIT.

  Payment of dividends on the Series A Preferred Shares could also be subject to regulatory limitations if the Bank became less than "adequately capitalized" for purposes of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). Less than "adequately capitalized" is currently defined as having (i) a total risk-based capital ratio of less than 8.0%, (ii) a Tier 1 risk-based capital ratio of less than 4.0%, or (iii) a Tier 1 leverage ratio of less than 4.0% (or 3.0% under certain circumstances not currently applicable to the Bank). Based on unaudited results, at September 30, 1997, the Bank's total risk-based capital ratio was 10.63%, its Tier 1 risk-based capital ratio was 7.38% and its Tier 1 leverage ratio was 6.61%. Such ratios, adjusted to give effect to the sale of Series A Preferred
Shares in the Offering, would be     %,     % and     %, respectively.

  If the Automatic Exchange occurs, the Bank would likely be prohibited from paying dividends on the Bank Preferred Shares. In all circumstances following the Automatic Exchange, the Bank's ability to pay dividends would be subject to various restrictions under applicable regulations. Furthermore, in the event the Bank is placed into conservatorship or receivership (whether before or after the Automatic Exchange), the Bank would be unable to pay dividends on the Bank Preferred Shares. In addition, in the event of a liquidation of the Bank, the claims of the Bank's depositors and of its secured, senior, general and subordinated creditors would be entitled to a priority of payment over the dividend and other claims of holders of equity interests such as the Bank Preferred Shares.

GEOGRAPHIC CONCENTRATION

  Certain geographic regions of the United States may from time to time experience natural disasters or weaker regional economic conditions and housing markets, and, consequently, may experience higher rates of loss and delinquency on Mortgage Loans generally. Any concentration of the Mortgage Loans in such a region may present risks in addition to those generally present with respect to mortgage loans. The Company currently anticipates that a substantial portion of the residential properties underlying the Securing Mortgage Loans and the other Mortgage Loans purchased by the Company will be located in Illinois and Arizona. These Mortgage Loans may be subject to a greater risk of default than other comparable Mortgage Loans in the event of adverse economic, political or business developments or natural hazards that may affect such region and the ability of property owners in such region to make payments of principal and interest on the underlying mortgages.

TAX RISKS

  Adverse Consequences of Failure to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT under the Code. Although the Company believes that it will be owned and organized and will operate in such a manner, and Chapman and Cutler will render certain opinions, described under "U.S. Federal Income Tax Considerations," regarding the Company's qualification as a REIT, no assurance can be given that the Company will be able to operate in such a manner so as to qualify as a REIT or to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances, not entirely within the Company's control and not addressed by the opinion of Chapman and Cutler, may affect the Company's ability to qualify as a REIT. Although the Company is not aware of any proposal in Congress to amend the tax laws in a manner that would materially and adversely affect the Company's ability to operate as a REIT, no assurance can be given that new legislation or new regulations, administrative interpretations or court decisions will not significantly change the tax laws in the future with respect to qualification as a REIT or the federal income tax consequences of such qualification.

  The Company is relying on the opinion of Chapman and Cutler, counsel to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. Such legal opinion is not binding on the Internal Revenue Service (the "IRS") or the courts and no assurance can be given that such opinion will not be challenged by the IRS.

  If in any taxable year the Company fails to qualify as a REIT, the Company would not be allowed a deduction for distributions to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. As a result, the amount available for distribution to the Company's stockholders including the holders of the Series A Preferred Shares, would be reduced for the year or years involved. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. A failure of the Company to qualify as a REIT would not necessarily give the Company the right to redeem the Series A Preferred Shares, nor would it give the holders of the Series A Preferred Shares the right to have their shares redeemed. See "Description of Series A Preferred Shares--Redemption."

  Notwithstanding that the Company currently intends to operate in a manner designed to enable it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause the Company to determine that it is in the best interest of the Company and the holders of its Common Stock and Preferred Stock to revoke the REIT election. As long as any Series A Preferred Shares are outstanding, any such determination by the Company may not be made without the approval of a majority of the Independent Directors. The tax law prohibits the Company from electing treatment as a REIT for the four taxable years following the year of such revocation. See "U.S. Federal Income Tax Considerations."

  REIT Requirements with Respect to Stockholder Distributions. To qualify as a REIT under the Code, the Company generally will be required each year to distribute as dividends to its stockholders at least 95% of its "REIT taxable income" (excluding capital gains). Failure to comply with this requirement would result in the Company's income being subject to tax at regular corporate rates. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions considered as paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income for the calendar year, 95% of its capital gains net income for the calendar year and any undistributed taxable income from prior periods. Under certain circumstances, banking regulatory authorities may restrict the ability of the Company, as a subsidiary of the Bank, to make distributions to its stockholders. Such a restriction could result in the Company's failure to meet REIT requirements with respect to stockholder distributions. See "--Dividend and Other Regulatory Restrictions on Operations of the Company."

  Redemption upon Occurrence of a Tax Event. At any time following the occurrence of a Tax Event (as defined under "Description of Series A Preferred
Shares--Redemption"), even if such Tax Event occurs prior to            ,
2002, the Company will have the right to redeem the Series A Preferred Shares in whole but not in part. The occurrence of a Tax Event will not, however, give the holders of the Series A Preferred Shares any right to have such shares redeemed. See "Description of Series A Preferred Shares--Redemption."

  Automatic Exchange upon Occurrence of the Exchange Event. Upon the occurrence of the Exchange Event, the outstanding Series A Preferred Shares will be automatically exchanged on a one-for-one basis into Bank Preferred Shares. See "Description of Series A Preferred Shares--Automatic Exchange." Assuming, as is anticipated to be the case, that the Bank Preferred Shares are nonvoting, the Automatic Exchange will be taxable, and each holder of Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Shares received in the Automatic Exchange. Assuming that such holder's Series A Preferred Shares were held as capital assets prior to the Automatic Exchange, any gain or loss will be capital gain or loss. See "U.S. Federal Income Tax Considerations--Tax Treatment of Automatic Exchange."

DEPENDENCE UPON THE ADVISOR AND SERVICER

  The Company will be dependent for the selection, structuring and monitoring of its Mortgage Assets on the diligence and skill of the officers and employees of the Advisor. See "Management." In addition, the Company will be dependent upon the expertise of the Servicer for the servicing of the Mortgage Loans. The Advisor may subcontract all or a portion of its obligations under the Advisory Agreement, and the Servicer may subcontract all or a portion of its obligations under the Servicing Agreement, to one or more affiliates, and under certain conditions to non-affiliates, involved in the business of managing Mortgage Assets. In the event the Advisor or the Servicer subcontracts its obligations in such a manner, the Company will be dependent upon the subcontractor to provide services. See "Management--The Advisor" and "Business and Strategy--Servicing."

RELATIONSHIP WITH THE BANK AND ITS AFFILIATES; CONFLICTS OF INTEREST

  The Bank and its affiliates are involved in virtually every aspect of the Company's existence. The Bank is the sole holder of the Common Stock of the Company and will administer the day-to-day activities of the Company in its role as Advisor under the Advisory Agreement. The Bank will also act as Servicer of the Mortgage Loans on behalf of the Company under the Servicing Agreement. In addition, other than the Independent Directors, all of the officers and directors of the Company are also officers and/or directors of the Bank and/or affiliates of the Bank. As the holder of all of the outstanding voting stock of the Company, the Bank will have the right to elect all directors of the Company, including the Independent Directors.

  The Bank and its affiliates may have interests which are not identical to those of the Company. Consequently, conflicts of interest may arise with respect to transactions, including without limitation, the acquisition of the Initial Mortgage Assets; future acquisitions of Mortgage Assets from the Bank and/or affiliates of the Bank; servicing of Mortgage Loans; future dispositions of Mortgage Assets to the Bank; and the renewal, termination or modification of the Advisory Agreement or the Servicing Agreement. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank and/or its affiliates, on the other hand, are fair to all parties and consistent with market terms, including prices paid and received for the Initial Mortgage Assets, on the acquisition or disposition of Mortgage Assets by the Company or in connection with the servicing of Mortgage Loans. The requirement in the terms of the Series

A Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and the Bank and its affiliates. However, there can be no assurance that such agreements or transactions will be on terms as favorable to the Company as those that could have been obtained from unaffiliated third parties. See "Business and Strategy--Management Policies and Programs-- Conflict of Interest Policies."

NO OPERATING HISTORY

  The Company is a newly organized corporation with no operating history and no revenues to date.

NO CREDIT ENHANCEMENT OR SPECIAL HAZARD INSURANCE

  The Bank generally does not intend to obtain credit enhancements such as mortgagor bankruptcy insurance or to obtain special hazard insurance for the Mortgage Assets, other than standard hazard insurance, which will in each case only relate to individual Mortgage Loans. Accordingly, during the time it holds the Mortgage Assets for which third party insurance is not obtained, the Company will be subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In addition, in the event of a default on any Mortgage Loan, the Company would bear the risk of loss of principal to the extent of any deficiency between (i) the value of the related mortgaged property, plus any payments from the borrower or an insurer (or guarantor in the case of Commercial Mortgage Loans) and (ii) the amount owing on the Mortgage Loan.

REAL ESTATE MARKET CONDITIONS

  The results of the Company's operations will be affected by various factors, many of which are beyond the control of the Company, such as: (i) local and other economic conditions affecting real estate value, particularly in Illinois and Arizona, (ii) the level of interest income generated by the Mortgage Assets, (iii) the market value of such Mortgage Assets and (iv) the supply of and demand for such Mortgage Assets. Further, there can be no assurance that the value of the Initial Mortgage Assets or the values of properties securing such Mortgage Assets, have remained or will remain at the levels existing on the dates of origination of such Mortgage Assets.

DELAYS IN LIQUIDATING DEFAULTED MORTGAGE LOANS

  Even assuming that the mortgaged properties underlying the Mortgage Assets held by the Company provide adequate security for such Mortgage Assets, substantial delays could be encountered in connection with the liquidation of defaulted Mortgage Loans, with corresponding delays in the receipt of related proceeds by the Company. An action to foreclose on a mortgaged property securing a Mortgage Loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if defenses or counterclaims are interposed, sometimes requiring several years to complete. In Illinois, nonjudicial sales of mortgaged properties are not allowed, requiring a judicial action to foreclose. Furthermore, in some states (not including Illinois), an action to obtain a deficiency judgment is not permitted following a nonjudicial sale of a mortgaged property. In the event of a default by a mortgagor, these restrictions, among other things, may impede the ability of the Bank to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on the related Mortgage Loan. In addition, the Servicer will be entitled to deduct from collections received all expenses reasonably incurred in attempting to recover amounts due and not yet repaid on liquidated Mortgage Loans, including legal fees and costs of legal action, real estate taxes, insurance and maintenance and preservation expenses, thereby reducing amounts available with respect to the Mortgage Loans.

LEGAL CONSIDERATIONS

  Applicable state laws generally regulate interest rates and other charges and require certain disclosures to borrowers. In addition, most states have other laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and practices which may apply to the servicing and collection of the Mortgage Loans. Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these laws, policies and principles may limit the ability of the Bank to collect all or part of the principal of or interest on the Mortgage Loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Bank to damages and administrative sanctions.

SPECIAL RISKS RELATING TO COMMERCIAL MORTGAGE LOANS

  The Initial Mortgage Assets will not contain or be secured by any Commercial Mortgage Loans. In the future, however, the Company may acquire interests in Commercial Mortgage Loans. Commercial Mortgage Loans have certain distinct risks. The Company's current policy is not to acquire any interest in a Commercial Mortgage Loan if Commercial Mortgage Loans would constitute more than 5% of the total book value of the Mortgage Assets of the Company at the time of its acquisition. Commercial Mortgage Loans generally lack standardized terms, which may complicate their structure. Commercial real estate properties themselves tend to be unique and are more difficult to value than residential real estate properties. Commercial Mortgage Loans also tend to have shorter maturities than Residential Mortgage Loans and may not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. In addition, commercial real estate properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties and to the corresponding burdens and costs of compliance with environmental laws and regulations. See "--Environmental Considerations." Also, there may be costs and delays involved in enforcing rights of a property owner against tenants in default under the terms of leases with respect to commercial properties. For example, tenants may seek the protection of the bankruptcy laws, which could result in termination of lease contracts.

ENVIRONMENTAL CONSIDERATIONS

  In the event that the Company is forced to foreclose on a defaulted Mortgage Loan to recover its investment in such Mortgage Loan, the Company may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although the Company intends to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof (as defined by state and federal laws and regulations) may be discovered on properties during the Company's ownership or after a sale thereof to a third party. If such hazardous substances are discovered on a property which the Company has acquired through foreclosure or otherwise, the Company may be required to remove those substances and clean up the property. There can be no assurance that in such a case the Company would not incur full recourse liability for the entire costs of any removal and clean-up, that the cost of such removal and clean-up would not exceed the value of the property or that the Company could recoup any of such costs from any third party. The Company may also be liable to tenants and other users of neighboring properties. In addition, the Company may find it difficult or impossible to sell the property prior to or following any such clean-up.

RISK OF FUTURE REVISIONS IN POLICIES AND STRATEGIES BY BOARD OF DIRECTORS

  The Board of Directors has established the investment policies and operating policies and strategies of the Company, certain of which are described in this Prospectus. These policies may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. The ultimate effect of any change in the policies and strategies of the Company on a holder of Series A Preferred Shares may be positive or negative. See "Business and Strategy--Management Policies and Programs."

RISKS ASSOCIATED WITH LEVERAGE

  Although the Company does not currently intend to incur any indebtedness in connection with the acquisition and holding of Mortgage Assets, the Company may do so at any time (although indebtedness in excess of 25% of the Company's total stockholders' equity may not be incurred without the approval of a majority of the Independent Directors of the Company). To the extent the Company were to change its policy with respect to the incurrence of indebtedness, the Company would be subject to risks associated with leverage, including, without limitation, changes in interest rates and prepayment risk.

NO THIRD PARTY VALUATION OF THE MORTGAGE ASSETS; NO ARM'S-LENGTH NEGOTIATIONS WITH AFFILIATES

  The Company and the Bank intend that the fair value of the Initial Mortgage Assets will approximately equal the amount (approximately $ million) that the Company will pay for the Initial Mortgage Assets. However, no third party valuations were obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Mortgage Assets will not differ from the amount payable by the Company.

  In addition, it is not anticipated that third party valuations will be obtained in connection with future acquisitions and dispositions of Mortgage Assets even in circumstances where an affiliate of the Company is selling the Mortgage Assets to, or purchasing the Mortgage Assets from, the Company. Accordingly, although the Company and the Bank intend that future acquisitions or dispositions of Mortgage Assets be on a fair value basis, there can be no assurance that the consideration to be paid (or received) by the Company to (or from) the Bank or any of its affiliates in connection with future acquisitions or dispositions of Mortgage Assets will not differ from the fair value of such Mortgage Assets.

NO PRIOR MARKET FOR SERIES A PREFERRED SHARES

  Prior to the Offering, there has been no public market for the Series A Preferred Shares, and there can be no assurance that an active trading market will develop or be sustained or that the Series A Preferred Shares may be resold at or above the initial public offering price.

                                  THE COMPANY

  The Company is a newly formed Maryland corporation created for the purpose of providing investors with the opportunity to invest in residential mortgages and other real estate assets. The Company's principal business objective is to acquire, hold, finance and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company anticipates that a substantial portion of its Mortgage Assets will consist of obligations of the Bank that are recourse only to the Securing Mortgage Loans.

  Generally, the Company expects that it will acquire its Mortgage Assets from the Bank and affiliates of the Bank. The Bank will administer the day-to-day operations of the Company in its role as Advisor under the Advisory Agreement. All of the Common Stock of the Company is owned by the Bank. The Company will elect to be subject to tax as a REIT under the Code, and will generally not be subject to federal income tax to the extent that it distributes its earnings to its stockholders and maintains its qualification as a REIT. For a further description of the operations of the Company, see "Business and Strategy," "Management," "Risk Factors" and "U.S. Federal Income Tax Considerations."

  The Series A Preferred Shares will be exchanged automatically on a one-for-one basis for Bank Preferred Shares upon the occurrence of the Exchange Event. CONSEQUENTLY, AN INVESTMENT IN SERIES A PREFERRED SHARES COULD BE REPLACED BY AN INVESTMENT IN BANK PREFERRED SHARES AT A TIME WHEN THE BANK'S FINANCIAL CONDITION IS DETERIORATING OR WHEN THE BANK HAS BEEN PLACED INTO CONSERVATORSHIP OR RECEIVERSHIP. POTENTIAL INVESTORS IN THE SERIES A PREFERRED SHARES, THEREFORE, SHOULD CAREFULLY CONSIDER THE DESCRIPTION OF THE BANK SET FORTH UNDER "THE BANK." See also "Description of Series A Preferred Shares-- Automatic Exchange."

                                USE OF PROCEEDS

  The gross proceeds to the Company from the sale of the Series A Preferred Shares offered hereby will be $250 million. Simultaneously with the consummation of the Offering, the Bank will make capital contributions to the Company with respect to its Common Stock equal to $250 million. The Company
will use the aggregate net proceeds of approximately $    million (after
expenses of the Offering and the formation) received in connection with both the Offering and such capital contributions by the Bank to acquire the Initial Mortgage Assets from the Bank upon the consummation of the Offering. See "Business and Strategy."

  The following table illustrates the use of proceeds by the Company from the sale of the Series A Preferred Shares offered hereby and the capital contributions by the Bank described above.

      Gross proceeds from the Offering of Series A Preferred
       Shares.....................................................  $250,000,000
      Gross proceeds from the capital contributions by the Bank...   250,000,000
      Underwriting discount and expenses..........................
                                                                    ------------
      Net proceeds to be applied to the acquisition of the Initial
       Mortgage Assets from the Bank..............................  $
                                                                    ============

  The Bank will not receive any transaction fees upon consummation of the Offering, including any advance payment in respect of advisory or servicing fees.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of
                , 1997 (the date of the most recent audited financial statement of the Company) and as adjusted to reflect (i) the consummation of the Offering and (ii) the transactions described in "Certain Transactions Constituting the Formation--The Formation" and the use of the proceeds therefrom as described under "Use of Proceeds."

                                                                 , 1997
                                                         -------------------
                                                                       AS
                                                         ACTUAL     ADJUSTED
                                                         -------    --------
                                                          (IN THOUSANDS)
DEBT
  Total long-term debt..................................     --          --
STOCKHOLDERS' EQUITY
  Preferred Stock, $.01 par value per share; none
   authorized, issued and outstanding, actual; and
   20,000,000 shares authorized, 10,000,000 shares
   issued and outstanding, as adjusted..................     --     $250,000
  Common Stock, $1.00 par value; 1,000 shares
   authorized, 1,000 shares issued and outstanding,
   actual and as adjusted............................... $     1(1)        1
  Capital contributed in excess of par..................     --             (1)
                                                         -------    --------
    Total stockholders' equity..........................       1
                                                         -------    --------
TOTAL CAPITALIZATION.................................... $     1    $
                                                         =======    ========

--------
(1) The Company was formed with an initial capitalization of $1,000. Immediately prior to the consummation of the Offering, the Bank will make capital contributions to the Company equal to $250 million. Upon consummation of the Offering, the Common Stock capital amount will equal
    $1,000. The additional paid-in capital of $    million represents (i) the
    total capital contributions made by the Bank to the Company minus the aggregate underwriting discount and Offering and organization expenses and
    (ii) the full $250 million raised in the Offering minus the aggregate $ million par value of the Series A Preferred Shares.

                             BUSINESS AND STRATEGY

GENERAL

  The Company's principal business objective is to acquire, hold, finance and manage Mortgage Assets that will generate net income for distribution to stockholders. The Company will acquire the Initial Mortgage Assets from the
Bank for an aggregate purchase price of approximately $    million. See
"Certain Transactions Constituting the Formation--The Formation."

  In order to preserve its status as a REIT under the Code, substantially all of the assets of the Company will consist of the Initial Mortgage Assets and other qualified REIT real estate assets of the type set forth in Section 856(c)(6)(B) of the Code. See "U.S. Federal Income Tax Considerations."

DIVIDEND POLICY

  The Company currently expects to pay an aggregate amount of dividends with respect to its outstanding shares of capital stock equal to not less than 95% of the Company's "REIT taxable income" (excluding capital gains). In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its "REIT taxable income" (excluding capital gains) to stockholders. The Company anticipates that none of the dividends on the Series A Preferred Shares and none or no material portion of the dividends on the Common Stock will constitute non-taxable returns of capital.

  Dividends will be declared at the discretion of the Board of Directors after considering the Company's distributable funds, financial requirements, tax considerations and other factors.


  There are several limitations on the Company's ability to pay dividends on the Common Stock (none of which should adversely affect the legal right of the Company to pay dividends in respect of the Series A Preferred Shares). First, under the Company's current dividend policy, the Company may not make any distribution in respect of the Common Stock with respect to any year to the extent that, after taking into account such proposed distribution, total cash or property distributions on the Company's outstanding shares of Preferred Stock and Common Stock with respect to that year would exceed 105% of the Company's "REIT taxable income" (excluding capital gains) for that year plus net capital gains of the Company for that year. This policy regarding the limitations on payment of dividends in respect of Common Stock may not be modified without the approval of a majority of the Independent Directors. Second, if the Company fails to declare and pay full dividends on the Series A Preferred Shares in any dividend period, the Company may not make any dividends or other distributions with respect to the Common Stock, until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid for three consecutive dividend periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive dividend period. See "Description of Series A Preferred Shares--Dividends." Third, Maryland law provides that dividends may not be paid on the capital stock of the Company if, after giving effect to the dividends: (i) the Company would not be able to pay indebtedness of the Company as the indebtedness becomes due in the usual course of business; or (ii) the Company's total assets would be less than the sum of the Company's total liabilities plus, unless the Charter permits otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. It is, however, possible that these limitations on the Company's ability to pay dividends on the Common Stock could affect the ability of the Company to qualify as a REIT for federal income tax purposes. See "U.S. Federal Income Tax Considerations--Taxation of the Company-- Organizational Requirements."

  In the event that the Bank were to pay dividends on the Bank Preferred Shares, such dividends would be paid out of the Bank's capital surplus.

  Under certain circumstances, including any determination that the Bank's relationship to the Company results in an unsafe and unsound banking practice, banking regulatory authorities will have additional authority to restrict the ability of the Company to make dividend payments to its stockholders.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's principal liquidity need will be to fund the acquisition of additional Mortgage Assets as Mortgage Assets held by the Company are repaid. The acquisition of such additional Mortgage Assets will be funded with the proceeds of principal repayments on its current portfolio of Mortgage Assets. The Company does not anticipate that it will have any other material capital expenditures. The Company believes that cash generated from the payment of interest and principal on the Securing Mortgage Loans will enable full payments to be made on the Bank Secured Obligations and that such payments along with payments with respect to the other Mortgage Assets held by the Company will provide the Company with sufficient funds to meet its operating requirements and to pay dividends in accordance with the requirements to be taxed as a REIT for the foreseeable future.

GENERAL DESCRIPTION OF MORTGAGE ASSETS

  Initial Mortgage Assets. It is anticipated that approximately $358 million of the Company's initial assets will consist of obligations issued by the Bank that are recourse only to the underlying Mortgage Loans (the "Securing Mortgage Loans") and will also include approximately $133 million of Mortgage-Backed Securities (the "Initial Mortgage-Backed Securities"). The principal amount of the Bank Secured Obligations will equal approximately 80% of the principal amount of the Securing Mortgage Loans.

  Residential Mortgage Loans. The Bank may from time to time directly acquire or originate both conforming and nonconforming Residential Mortgage Loans. Conventional conforming Residential Mortgage Loans comply with the requirements for inclusion in a loan guarantee program sponsored by either the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("Fannie Mae"). Under current regulations, the maximum principal balance allowed on conforming Residential Mortgage Loans ranges from $214,600 ($310,500 for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for one-unit residential loans to $397,800 ($596,700 for Residential Mortgage Loans secured by mortgaged properties located in either Alaska or Hawaii) for four-unit residential loans. Nonconforming Residential Mortgage Loans are Residential Mortgage Loans that do not qualify in one or more respects for purchase by Fannie Mae or FHLMC under their standard programs. The nonconforming Residential Mortgage Loans that the Company purchases will be nonconforming generally because they have original principal balances which exceed the limits for FHLMC or Fannie Mae programs. The Company's nonconforming Residential Mortgage Loans are expected to meet the requirements for sale to national private mortgage conduit programs or other investors in the secondary mortgage market.

  Each Residential Mortgage Loan will be evidenced by a promissory note secured by a mortgage or deed of trust or other similar security instrument creating a first lien on single-family (one- to four-unit) residential properties, including stock allocated to a dwelling unit in a residential cooperative housing corporation. Residential real estate properties underlying Residential Mortgage Loans consist of individual dwelling units, individual cooperative apartment units, individual condominium units, two- to four-family dwelling units, planned unit developments and townhouses. The Company currently expects that most of the Residential Mortgage Loans to be acquired by it will be adjustable rate Mortgage Loans; however, the Company may also purchase fixed rate Residential Mortgage Loans.

  Mortgage-Backed Securities. The Company may from time to time acquire fixed-rate or variable-rate Mortgage-Backed Securities representing interests in pools of Mortgage Loans. A portion of any such Mortgage-Backed Securities may have been originated by the Bank by exchanging pools of Mortgage Loans for the Mortgage-Backed Securities. The Mortgage Loans underlying the Mortgage-Backed Securities will be secured by single-family residential properties located throughout the United States.

  The Company intends to acquire only investment grade Mortgage-Backed Securities issued by agencies of the federal government or government sponsored agencies, such as FHLMC, Fannie Mae and the Government

National Mortgage Association ("GNMA"). The Company does not intend to acquire any interest-only, principal-only or similar speculative Mortgage-Backed Securities.

  Commercial Mortgage Loans. While no Commercial Mortgage Loans will be included in the Initial Mortgage Assets, the Company may from time to time in the future acquire Commercial Mortgage Loans secured by industrial and warehouse properties, recreational facilities, office buildings, retail space and shopping malls, hotels and motels, hospitals, nursing homes or senior living centers. The Company's current policy is not to acquire any interest in a Commercial Mortgage Loan if Commercial Mortgage Loans would constitute more than 5% of the Company's Mortgage Assets immediately following such acquisition. Unlike Residential Mortgage Loans, Commercial Mortgage Loans generally lack standardized terms. Commercial Mortgage Loans may also not be fully amortizing, meaning that they may have a significant principal balance or "balloon" payment due on maturity. Moreover, commercial properties, particularly industrial and warehouse properties, are generally subject to relatively greater environmental risks than non-commercial properties, generally giving rise to increased costs of compliance with environmental laws and regulations. See "Risk Factors--Special Risks Relating to Commercial Mortgage Loans" and "--Environmental Considerations." There is no requirement regarding the percentage of any commercial real estate property that must be leased at the time the Bank acquires a Commercial Mortgage Loan secured by such commercial real restate property, and there is no requirement that Commercial Mortgage Loans have third party guarantees.

  The credit quality of a Commercial Mortgage Loan may depend on, among other factors, the existence and structure of underlying leases, the physical condition of the property (including whether any maintenance has been deferred), the creditworthiness of tenants, the historical and anticipated level of vacancies and rents on the property and on other comparable properties located in the same region, potential or existing environmental risks, the availability of credit to refinance the Commercial Mortgage Loan at or prior to maturity and the local and regional economic climate in general. Foreclosures of defaulted Commercial Mortgage Loans are generally subject to a number of complicating factors, including environmental considerations, which are generally not present in foreclosures of Residential Mortgage Loans. See "Risk Factors--Special Risks Relating to Commercial Mortgage Loans" and "-- Environmental Considerations."

  Other Real Estate Assets. The Company may invest up to 5% of the total value of its portfolio in assets eligible to be held by REITs other than those described above. In addition to Commercial Mortgage Loans and Mortgage Loans secured by multi-family properties, such assets could include cash, cash equivalents and securities, including shares or interests in other REITs and partnership interests.

DESCRIPTION OF THE BANK SECURED OBLIGATIONS

  Simultaneously with the consummation of the Offering, the Company will acquire the Bank Secured Obligations pursuant to the terms of a loan agreement with the Bank (the "Bank Loan Agreement"). The Bank Secured Obligations will be recourse only to the Securing Mortgage Loans that are secured by real property. The Bank Secured Obligations will mature on October 1, 2027. The principal amount of the Bank Secured Obligations will equal approximately 80% of the aggregate of the outstanding principal amount of the Securing Mortgage
Loans. The Bank Secured Obligations will initially pay interest at    % per
annum. Payments of interest will be made monthly out of payments on the Securing Mortgage Loans. Pursuant to an agreement between the Company and the Bank (the "Mortgage Loan Assignment Agreement"), the Company through the Bank as agent will receive all scheduled payments made on the Securing Mortgage Loans, will retain a portion of any such payments equal to the amount due on the Bank Secured Obligations and will remit the balance, if any, to the Bank. The Company will also retain approximately 80% of any prepayments of principal in respect of the Securing Mortgage Loans and will apply such amounts as a prepayment on the Bank Secured Obligations. Repayment of the Bank Secured Obligations will be secured by an assignment of the Securing Mortgage Loans to the Company pursuant to the Mortgage Loan Assignment Agreement. The assignment of the Securing Mortgage Loans by the Bank to the Company will be without recourse. The Company will have a security interest in the real property securing the Securing Mortgage Loans and, subject to fulfilling certain procedural requirements under state law, will be entitled to enforce payment on the Securing Mortgage Loans in its own name if a mortgagor should default. In the event of such a default, the Company would have the same rights as the original mortgagee to foreclose the mortgaged property and satisfy the obligations of the Bank out of the proceeds. The Securing Mortgage Loans will be administered by the Servicer, as agent of the Company, and the Company will have the right to perfect its security interest in the Securing Mortgage Loans. Following repayment of the Bank Secured Obligations, the Company will reassign its interest in any outstanding Securing Mortgage Loans (without recourse or warranty) and deliver them to, or as directed by, the Bank.

MANAGEMENT POLICIES AND PROGRAMS

  In administering the Company's Mortgage Assets, the Advisor has a high degree of autonomy. The Board of Directors, however, has adopted certain policies to guide administration of the Company and the Advisor with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of the Board of Directors (in certain circumstances subject to the approval of a majority of the Independent Directors) without a vote of the Company's stockholders, including holders of the Series A Preferred Shares. See also "-- Dividend Policy."

  Asset Acquisition and Disposition Policies. Subsequent to the acquisition of the Initial Mortgage Assets, the Company anticipates that it will from time to time purchase additional Mortgage Assets out of proceeds received in connection with the repayment or disposition of Mortgage Assets, or the issuance of additional shares of Preferred Stock or the contribution of additional capital by the Bank. The Company intends to acquire all or substantially all of such Mortgage Assets from the Bank and/or affiliates of the Bank, on terms that are comparable to those that could be obtained by the Company if such Mortgage Assets were purchased from unrelated third parties. The Company currently anticipates that the Mortgage Assets that it purchases will include those secured by Residential Mortgage Loans, as described in "-- General Description of Mortgage Assets," and those secured by Mortgage-Backed Securities, although if the Bank and/or any of its affiliates develop additional Mortgage Asset products, the Company may purchase such additional types of Mortgage Assets. In addition, the Company may also from time to time acquire limited amounts of other assets eligible to be held by REITs. The Company currently anticipates that it will not acquire the right to service any Mortgage Asset it may acquire in the future. The Company anticipates that any servicing arrangement that it enters into in the future will contain fees and other terms consistent with secondary market standards.

  The Company currently intends to maintain at least 90% of its portfolio in the Initial Mortgage Assets and obligations which are comparable to the Initial Mortgage Assets. As indicated above, the Company may invest in other assets eligible to be held by REITs. The Company's current policy prohibits the acquisition of an interest in any Mortgage Loans which (i) are delinquent (more than 30 days past due) in the payment of principal or interest at the time of proposed acquisition; (ii) are or were at any time during the preceding 12 months (a) in nonaccrual status or (b) renegotiated due to financial deterioration of the borrower; or (iii) have been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. Loans that are in a "nonaccrual status" are generally loans that are past due 90 days or more in principal or interest.

  The Company currently intends to maintain a policy of disposing of any Mortgage Loan which (i) falls into nonaccrual status, (ii) has to be renegotiated due to the financial deterioration of the borrower, or (iii) is more than 30 days past due in the payment of principal or interest more than once in any 12 month period. The Company may choose, at any time subsequent to its acquisition of any Mortgage Asset, to require the Servicer of any Mortgage Loan to dispose of the Mortgage Loan for any of these reasons or for any other reason.

  The Company will develop forms of assignment and a policy regarding recording of mortgage assignments for Residential Mortgage Loans.

  Capital and Leverage Policies. To the extent that the Board of Directors determines that additional funding is required, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (after consideration of provisions of the Code requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income), or a combination of these methods.

  The Company will have no debt outstanding following consummation of the Offering, and the Company does not currently intend to incur any indebtedness. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of debt, funded or otherwise, the Company might incur. Notwithstanding the foregoing, the Company may not, without the approval of a majority of the Independent Directors, incur debt for borrowed money other than debt not in excess of 25% of the Company's total stockholders' equity. Any such debt incurred may include intercompany advances made by the Bank to the Company.

  The Company may also issue additional series of Preferred Stock. However, the Company may not issue additional shares of Preferred Stock senior to the Series A Preferred Shares either in the payment of dividends or in the distribution of assets on liquidation without the consent of holders of at least 67% of the outstanding shares of Preferred Stock at that time, including the Series A Preferred Shares, and the Company may not issue additional shares of Preferred Stock on a parity with the Series A Preferred Shares either in the payment of dividends or in the distribution of assets in liquidation without the approval of a majority of the Company's Independent Directors. The Company does not currently intend to issue any additional series of Preferred Stock unless it simultaneously receives additional capital contributions from the Bank equal to the sum of the aggregate offering price of such additional Preferred Stock and the Company's expenses in connection with the issuance of such additional shares of Preferred Stock. Prior to its issuance of additional shares of Preferred Stock, the Company will take into consideration the Bank's regulatory capital requirements and the cost of raising and maintaining that capital at the time. See "Certain Transactions Constituting the Formation-- Benefits to the Bank."

  Credit Risk Management Policies. The Company intends that each Mortgage Loan assigned to the Company by the Bank or an affiliate of the Bank will represent a first lien position and will be originated in the ordinary course of the originator's real estate lending activities based on the underwriting standards generally applied (at the time of origination) for the originator's own account. See "--Description of Securing Mortgage Loans--Underwriting Standards." The Company also intends that all Mortgage Assets held by the Company will be serviced pursuant to the Servicing Agreement, which requires servicing in conformity with accepted secondary market standards, with any servicing guidelines promulgated by the Company and, in the case of the Residential Mortgage Loans, with Fannie Mae and FHLMC guidelines and procedures. The Company may also choose, at any time subsequent to its acquisition of Mortgage Assets, to dispose of any Mortgage Loan for any reason, including as a result of a Mortgage Loan securing such Mortgage Asset being placed in a "nonaccrual status" or renegotiated due to the financial deterioration of the borrower or having been, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest, as described above.

  Conflict of Interest Policies. Because of the nature of the Company's relationship with the Bank and its affiliates, it is likely that conflicts of interest will arise with respect to certain transactions, including without limitation, the Company's acquisition of Mortgage Assets from, or disposition of Mortgage Assets to, the Bank or its affiliates and the modification of the Bank Loan Agreement, the Advisory Agreement or the Servicing Agreement. It is the Company's policy that the terms of any financial dealings with the Bank and its affiliates will be consistent with those available from third parties in the mortgage lending industry. In addition, neither the Bank Loan Agreement, the Advisory Agreement nor the Servicing Agreement may be modified or terminated without the approval of a majority of the Independent Directors.

  Conflicts of interest between the Company and the Bank and its affiliates may also arise in connection with making decisions that bear upon the credit arrangements that the Bank or one of its affiliates may have with a borrower. Conflicts could also arise in connection with actions taken by the Bank as a controlling person in the Company. It is the intention of the Company and the Bank that any agreements and transactions between the Company, on the one hand, and the Bank or its affiliates, on the other hand, including, without limitation, the Servicing Agreement, the Bank Loan Agreement and the Mortgage Loan Assignment Agreement, are fair to all parties and are consistent with market terms for such types of transactions. The Servicing Agreement provides that foreclosures and dispositions of the Mortgage Loans are to be performed with a view toward maximizing the recovery by the Company as owner of the Mortgage Assets, and the Servicer shall service the Mortgage Loans solely with a view toward the interests of the Company, and without regard to the interests of the Bank or any of its affiliates. The requirement in the terms of the Series A Preferred Shares that certain actions of the Company be approved by a majority of the Independent Directors is also intended to ensure fair dealings between the Company and the Bank and its affiliates. However, there can be no assurance that any such agreement or transaction will be on terms as favorable to the Company as would have been obtained from unaffiliated third parties.

  There are no provisions in the Company's Charter limiting any officer, director, security holder or affiliate of the Company from having any direct or indirect pecuniary interest in any Mortgage Assets to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or from engaging in acquiring, holding or managing such Mortgage Assets. As described herein, it is expected that the Bank and its affiliates will have direct interests in transactions with the Company (including without limitation, the issuance of Mortgage Assets to the Company); however, it is not currently anticipated that any of the officers or directors of the Company will have any interests in such Mortgage Assets.

  Other Policies. The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940, as amended. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuers, (ii) underwrite securities of other issuers, (iii) actively trade in loans or other investments, (iv) offer securities in exchange for property, or (v) make loans to third parties, including without limitation, officers, directors or other affiliates of the Company. The Company may, under certain circumstances, purchase the Series A Preferred Shares in the open market or otherwise. The Company has no present intention of causing the Company to repurchase any shares of its capital stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT.

  The Company intends to publish and distribute to stockholders, in accordance with the rules of the NYSE, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the Company's independent public accountants. The terms of the Series A Preferred Shares provide that the Company shall maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for as long as any of the Series A Preferred Shares are outstanding.

  The Company currently intends to make investments and operate its business at all times in such a manner as to be consistent with the requirements of the Code to qualify as a REIT. However, future economic, market, legal, tax or other considerations may cause the Board of Directors, subject to approval by a majority of the Independent Directors, to determine that it is in the best interests of the Company and its stockholders to revoke its REIT status.

DESCRIPTION OF SECURING MORTGAGE LOANS

  Information with respect to the Securing Mortgage Loans is presented as of September 15, 1997. Factual data with respect to the Securing Mortgage Loans relates to those Mortgage Loans which are expected to comprise the Securing Mortgage Loans. The actual Securing Mortgage Loans may differ in certain respects from the Securing Mortgage Loans as described in this Prospectus; provided, however, that (i) at least 95% of the Securing Mortgage Loans (measured by aggregate outstanding principal balance) shall include mortgages described herein, and (ii) the Bank must first determine that any differences between the Securing Mortgage Loans as described herein and actual Securing Mortgage Loans are not material.

  The aggregate principal amount of the Securing Mortgage Loans will equal
approximately $           million.

  Payments on the Securing Mortgage Loans will be received by the Company monthly in arrears on the 15th day of each month or such earlier date on which payment in full of the Securing Mortgage Loans is made (the "Final Payment Date") or, if the 15th day of a month is not a business day, on the first business day following the 15th day of such month (a "Monthly Payment Date").

  The Securing Mortgage Loans will mature beginning in July 2000 and bear interest at rates ranging from approximately 4.375% to 10.000% with an average interest rate of 7.44% per annum. The Final Payment Date may occur at an earlier date if final payment on the Securing Mortgage Loans occurs earlier than such date, because of unscheduled prepayments. In general, the Securing Mortgage Loans will provide for monthly escrow payments for taxes and insurance.

  General. Substantially all of the Residential Mortgage Loans among the Securing Mortgage Loans were originated in the ordinary course of the real estate lending activities of either the Bank or one of the Bank's affiliates. Certain of the Residential Mortgage Loans may have been originated by mortgagees approved by the Secretary of Housing and Urban Development or institutions (such as banks, credit unions and insurance companies) subject to supervision and examination by federal and state authorities and then sold to the Bank or one of the Bank's affiliates. All of such Residential Mortgage Loans were originated generally in accordance with the underwriting standards customarily employed by the originator during the period in which such Mortgage Loans were originated.

  All of the Residential Mortgage Loans among the Securing Mortgage Loans were originated between 1988 and 1997, and have original terms to stated maturity of five to 30 years. The weighted average number of months since origination of such Residential Mortgage Loans (calculated as of September 15, 1997) was approximately 30 months. The weighted average "Loan-to-Value Ratio" of such Residential Mortgage Loans was 68.00%. "Loan-to-Value Ratio" means the ratio (expressed as a percentage) of the original principal amount of a mortgage loan to the lesser of (i) the appraised value at origination of the underlying mortgage property, and (ii) if the mortgage loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

  Except as described below, upon transfer of the residential mortgaged property underlying a Residential Mortgage Loan among the Securing Mortgage Loans that is an adjustable rate Mortgage Loan, the mortgage note generally will not preclude assumption of the related Residential Mortgage Loan by the proposed transferee if the proposed transferee satisfies certain criteria with respect to its ability to repay the Residential Mortgage Loan. The mortgage notes with respect to certain of the Residential Mortgage Loans contain "due-on-sale" provisions, which prevent the assumption of the Residential Mortgage Loan by a proposed transferee and accelerate the payment of the outstanding principal balance of the Residential Mortgage Loan. "Due-on-sale" provisions in mortgage notes with respect to adjustable rate Residential Mortgage Loans may be applicable in the period prior to the first Rate Adjustment Date (as defined herein) or following the exercise of a conversion option fixing the interest rate.

  None of the Residential Mortgage Loans among the Securing Mortgage Loans (i) is currently delinquent in the payment of principal or interest; (ii) is or was at any time during the preceding 12 months (a) in nonaccrual status or (b) renegotiated due to the financial deterioration of the borrower; or (iii) was, more than once during the preceding 12 months, more than 30 days past due in the payment of principal or interest. If, prior to the acquisition of the Securing Mortgage Loans, any Residential Mortgage Loan included in the description of the Securing Mortgage Loans herein falls within any of the foregoing categories, the Company will not acquire such Mortgage Loan but will instead acquire a Mortgage Loan similar in aggregate outstanding principal balance and product type which does not fall into any of these categories.

  Residential Mortgage Loans. The following types of Residential Mortgage Loan products, each of which is more fully described below, will be included in the Securing Mortgage Loans: seven-year extendable, 5/1 year ARM, ten-year balloon, 3/1 year ARM, five-year extendable, one-year ARM, ten-year fixed, six-month LIBOR, balloon, biweekly, 30-year fixed, 15-year fixed and three-year ARM.

  The following table sets forth certain information with respect to each type of Residential Mortgage Loans eligible to be included in the Securing Mortgage
Loans as of              , 1997:

                   TYPE OF RESIDENTIAL MORTGAGE LOAN PRODUCT

                                                                       WEIGHTED
                                                                        AVERAGE
                                                 AGGREGATE  PERCENTAGE EXPECTED
                                                 PRINCIPAL      BY      MONTHS
                                                  BALANCE   AGGREGATE  REMAINING
                                                    (IN     PRINCIPAL     TO
TYPE                                             THOUSANDS)  BALANCE   MATURITY
----                                             ---------- ---------- ---------
Ten-year fixed.................................. $                  %
15-year fixed...................................                    %
30-year fixed...................................                    %
Biweekly........................................                    %
Balloon.........................................                    %
Ten-year balloon................................                    %
Six-month LIBOR.................................                    %
One-year ARM....................................                    %
Three-year ARM..................................                    %
3/1 year ARM....................................                    %
5/1 year ARM....................................                    %
Five-year extendable............................                    %
Seven-year extendable...........................
                                                 ---------- ---------     ---
  Total......................................... $                  %
                                                 ========== =========     ===

  The majority of the Residential Mortgage Loans included in the Securing Mortgage Loans are extendable mortgage loans, balloons, adjustable rate mortgages and automatically convertible mortgages.

    % of the Securing Mortgage Loans are extendable mortgage loans (such as the five-year extendable and the seven-year extendable), which are Mortgage Loans with a 30-year maturity with a fixed interest rate for the initial period (five to seven years in the case of the loans referenced above) and a one-time interest rate adjustment to another fixed rate for the remainder of the term.

    % of the Residential Mortgage Loans included in the Securing Mortgage Loans are balloon loans (such as the balloon and ten-year balloon), which are Mortgage Loans originated with a term to stated maturity that is shorter than the period on which the corresponding amortization schedule is based. As a result, upon the maturity of a balloon loan, the mortgagor will be required to make a "balloon payment" which will be significantly larger than previous monthly payments due on such balloon loans.

    % of the Residential Mortgage Loans included in the Securing Mortgage Loans bear interest at adjustable rates. The interest rate on an "adjustable rate mortgage" or an "ARM" is typically tied to an index (such as the interest rate on United States Treasury Bills), and is adjustable periodically. ARMs are typically subject to lifetime interest rate caps and periodic interest rate caps. As of September 15, 1997, the interest rates of the Residential
Mortgage Loans included in the Securing Mortgage Loans ranged from     % per
annum to     % per annum and the weighted average interest rate was
approximately     % per annum. The following table contains certain additional data with respect to the interest rates of the Residential Mortgage Loans included in the Securing Mortgage Loans as of September 15, 1997:

      CURRENT INTEREST RATE OF ADJUSTABLE RATE RESIDENTIAL MORTGAGE LOANS

 CURRENT                                        AGGREGATE        PERCENTAGE
INTEREST                       NUMBER OF    PRINCIPAL BALANCE   BY AGGREGATE
  RATE                       MORTGAGE LOANS  (IN THOUSANDS)   PRINCIPAL BALANCE
--------                     -------------- ----------------- -----------------
5.000%-5.249%...............                    $
5.250%-5.499%...............
5.500%-5.749%...............
5.750%-5.999%...............
6.000%-6.249%...............
6.250%-6.499%...............
6.500%-6.749%...............
6.750%-6.999%...............
7.000%-7.249%...............
7.250%-7.499%...............
7.500%-7.749%...............
7.750%-7.999%...............
8.000%-8.249%...............
8.250%-8.499%...............
8.500%-8.749%...............
8.750%-8.999%...............
9.000%-9.249%...............
9.250%-9.499%...............
9.500%-9.749%
                                 ------         --------           -------
  Total.....................
                                 ======         ========           =======

  "Gross Margin," with respect to a Residential Mortgage Loan that is an ARM, means the applicable fixed percentage which is added to the applicable index to calculate the current interest rate paid by the borrower of such Residential Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate
Residential Mortgage Loans. As of              , 1997, the weighted average
Gross Margin of the adjustable rate Residential Mortgage Loans included in the
Securing Mortgage Loans was approximately    %.

  The following table sets forth certain additional data with respect to the Gross Margin of the adjustable rate Residential Mortgage Loans included in the
Securing Mortgage Loans as of              , 1997:

                                 GROSS MARGIN

                                                           AGGREGATE  PERCENTAGE
                                                   NUMBER  PRINCIPAL      BY
                                                     OF     BALANCE   AGGREGATE
                                                  MORTGAGE    (IN     PRINCIPAL
GROSS MARGIN                                       LOANS   THOUSANDS)  BALANCE
------------                                      -------- ---------- ----------
1.625%-2.124%....................................
2.625%-3.124%....................................
Greater than 3.124%..............................
                                                  -------   -------     ------
Total............................................
                                                  =======   =======     ======

  The interest rate of each type of ARM product included in the Securing Mortgage Loans (such as the One-year ARMs and the Three-year ARMs) periodically adjusts (the time of each adjustment, a "Rate Adjustment Date") subject to lifetime interest rate caps, to minimum interest rates and, in the case of most ARMs in the Securing Mortgage Loans, to maximum periodic adjustment increases or decreases, each as specified in the mortgage note relating to the ARM. Information set forth below regarding interest rate caps and minimum interest rates applies to the Securing Mortgage Loans only. Mortgage Loans purchased by the Company after consummation of the Offering may be subject to different interest rate caps and minimum interest rates.

  Each ARM bears interest at its initial interest rate until its first Rate Adjustment Date. Effective with each Rate Adjustment Date, the monthly principal and interest payment on an adjustable rate Mortgage Loan will be adjusted to an amount that will fully amortize the then-outstanding principal balance of such Residential Mortgage Loan over its remaining term to stated maturity and that will be sufficient to pay interest at the adjusted interest rate. Certain of the types of Residential Mortgage Loan products that are ARMs contain an option, which may be exercised by the mortgagor, to convert the ARM into a fixed rate loan for the remainder of the mortgage term. If an ARM is converted into a fixed rate loan, the interest rate will be determined at the time of conversion as specified in the mortgage note relating to such Mortgage Loan and will remain fixed at such rate until the stated maturity of such Residential Mortgage Loan. All the Securing Mortgage Loans allow the mortgagor to prepay at any time some or all of the outstanding principal balance of the Securing Mortgage Loan without a fee or penalty.

    % of the Residential Mortgage Loans included in the Securing Mortgage Loans are automatically convertible Mortgage Loans (such as the 3/1 year ARM and 5/1 year ARM). The interest rate for these automatically convertible Mortgage Loans is fixed at an initial rate for a certain amount of years (three to five years in the case of the loans referenced above), after which time the loan automatically converts to a one-year ARM and the interest rate adjusts annually thereafter as if the Residential Mortgaged Loan were a one-year ARM with a lifetime interest rate cap. There is no ability to continue at a fixed rate after the first Rate Adjustment Date.

  Underwriting Standards. The Bank has represented to the Company that all of the Securing Mortgage Loans were originated generally in accordance with the underwriting policies customarily employed by the originator during the period in which the Securing Mortgage Loans were originated.

  In the Mortgage Loan approval process, the Bank assesses both the borrower's ability to repay the Mortgage Loan and, in appropriate cases, the adequacy of the proposed security. Credit policies and procedures are established by the board of directors of the Bank, which delegates credit approval to certain senior officers in accordance therewith.

  The approval process for all types of Mortgage Loans includes on-site appraisals of the properties securing such loans and a review of the applicant's financial statements and credit, payment and banking history, financial statements of any guarantors, and tax returns of guarantors of multi-family Residential Mortgage Loans and Commercial Loans. The Bank generally lends up to 95% of the appraised value of single-family residential dwellings to be owner-occupied. The Loan-to-Value Ratio generally applied by the Bank to multi-family Residential Mortgage Loans and Commercial Loans has been 80% of the appraised value of the property.

  The Bank requires title insurance policies protecting the priority of the Bank's liens for all Mortgage Loans and also requires fire and casualty insurance for Mortgage Loans. The borrower selects the insurance carrier, subject to the Bank's approval. Generally, for any Residential Mortgage Loan in an amount exceeding 80% of the appraised value of the security property, the Bank currently requires mortgage insurance from an independent mortgage insurance company.

  Substantially all fixed-rate Mortgage Loans originated by the Bank contain a "due-on-sale" clause providing that the Bank may declare a Mortgage Loan immediately due and payable in the event, among other things, that the borrower sells the property securing the loan without the consent of the Bank. The Bank's ARMs generally are assumable.

  Geographic Distribution. Approximately   % of the residential real estate
properties underlying the Bank's Residential Mortgage Loans included in the
Securing Mortgage Loans are located in Illinois, and approximately    % are
located in Arizona. Consequently, these Residential Mortgage Loans may be subject to a greater risk of default than other comparable Residential Mortgage Loans in the event of adverse economic, political or business developments in Illinois and Arizona that may affect the ability of residential property owners in any of these areas to make payments of principal and interest on the underlying mortgages.

  Loan-to-Value Ratios; Insurance. Approximately    % of the Residential
Mortgage Loans included in the Securing Mortgage Loans having Loan-to-Value
Ratios of greater than    %, are insured under primary mortgage guaranty
insurance policies. Approximately    % of such insured Residential Mortgage
Loans are insured by one primary mortgage insurance policy issuer. At the time of origination of the Residential Mortgage Loans, each of the primary mortgage insurance policy insurers was approved by Fannie Mae or FHLMC. A standard hazard insurance policy is required to be maintained by the mortgagor with respect to each Residential Mortgage Loan in an amount equal to the maximum insurable value of the improvements securing such Residential Mortgage Loan or the principal balance of such Residential Mortgage Loan, whichever is less. If the residential real estate property underlying a Residential Mortgage Loan is located in a flood zone, such Residential Mortgage Loan may also be covered by a flood insurance policy as required by law. No special hazard insurance policy or mortgagor bankruptcy insurance will be maintained by the Company with respect to the Residential Mortgage Loans among the Securing Mortgage Loans, nor will any Residential Mortgage Loan be insured by the Federal Housing Administration or guaranteed by the Veterans Administration.

DESCRIPTION OF INITIAL MORTGAGE-BACKED SECURITIES

  The Initial Mortgage-Backed Securities will consist of either   % GNMA
Platinum Securities or   % Fannie Mae Seven-year Balloon Securities purchased
from the Bank.

  The Fannie Mae Seven-year Balloon Mortgage-Backed Security is backed by a pool of balloon Mortgage Loans that are amortized on a 30-year schedule but carry a maximum term of seven years. Fannie Mae guarantees full payment of principal by the end of seven years.

  The GNMA Platinum Certificates represent an interest in a pool of GNMA I Certificates or GNMA II Certificates with the same pool type, coupon rate and original term to maturity. The GNMA Platinum Certificates will have the same fixed coupon rates as the underlying GNMA Certificates and are guaranteed as to the timely payment of principal and interest by GNMA. The Mortgage Loans underlying GNMA Certificates consist of government loans secured by mortgaged loans on residential properties, including level payment mortgage loans and "buy down" mortgage loans. All Mortgage Loans underlying a particular GNMA Certificate must be of the same type (for example, all level payment single family mortgages) and have a fixed annual interest rate.

SERVICING

  The Mortgage Loans will be serviced by the Bank pursuant to the terms of the Servicing Agreement. The Bank in its role as servicer under the terms of the Servicing Agreement is herein referred to as the "Servicer." The Servicer will receive a fee equal to 0.25% per annum on the principal balances of the loans serviced. Payment of such fees will be subordinate to payments of dividends on the Series A Preferred Shares.

  The Servicing Agreement requires the Servicer to service the Mortgage Loans in a manner generally consistent with accepted secondary market practices, with any servicing guidelines promulgated by the Company and, in the case of Residential Mortgage Loans, with Fannie Mae and FHLMC guidelines and procedures. The Servicing Agreement requires the Servicer to service the Mortgage Loans solely with a view toward the interests of the Company and without regard to the interests of the Bank or any of its affiliates. The Servicer will collect and remit principal and interest payments, administer mortgage escrow accounts, submit and pursue insurance claims and initiate and supervise foreclosure proceedings on the Mortgage Loans it services. The Servicer will also provide accounting and reporting services required by the Company for such Mortgage Loans. The Servicing

Agreement requires the Servicer to follow such collection procedures as are customary in the industry, including contacting delinquent borrowers and supervising foreclosures and property disposition in the event of unremedied defaults in accordance with servicing guidelines promulgated by the Company. The Servicer may from time to time subcontract all or a portion of its servicing obligations under the Servicing Agreement, subject to the reasonable consent of the Company and approval of a majority of the Independent Directors. The Servicer will not, in connection with subcontracting any of its obligations under the Servicing Agreement, be discharged or relieved in any respect from its obligation to the Company to perform its obligations under the Servicing Agreement.

  The Servicer will be required to pay all expenses related to the performance of its duties under the Servicing Agreement. The Servicer will be required to make advances of taxes and required insurance premiums that are not collected from borrowers with respect to any Mortgage Loan serviced by it, unless it determines that such advances are nonrecoverable from the mortgagor, insurance proceeds or other sources with respect to such Mortgage Loan. If such advances are made, the Servicer generally will be reimbursed prior to the Company's receipt of the proceeds of such Mortgage Loan. The Servicer also will be entitled to reimbursement for expenses incurred by it in connection with the liquidation of defaulted Mortgage Loans serviced by it and in connection with the restoration of mortgaged property. The Servicer will be responsible to the Company for any loss suffered as a result of the Servicer's failure to make and pursue timely claims or as a result of actions taken or omissions made by the Servicer which cause the policies to be canceled by the insurer. The Servicer may institute foreclosure proceedings, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise and hold mortgage proceeds for the benefit of the Company acquire title to a mortgaged property underlying a Mortgage Loan by operation of law or otherwise in accordance with the terms of the Servicing Agreement. The Servicer shall not, however, have the authority to enter into contracts in the name of the Company.

  The Company may terminate the Servicing Agreement upon the occurrence of one or more events specified in the Servicing Agreement. Such events relate generally to the Servicer's proper and timely performance of its duties and obligations under the Servicing Agreement. In addition, the Company may also terminate the Servicing Agreement without cause upon 60 days' notice and payment of a termination fee that is competitive with that which is generally payable in the industry. The termination fee will be based on the aggregate outstanding principal amount of the Mortgage Loans then serviced under the Servicing Agreement. As long as any Series A Preferred Shares remain outstanding, the Company may not terminate, or elect to renew, the Servicing Agreement without the approval of a majority of the Independent Directors.

  As is customary in the mortgage loan servicing industry, the Servicer will be entitled to retain any late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. The Servicer will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by it.

  When any mortgaged property underlying a Mortgage Loan is conveyed by a mortgagor, the Servicer generally will enforce any "due-on-sale" clause contained in the Mortgage Loan, to the extent permitted under applicable law and governmental regulations. The terms of a particular Mortgage Loan or applicable law, however, may provide that the Servicer is prohibited from exercising the "due-on-sale" clause under certain circumstances related to the security underlying the Mortgage Loan and the buyer's ability to fulfill the obligations thereunder. Upon any assumption of a Mortgage Loan by a transferee, a fee equal to a specified percentage of the outstanding principal balance of the Mortgage Loan is typically required, which sum will be retained by the Servicer as additional servicing compensation.

EMPLOYEES

  The Company has six officers. The executive officers of the Company are described further below under "Management." The Company does not anticipate that it will require any additional employees because it has retained the Advisor to perform certain functions pursuant to the Advisory Agreement described below under

"Management--The Advisor." Each officer of the Company currently is also an officer and/or director of the Bank and/or affiliates of the Bank. The Company will maintain corporate records and audited financial statements that are separate from those of the Bank or any of the Bank's affiliates. None of the officers, directors or employees of the Company will have any direct or indirect pecuniary interest in any Mortgage Asset to be acquired or disposed of by the Company or in any transaction in which the Company has an interest or will engage in acquiring, holding and managing Mortgage Assets.

COMPETITION

  The Company does not anticipate that it will engage in the business of originating Mortgage Loans. While the Company will acquire additional Mortgage Assets, it anticipates that such Mortgage Assets will be acquired from the Bank and affiliates of the Bank. Accordingly, the Company does not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance companies in acquiring its Mortgage Assets.

LEGAL PROCEEDINGS

  The Company is not the subject of any material litigation. None of the Company, the Bank or any affiliate of the Bank is currently involved in nor, to the Company's knowledge, currently threatened with any material litigation with respect to the Initial Mortgage Assets, other than routine litigation arising in the ordinary course of business, most of which is expected to be covered by liability insurance.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The Company's Board of Directors currently consists of four members. Two additional persons will be appointed to the Board of Directors, each of whom will be an Independent Director. Pursuant to the terms of the Series A Preferred Shares, the Independent Directors are required to take into account the interests of the holders of both the Series A Preferred Shares and the Common Stock in assessing the benefit to the Company of any proposed action requiring their consent. In considering the interests of the holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties which the Independent Directors owe to holders of Common Stock. The Company currently has six officers. The Company has no other employees and does not anticipate that it will require additional employees. See "Business and Strategy--Employees."

  The persons who are current and proposed directors and executive officers of the Company are as follows:

            NAME                         AGE     POSITION AND OFFICES HELD
            ----                         ---     -------------------------
      Michael D. Williams...............  42 Chairman of the Board of Directors
      Paul R. Skubic....................  49 President, Director
      Pierre O. Greffe..................  45 Chief Financial Officer
      Thomas R. Sizer...................  59 Secretary, Director
      Frank M. Novosel..................  51 Treasurer, Director
      John F. Faulhaber.................  51 Vice President of Operations
      Margaret M. Sulkin................  39 Assistant Treasurer

  The following is a summary of the experience of the executive officers and current and proposed directors of the Company:

  Mr. Williams has been Senior Vice President, Community Bank Management, of the Bank since June 1996. Prior to that he was Senior Vice President, Retail Banking, of Household Bank, f.s.b., a company he joined in April of 1978. Household Bank's 54 Illinois branches were acquired by the Bank in June 1996.

  Mr. Skubic has been Vice-President and Controller of the Bank and Chief Accounting Officer for Harris Bankcorp, Inc., since 1990. Prior to joining Harris Bankcorp, Inc., Mr. Skubic was employed by Arthur Andersen & Co. He is a certified public accountant.

  Mr. Greffe has been Senior Vice President and Chief Financial Officer of the Bank since June 1994. Prior to that he was Vice President of Finance, Corporate and Institutional Financial Services, of Bank of Montreal in Toronto. Mr. Greffe has been with the Bank of Montreal family of companies since November 1974. Mr. Greffe is a member of the Certified Management Accountant Institute of Canada.

  Mr. Sizer has been Vice President and Secretary of the Bank since 1983. Prior to that time he was a Vice President of the Bank. He holds a Juris Doctor degree from Fordham University, New York.

  Mr. Novosel has been a Vice-President in the Treasury Group of the Bank since 1995. Previously, he served as Treasurer of Harris Bankcorp, Inc., managing financial planning. Mr. Novosel is a Chartered Financial Analyst and a member of the Investment Analysts' Society of Chicago.

  Mr. Faulhaber has been Vice-President and Division Administrator, Residential Mortgages, at the Bank since 1994. Prior to this position, he was Manager, Secondary Mortgage Market, since 1991. He currently serves on the Bank's Asset/Liability Committee.

  Ms. Sulkin has been a Vice President in the Taxation Department of the Bank since 1992. Ms. Sulkin has been employed by the Bank since 1984. Prior to joining the Bank, she was employed by KPMG Peat Marwick LLP. She is a certified public accountant.

INDEPENDENT DIRECTORS

  The terms of the Series A Preferred Shares require that, as long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the Independent Directors of the Company. See "Description of Series A Preferred Shares--Independent Director Approval."
                    and                    will be the Company's initial
Independent Directors. As long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors.

  If at any time the Company fails to declare and pay a quarterly dividend payment on the Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Company will be increased by two at the Company's next annual meeting and the holders of Series A Preferred Shares, voting together with the holders of any other outstanding series of Preferred Stock as a single class, will be entitled to elect two additional directors to serve on the Company's Board of Directors. Any member of the Board of Directors elected by holders of the Company's Preferred Stock will be deemed to be an Independent Director for purposes of the actions requiring the approval of a majority of the Independent Directors. See "Description of Series A Preferred Shares--Voting Rights."

AUDIT COMMITTEE

  Upon consummation of the Offering, the Company will establish an audit committee which will review the engagement of independent accountants and review their independence. The audit committee will also review the adequacy of the Company's internal accounting controls. The audit committee will be
comprised of                    and                       .

COMPENSATION OF DIRECTORS AND OFFICERS

  The Company intends to pay the Independent Directors of the Company fees for their services as directors. The Independent Directors will receive annual compensation of $10,000 plus a fee of $750 for attendance (in person or by telephone) at each meeting of the Board of Directors.

  The Company will not pay any compensation to its officers or employees or to directors who are not Independent Directors.

LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

  The Company's Charter (as such term is defined in the MGCL) eliminates, to the fullest extent permitted by the MGCL, the personal liability of a director to the Company or its stockholders for monetary damages for breach of such director's fiduciary duty. The Company's Charter and bylaws (the "Bylaws") empower the Company to indemnify, to the fullest extent permitted by the MGCL, any director or officer of the Company. The Bylaws also empower the Company to purchase and maintain insurance to protect any director or officer against any liability asserted against him or her, or incurred by him or her, arising out of his or her status as such.

  The Bylaws require indemnification of the Company's directors and officers and specify that the right to indemnification is a contract right, setting forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the Bylaws. The Bylaws also entitle any director or officer to be reimbursed for the expenses of prosecuting any claim against him or her arising out of his or her status as such.

THE ADVISOR

  In connection with the consummation of the Offering, and the formation of the Company as described herein, the Company will enter into the Advisory Agreement with the Bank to administer the day-to-day operations of the Company. The Bank in its role as advisor under the terms of the Advisory Agreement is herein referred to as the "Advisor." The Advisor will be responsible for (i) monitoring the credit quality of the Mortgage Assets held by the Company, (ii) advising the Company with respect to the reinvestment of income from, and principal payments on, the Initial Mortgage Assets, and with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets, and (iii) monitoring the Company's compliance with the requirements necessary to qualify as a REIT. The Advisor may from time to time subcontract all or a portion of its obligations under the Advisory Agreement to one or more of its affiliates involved in the business of mortgage finance and the administration of Mortgage Assets. The Advisor may, with the approval of a majority of the Board of Directors, as well as a majority of the Independent Directors, subcontract all or a portion of its obligations under the Advisory Agreement to unrelated third parties. The Advisor will not, in connection with the subcontracting of any of its obligations under the Advisory Agreement, be discharged or relieved in any respect from its obligations under the Advisory Agreement.

  The Advisor and its affiliates have substantial experience in the mortgage lending industry, both in the origination and in the servicing of mortgage loans. At September 30, 1997, the Advisor and its domestic affiliates owned approximately $1.8 billion of residential mortgage loans. In their residential mortgage loan business, the Advisor and its affiliates originate and purchase residential mortgage loans and then sell such loans to investors, primarily in the secondary market, while generally retaining the rights to service such loans. The Advisor and its affiliates also purchase servicing rights on residential mortgage loans. At September 30, 1997, in addition to loans serviced for its own portfolio, the Advisor serviced residential mortgage loans having an aggregate principal balance of approximately $1.2 billion.

  The Advisory Agreement has an initial term of one year, and may be renewed for additional one-year periods. The Advisory Agreement may be terminated by the Company at any time upon 60 days' prior written notice. As long as any Series A Preferred Shares remain outstanding, any decision by the Company either to renew the Advisory Agreement or to terminate the Advisory Agreement must be approved by a majority of the Board of Directors, as well as by a majority of the Independent Directors. The Advisor will be entitled to receive an advisory fee equal to $50,000 payable in equal quarterly installments with respect to the advisory and management services provided by it to the Company. Payment of such fees will be subordinated to payments of dividends on the Series A Preferred Shares.

  As a result of the relationship between the Bank and the Company, certain conflicts of interest may arise. See "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest."

  The principal executive offices of the Advisor are located at 111 West Monroe Street, Chicago, Illinois 60690, and its telephone number at such address is (312) 461-2121.

                CERTAIN TRANSACTIONS CONSTITUTING THE FORMATION

THE FORMATION

  Prior to or simultaneously with the consummation of the Offering, the Company and the Bank will engage in the transactions described below, which are designed to (i) facilitate the Offering, (ii) provide for the acquisition of the Initial Mortgage Assets by the Company, and (iii) enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

  Transactions constituting the formation of the Company will include the following:

    . The Bank has acquired 1,000 shares of Common Stock and will make additional capital contributions with respect thereto equal to $250 million, from which will be paid underwriting discounts and expenses of the Offering and the formation of the Company and to capitalize the Company.

    . The Charter of the Company will be amended and restated by filing Articles of Amendment and Restatement with the State Department of Assessments and Transaction of Maryland in order to provide for 1,000 authorized shares of Common Stock and 20,000,000 authorized shares of Preferred Stock, and to establish the terms of the Series A Preferred Shares.

    . The Company will sell to the public 10,000,000 Series A Preferred Shares in the Offering.

    . The Company will acquire the Initial Mortgage Assets from the Bank for
  approximately $            million. In addition, the Bank will assign the
  Securing Mortgage Loans to the Company and the Company will acquire a security interest in the real property securing the Securing Mortgage Loans.

    . The Company will enter into the Advisory Agreement with the Advisor pursuant to which the Advisor will manage the Mortgage Assets and administer the day-to-day operations of the Company. See "Management--The Advisor."

    . The Company will enter into the Servicing Agreement with the Servicer pursuant to which the Servicer will service the Securing Mortgage Loans and other Mortgage Loans held by the Company. See "Business and Strategy-- Servicing."

  The Bank currently owns, and following the consummation of the Offering will continue to own, all of the issued and outstanding shares of Common Stock of the Company. In addition to its ownership of 100% of the Common Stock of the Company, the Bank will also have responsibility for the day-to-day management and custody of the Company's assets, in its capacity as Advisor under the Advisory Agreement, and Servicer under the Servicing Agreement. The Bank has indicated to the Company that, for as long as any Series A Preferred Shares are outstanding, the Bank intends to maintain direct or indirect ownership of at least 80% of the outstanding Common Stock of the Company. See "Management-- The Advisor" and "Risk Factors--Relationship with the Bank and its Affiliates; Conflicts of Interest."

  The Company and the Bank intend that the fair value of the Initial Mortgage
Assets will equal the amount (approximately $    million) that the Company
will pay for the Initial Mortgage Assets. However, no third party valuations of the Initial Mortgage Assets have been or will be obtained for purposes of the Offering, and there can be no assurance that the fair value of the Initial Mortgage Assets will not differ from the amount to be paid by the Company. See "Risk Factors--No Third Party Valuation of the Mortgage Assets; No Arm's-Length Negotiations with Affiliates" and "--Relationship with the Bank and its Affiliates; Conflicts of Interest."

BENEFITS TO THE BANK

  The Bank expects to realize the following benefits in connection with the Offering and other transactions constituting the formation of the Company:

    . The Bank expects that the Series A Preferred Shares will qualify as Tier 1 capital for U.S. banking regulatory purposes.

    . The dividends payable on the Series A Preferred Shares will be deductible for income tax purposes as a result of the Company's qualification as a REIT.

    . The Bank has advised the Company that the treatment of the Series A Preferred Shares as Tier 1 capital of the Bank and the Company's ability to deduct, for income tax purposes, the dividends payable on the Series A Preferred Shares as a result of the Company's qualification as a REIT will provide the Bank with a more cost-effective means of obtaining regulatory capital than if the Bank were to issue preferred stock itself. Further, if the Bank issued a class of preferred stock with dividend rights, the dividends payable on such Bank preferred stock would not be deductible by the Bank for income tax purposes.

    . The Bank will receive approximately $    million upon consummation of
  the Offering in connection with the acquisition of the Initial Mortgage
  Assets by the Company (approximately $    million of which represents new
  funds after giving effect to the Bank's expense of purchasing the Company's Common Stock and additional capital contributions).

    . The Bank will be entitled to receive annual advisory and servicing fees and annual dividends in respect of the Common Stock. For the first 12 months following completion of the Offering, these annual fees and dividends are anticipated to be as follows:

      Advisory Fee............................................... $    50,000
      Servicing Fees.............................................            (1)
      Common Stock Dividends.....................................            (2)
                                                                  -----------
                                                                  $
                                                                  ===========

  --------
  (1) Assumes that for the first 12 months following completion of the Offering, the Company holds Residential Mortgage Loans or Bank Secured Obligations secured by Residential Mortgage Loans with the same outstanding principal balances as those Residential Mortgage Loans included in the Initial Mortgage Assets. See "Business and Strategy-- Servicing" for a description of the basis upon which the servicing fees will be calculated.

  (2) The amount of dividends to be paid in respect of the Common Stock is expected to be equal to the excess of the Company's "REIT taxable income" (excluding capital gains) over the amount of dividends paid in respect of Preferred Stock. The aggregate annual dividend amount of the
      Series A Preferred Shares is approximately $     million. Assuming that
      (i) the Initial Mortgage Assets are held for the 12-month period following consummation of the Offering, (ii) principal repayments are reinvested in additional Mortgage Assets with characteristics similar to those of the Initial Mortgage Assets, and (iii) interest rates remain constant during such 12-month period, the Company anticipates that the Initial Mortgage Assets will generate "REIT taxable income"
      (excluding capital gains) of approximately $     million, after payment
      of servicing and advisory fees, during such 12-month period.

    . The Bank also will be entitled to retain any ancillary fees, including, but not limited to, late payment charges, prepayment fees, penalties and assumption fees collected in connection with the Mortgage Loans serviced by it. In addition, the Bank, as Servicer, will receive any benefit derived from interest earned on collected principal and interest payments between the date of collection and the date of remittance to the Company and from interest earned on tax and insurance impound funds with respect to Mortgage Loans serviced by the Servicer.

                   DESCRIPTION OF SERIES A PREFERRED SHARES

  The following summary sets forth the material terms and provisions of the Series A Preferred Shares, and is qualified in its entirety by reference to the terms and provisions of the Articles of Amendment and Restatement establishing the Series A Preferred Shares and the Company's Charter, the forms of which have been filed with the Commission as exhibits to the Registration Statement of which this Prospectus forms a part. See "Description of Capital Stock."

GENERAL

  The Series A Preferred Shares form a series of the Preferred Stock of the Company, which Preferred Stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors. The Board of Directors has authorized the Company to issue the Series A Preferred Shares.

  When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of the capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be subject to any sinking fund or other obligation of the Company for their repurchase or retirement. The Series A Preferred Shares will be exchanged automatically on a one-for-one basis for Bank Preferred Shares upon the occurrence of the Exchange Event.

  The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be the Bank. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

DIVIDENDS

  Holders of Series A Preferred Shares shall be entitled to receive, if, when and as declared by the Board of Directors of the Company out of assets of the Company legally available therefor, noncumulative cash dividends at the rate
of       % per annum of the liquidation preference (equivalent to $        per
share per annum). If declared, dividends on the Series A Preferred Shares shall be payable quarterly in arrears on March 30, June 30, September 30 and December 30 (or, if any such day is not a Business Day, on the next Business
Day) of each year, at such annual rate, commencing on December 30, 1997. Dividends in each quarterly period will accrue from the first day of such period, whether or not declared or paid for the prior quarterly period. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock register of the Company on such record dates, not exceeding 45 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company. Dividends payable on the Series A Preferred Shares for any dividend period shall be computed on the basis of a 360 day year consisting of twelve 30-day months.

  The right of holders of Series A Preferred Shares to receive dividends is noncumulative. Accordingly, if the Board of Directors fails to declare a dividend on the Series A Preferred Shares for a quarterly dividend period, then holders of the Series A Preferred Shares will have no right to receive a dividend for that period, and the Company will have no obligation to pay a dividend for that period, whether or not dividends are declared and paid for any future period with respect to either the Series A Preferred Shares or the Common Stock. If the Company fails to pay or declare and set aside for payment a quarterly dividend on the Series A Preferred Shares, holders of the Preferred Stock of the Company, including the Series A Preferred Shares, will be entitled to elect two directors. See "--Voting Rights."

  If full dividends on the Series A Preferred Shares for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments, no dividends shall be declared or paid or set aside for payment and no other distribution shall be declared or made or set aside for payment upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or amounts upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such capital stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series A Preferred Shares as to dividends and amounts upon liquidation), until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid for three consecutive dividend periods and (ii) declared and paid, or declared and a sum sufficient for the payment thereof has been set apart for payment, for the fourth consecutive dividend period.

  When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series A Preferred Shares and the shares of any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of capital stock ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Shares and such other series of capital stock shall in all cases bear to each other the same ratio that full dividends, for the then-current dividend period, per share of the Series A Preferred Shares (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods) and full dividends, including required or permitted accumulations, if any, on each other series of capital stock bear to each other.

  For a discussion of the tax treatment of distributions to stockholders, see "U.S. Federal Income Tax Considerations--Taxation of United States Stockholders" and "--Taxation of Foreign Stockholders," and for a discussion of certain potential regulatory limitations on the Company's ability to pay dividends, see "Risk Factors--Dividend and Other Regulatory Restrictions on Operations of the Company."

AUTOMATIC EXCHANGE

  Each Series A Preferred Share will be exchanged automatically for one newly issued Bank Preferred Share in the event (i) the Bank becomes less than "adequately capitalized"under regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership, (iii) the Board of Governors directs such exchange in writing because, in its sole discretion and even if the Bank is not less than "adequately capitalized," the Board of Governors anticipates that the Bank may become less than "adequately capitalized" in the near term, or (iv) the Board of Governors in its sole discretion directs in writing an exchange in the event that the Bank has a Tier 1 risk-based capital ratio of less than 5.0% (i.e., the Exchange Event). The Bank will be considered to be less than "adequately capitalized" under the regulations if it has (i) a Tier 1 leverage ratio of less than 4.0%, (ii) a Tier 1 risk-based capital ratio of less than 4.0%, or (iii) a total risk-based capital ratio of less than 8.0%. Upon the Exchange Event, each holder of Series A Preferred Shares shall be unconditionally obligated to surrender to the Bank the certificates representing each Series A Preferred Share of such holder, and the Bank shall be unconditionally obligated to issue to such holder in exchange for each such Series A Preferred Share a certificate representing one Bank Preferred Share. Any Series A Preferred Shares purchased or redeemed by the Company prior to the Time of Exchange (as defined below) shall not be deemed outstanding and shall not be subject to the Automatic Exchange.

  The Automatic Exchange shall occur as of 8:00 a.m. Eastern Time on the earliest possible Business Day such exchange could occur following the Exchange Event (the "Time of Exchange"), as evidenced by the issuance by the Bank of a press release prior to such time. As of the Time of Exchange, all of the Series A Preferred Shares will be deemed canceled without any further action by the Company, all rights of the holders of Series A Preferred Shares as stockholders of the Company will cease, and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Preferred Shares. The Company will mail notice of the occurrence of the Exchange Event to each holder of Series A Preferred Shares within 30 days of such event, and the Bank will deliver to each such holder certificates for Bank Preferred Shares upon surrender of certificates for Series A Preferred Shares. Until such replacement stock certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing Series A Preferred Shares shall be deemed for all purposes to represent Bank Preferred Shares. All corporate action necessary for the Bank to issue the Bank Preferred Shares will be completed upon completion of the Offering. Accordingly, once the Exchange Event occurs, no action will be required to be taken by holders of Series A Preferred Shares, by the Bank or by the Company in order to effect the Automatic Exchange as of the Time of Exchange.

  Holders of Series A Preferred Shares, by purchasing such Series A Preferred Shares, will be deemed to have agreed to be bound by the unconditional obligation to exchange such Series A Preferred Shares for Bank Preferred Shares upon the occurrence of the Exchange Event. The obligation of the holders of Series A Preferred Shares to surrender such shares and the obligation of the Bank to issue Bank Preferred Shares in exchange for Series A Preferred Shares shall be enforceable by the Bank and such holders, respectively, against the other.

  Absent the occurrence of the Exchange Event, no shares of Bank Preferred Shares will be issued. Upon the occurrence of the Exchange Event, the Bank Preferred Shares to be issued as part of the Automatic Exchange would constitute a newly issued series of preferred stock of the Bank and would constitute 100% of the issued and outstanding shares of Bank Preferred Shares. Holders of Bank Preferred Shares would have the same dividend rights, liquidation preference, redemption options and other attributes as to the Bank as holders of Series A Preferred Shares have as to the Company, except that the Bank Preferred Shares would not be listed on the NYSE and there would be no redemption for a Tax Event. Any accrued and unpaid dividends on the Series A Preferred Shares as of the Time of Exchange would be deemed to be accrued and unpaid dividends on the Bank Preferred Shares. The Bank Preferred Shares would rank pari passu in terms of dividend payment and liquidation preference with any outstanding shares of preferred stock of the Bank. The Bank Preferred Shares will not be registered with the Commission and will be offered pursuant to an exemption from registration under Section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq Stock Market. Absent the occurrence of the Exchange Event, however, the Bank will not issue any Bank Preferred Shares, although the Bank will be able to issue preferred stock in series other than that of the Bank Preferred Shares. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.

  Holders of Series A Preferred Shares cannot exchange their Series A Preferred Shares for Bank Preferred Shares voluntarily. In addition, absent the occurrence of the Automatic Exchange, holders of Series A Preferred Shares will have no dividend, voting, liquidation preference or other rights with respect to any security of the Bank; such rights as are conferred by the Series A Preferred Shares exist solely as to the Company. See "The Bank-- Description of Bank Preferred Shares."

VOTING RIGHTS

  Except as expressly required by applicable law, or except as indicated below, the holders of the Series A Preferred Shares will not be entitled to vote. In the event the holders of Series A Preferred Shares are entitled to vote as indicated below, each Series A Preferred Share will be entitled to one vote on matters on which holders of the Series A Preferred Shares are entitled to vote.

  If, at the time of any annual meeting of the Company's stockholders for the election of directors, the Company has failed to pay or declare and set aside for payment a quarterly dividend during any of the four preceding quarterly dividend periods on any series of Preferred Stock of the Company, including the Series A Preferred Shares, the number of directors then constituting the Board of Directors of the Company will be increased by two (if not already increased by two due to a default in preferred dividends), and the holders of the Series A Preferred Shares, voting together with the holders of all other series of Preferred Stock as a single class, will be entitled to elect such two additional directors to serve on the Company's Board of Directors at each such annual meeting. Each director elected by the holders of shares of the Preferred Stock shall continue to serve as such director until the later of
(i) the full term for which he or she shall have been elected or (ii) the payment of four quarterly dividends on the Preferred Stock, including the Series A Preferred Shares.

  The affirmative vote or consent of the holders of at least 67% of the outstanding shares of each series of Preferred Stock of the Company, including the Series A Preferred Shares, will be required (a) to create any class or series of stock which shall, as to dividends or distribution of assets, rank prior to or on a parity with any outstanding series of Preferred Stock of the Company other than a series which shall not have any right to object to such creation or (b) alter or change the provisions of the Company's Charter (including the terms of the Series A Preferred Shares) so as to adversely affect the voting powers, preferences or special rights of the holders of a series of Preferred Stock of the Company; provided that if such amendment shall not adversely affect all series of Preferred Stock of the Company, such amendment need only be approved by at least 67% of the holders of shares of all series of Preferred Stock adversely affected thereby.

REDEMPTION

  The Series A Preferred Shares will not be redeemable prior to            ,
2002 (except upon the occurrence of a Tax Event). On or after such date, the Series A Preferred Shares will be redeemable at the option of the Company, in whole or in part, at any time or from time to time on not less than 30 nor more than 60 days' notice by mail, at the principal amount thereof, plus the quarterly accrued and unpaid dividend to the date of redemption, if any, thereon.

  In the event that fewer than all the outstanding Series A Preferred Shares are to be redeemed, the number of Series A Preferred Shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable, provided that such method satisfies any applicable requirements of any securities exchange on which the Series A Preferred Shares are then listed.

  Unless full dividends on the Series A Preferred Shares have been or are contemporaneously declared and paid, or declared and a sum sufficient for the payment thereof has been set apart for payment for the then-current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are redeemed and the Company shall not purchase or otherwise acquire any Series A Preferred Shares; provided, however, that the Company may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

  The Company will also have the right at any time, upon the occurrence of a Tax Event, to redeem the Series A Preferred Shares, in whole (but not in part) at a redemption price of $25.00 per share, plus the quarterly accrued and unpaid dividend to the date of redemption, if any, thereon. "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, published or private ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is a material risk that (a) dividends paid or to be paid by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible by the Company for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

RIGHTS UPON LIQUIDATION

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares at the time outstanding will be entitled to receive out of assets of the Company legally available for distribution to stockholders under applicable law, before any distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to the Series A Preferred Shares upon liquidation, subject to rights of the Company's general creditors, liquidating distributions in the amount of $25.00 per share, plus the quarterly accrued and unpaid dividend thereon, if any, to the date of liquidation.

  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidation distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Series A Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Company, then the holders of the Series A Preferred Shares and such other classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

  For such purposes, the consolidation or merger of the Company with or into any other entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute liquidation, dissolution or winding up of the Company.

INDEPENDENT DIRECTOR APPROVAL

  The terms of the Series A Preferred Shares require that, as long as any Series A Preferred Shares are outstanding, certain actions by the Company be approved by a majority of the Independent Directors.
and                         will be the Company's initial Independent
Directors. See "Management--Independent Directors." As long as there are only two Independent Directors, any action that requires the approval of a majority of Independent Directors must be approved by both Independent Directors. In order to be considered "independent," a director must not be a current officer or employee of the Company or a current director, officer or employee of the Bank or any other affiliate of the Bank. In addition, any members of the Board of Directors of the Company elected by holders of Preferred Stock, including the Series A Preferred Shares, will be deemed to be Independent Directors for purposes of approving actions requiring the approval of a majority of the Independent Directors. The actions which require approval of a majority of the Independent Directors include (i) the issuance of additional Preferred Stock ranking senior to, or on a parity with, the Series A Preferred Shares, (ii) the modification of the general distribution policy or the declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Series A Preferred Shares and the Common Stock would exceed an amount equal to the sum of 105% of the Company's "REIT taxable income" (excluding capital gains) for such year plus net capital gains of the Company for that year, (iii) the acquisition of real estate assets other than Mortgage Assets, (iv) the redemption of any shares of Common Stock, (v) the termination or modification of, or the election not to renew, the Advisory Agreement or the Servicing Agreement or the subcontracting of any duties under the Servicing Agreement or the Advisory Agreement to third parties unaffiliated with the Bank, (vi) any
dissolution, liquidation or termination of the Company prior to             ,
2002, and (vii) the determination to revoke the Company's REIT status. The terms of the Charter require that, in assessing the benefits to the Company of any proposed action requiring their consent, the Independent Directors take into account the interests of holders of both the Common Stock and the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares. In considering the interests of the holders of the Preferred Stock, including, without limitation, holders of the Series A Preferred Shares, the Independent Directors shall owe the same duties that the Independent Directors owe to holders of Common Stock.

RESTRICTIONS ON OWNERSHIP

  For information regarding restrictions on ownership of the Series A Preferred Shares, see "Description of Capital Stock--Restrictions on Ownership and Transfer."

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of the terms of the capital stock of the Company does not purport to be complete and is subject in all respects to the applicable provisions of the MGCL and the Charter and Bylaws of the Company.

COMMON STOCK

  General. The Company is authorized by the Charter to issue up to 1,000 shares of Common Stock. Upon consummation of the Offering and the transactions described in "Transactions Constituting the Formation," the Company will have outstanding 1,000 shares of Common Stock, all of which will be held by the Bank. In addition, the Bank currently intends that, so long as any Series A Preferred Shares are outstanding, it will maintain direct or indirect ownership of at least 80% of the outstanding shares of Common Stock.

  Dividends. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, provided that, if the Company fails to declare and pay or declare and set apart full dividends on the Series A Preferred Shares in any dividend period, the Company may not pay any dividends or other distributions with respect to the Common Stock until such time as dividends on all outstanding Series A Preferred Shares have been (i) declared and paid for three consecutive dividend periods and (ii) declared and paid, or declared and a sum sufficient for the payment thereof has been set apart for payment, for the fourth consecutive dividend period. In order to remain qualified as a REIT, the Company must distribute annually at least 95% of its annual "REIT taxable income" (not including capital gains) to stockholders. See "U.S. Federal Income Tax Considerations--Organizational Requirements."

  Voting Rights. Subject to the rights, if any, of the holders of any class or series of Preferred Stock, all voting rights are vested in the Common Stock. The holders of Common Stock are entitled to one vote per share. All of the issued and outstanding shares of Common Stock are currently held by the Bank.

  As the holder of all of the outstanding shares of Common Stock, the Bank will be able, subject to the terms of the Series A Preferred Shares and any other class or series of stock subsequently issued by the Company, to elect and remove directors, amend the Charter, and take such other actions requiring stockholder approval under the MCGL or otherwise.

  Rights Upon Liquidation. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after there have been paid or set aside for the holders of all series of Preferred Stock the full preferential amounts to which such holders are entitled, the holders of Common Stock will be entitled to share equally and ratably in any assets remaining, after the payment of all debts and liabilities.

PREFERRED STOCK

  The Company is authorized by the Charter to issue up to 20 million shares of Preferred Stock. Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors or, if then constituted, a duly authorized committee thereof, is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish, from time to time, the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors.

  Upon issuance against full payment of the purchase price therefor, shares of Preferred Stock will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in an amendment to the Charter of the Company relating to that class or series.

  An amendment to the Charter of the Company relating to each class or series of Preferred Stock will set forth the preferences and other terms of such class or series, including without limitation the following: (1) the title and stated value of such class or series; (2) the number of shares of such class or series offered and the liquidation preference per share of such class or series; (3) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series; (4) whether dividends on such class or series of Preferred Stock are cumulative or not and, if cumulative, the date from which dividends on such class or series shall accumulate; (5) the provision for a sinking fund, if any, for such class or series; (6) the provisions for redemption, if applicable, of such class or series; (7) the relative ranking and preferences of such class or series as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (8) any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (9) any other specific terms, preferences, rights, limitations or restrictions of such class or series; and (10) any voting rights of such class or series.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

  The Company's Charter contains certain restrictions on the number of shares of Preferred Stock that individual stockholders may directly or beneficially own. For the Company to qualify as a REIT under the Code, no more than 50% of the value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities and using certain constructive ownership principles) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "Five or Fewer Test"). The capital stock of the Company must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year (the "One Hundred Persons Test"). Absent any restrictions on the number of shares of Preferred Stock that a stockholder may acquire and own (directly or indirectly), there would be a possibility that the Company might fail the Five or Fewer Test or the One Hundred Persons Test. In order to avoid the possibility that the Company may fail the Five or Fewer Test or the One Hundred Persons Test, the Company has adopted certain share ownership limitations in its Charter.

  Subject to certain exceptions specified in the Company's Charter, no natural person or entity which is considered to be an individual under Section 542(a)(2) of the Code is permitted to own (including shares deemed to be owned by virtue of the relevant attribution provisions of the Code), more than 5% (the "Ownership Limit") of any issued and outstanding class or series of Preferred Stock. The Board of Directors may (but in no event will be required to), upon receipt of a ruling from the IRS or an opinion of counsel satisfactory to it, raise or waive the Ownership Limit with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT. Further, the Charter of the Company contains restrictions on the acquisition and ownership of Preferred Stock intended to ensure compliance with the One Hundred Persons Test. Such provisions include a restriction that if any transfer of shares of capital stock of the Company would cause the Company to be owned by fewer than 100 persons, such transfer shall be null and void and the intended transferee will acquire no rights to the stock.

  The Charter of the Company provides that shares of any class or series of Preferred Stock owned, or deemed to be owned, by, or transferred to a stockholder in excess of the Ownership Limit, or which would otherwise cause the Company to fail to qualify as a REIT (the "Excess Shares"), will automatically be transferred, by operation of law, to a trustee as a trustee of a trust for the exclusive benefit of a charity to be named by the Company. Any distributions paid on the Excess Shares prior to the discovery of the prohibited transfer or ownership are to be repaid by the transferee to the Company and by the Company to the trustee; any vote of the Excess Shares while the shares were held by the transferee prior to the Company's discovery of the prohibited transfer or ownership thereof shall be void ab initio and the transferee shall be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the transferee will be rescinded as void ab initio. In liquidation, the transferee stockholder's ratable share of the Company's assets would be limited to the price paid by the transferee for the Excess Shares or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust shall promptly sell the Excess Shares to any person whose ownership is not prohibited, whereupon the interest of the trust shall terminate. Proceeds of the sale shall be paid to the transferee up to its purchase price (or, if the transferee did not purchase the shares, the value on its date of acquisition) and any remaining proceeds shall be paid to a charity to be named by the Company.

  The constructive ownership rules of the Code are complex and may cause Preferred Stock owned, directly or indirectly, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition or ownership of less than 5% of a class or series of issued and outstanding Preferred Stock (or the acquisition or ownership of an interest in an entity that owns shares of such series of Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 5% of such class or series of Preferred Stock, and thus subject such stock to the applicable Ownership Limit. Direct or constructive ownership in excess of the Ownership Limit would cause ownership of the shares in excess of the limit to be transferred to the trustee.

  All certificates representing shares of Preferred Stock will bear a legend referring to the restrictions described above.

  The Ownership Limit provisions will not be automatically removed even if the REIT Provisions (as defined herein) are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. The foregoing restrictions on transferability and ownership will not apply, however, if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or continue to qualify, as a REIT.

  The Charter of the Company requires that any person who beneficially owns 0.5% (or such lower percentage as may be required by the Code or the Treasury Regulations) of the outstanding shares of any class or series of Preferred Stock of the Company must provide certain information to the Company within 30 days of June 30 and December 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

SUPER-MAJORITY DIRECTOR APPROVAL

  The Charter of the Company requires approval by two-thirds of the Company's Board of Directors in order for the Company to file a voluntary petition of bankruptcy.

BUSINESS COMBINATIONS

  Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be
(i) approved by the board of directors of such corporation and (ii) approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Bank beneficially owns more than ten percent of the Company's voting shares and would, therefore, together with its affiliates, be subject to the business combination provision of the MGCL. However, pursuant to the statute, the Company has exempted any business combinations involving the Bank and any present or future affiliate thereof and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between any of them and the Company. As a result, the Bank and any present or future affiliate thereof may be able to enter into business combinations with the Company that may not be in the best interest of its stockholders without compliance by the Company with the super-majority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

  The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by stockholders, excluding shares owned by the acquiror and officers who are employees of the corporation. "Control shares" are shares which, if aggregated with all other shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (i) 20% or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of the outstanding shares. Control shares do not include shares that the acquiring person is entitled to vote on the basis of prior stockholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exemptions.

  A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or excepted by the charter or bylaws of the corporation prior to a control share acquisition.

  The Bylaws of the Company contain a provision exempting from the control share statute any shares of stock owned by the Bank or any affiliate of the Bank.

                    U.S. FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following summary of U.S. material federal income tax considerations regarding the Offering is based upon current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes summaries of legal matters or legal conclusions, has been reviewed by Chapman and Cutler, and it is such firm's opinion that such information is accurate in all material respects. The discussion below is based on existing U.S. federal income tax law, which is subject to change, with possible retroactive effect. The discussion below does not address all aspects of taxation that may be relevant in the particular circumstances of each stockholder or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, except to the extent discussed) subject to special treatment under the U.S. federal income tax laws.

  EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND SALE OF THE SERIES A PREFERRED SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

 General. The Company will elect to be taxed as a REIT under Sections 856 through 860 of the Code and the applicable Treasury Regulations (the "REIT Requirements" or the "REIT Provisions"), commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending, December 31, 1997, it will be owned and organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

  The REIT Requirements are technical and complex. The following discussion sets forth only the material aspects of those requirements. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

  In the opinion of Chapman and Cutler, commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on certain factual assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to factual matters, such as the organization and expected manner of operation of the Company. In addition, this opinion is based upon the factual representations of the Company concerning its business and Mortgage Assets set forth in this Prospectus. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Chapman and Cutler on a continuing basis. No assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify."

  If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on that portion of its ordinary income or capital gain that is annually distributed to stockholders. Such treatment substantially eliminates the federal "double taxation" on earnings (at the corporate and the stockholder levels) that generally results from investment in a corporation.

  Notwithstanding the Company's qualification as a REIT, the Company may be subject to federal income and excise tax as follows:

    First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

    Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on certain of its items of tax preference, if any.

    Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

    Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than sales of foreclosure property and sales that qualify for a statutory safe harbor), such income will be subject to a 100% tax.

    Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualifications as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability.

    Sixth, if the Company should fail to distribute, or fail to be treated as having distributed, with respect to each calendar year at least the sum of
  (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  The Company does not now intend to acquire any appreciated assets from a corporation generally subject to full corporate-level tax in a transaction in which any gain on the transfer is not fully recognized. However, in the event of such an acquisition, the Company could, under certain circumstances, be subject to tax upon disposition of such assets.

  Organizational Requirements. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for the REIT Requirements;
(iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year; and (vii) meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (vi), certain tax-exempt entities are generally treated as individuals, and the beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a REIT will be treated as holding shares of the REIT in proportion to their actuarial interests in the pension trust. See "--Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders." In the opinion of Chapman and Cutler, the Company does not constitute a financial institution within the meaning of condition (iv).

  In the opinion of Chapman and Cutler, preferred stock is taken into account for purposes of determining whether a REIT satisfies conditions (v) and (vi) above. The Company believes that it will issue sufficient shares pursuant to the Offering to allow it to satisfy conditions (v) and (vi) above. In addition, the Company's Charter includes certain restrictions regarding transfer of its shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and
(vi) above. Such transfer and ownership restrictions are described under "Description of Capital Stock--Restrictions on Ownership and Transfer." Also, while certain options to acquire stock would be taken into account for the purpose of determining whether conditions (v) and (vi) are satisfied, in the opinion of Chapman and Cutler, because of the contingent nature of the Automatic Exchange, the Automatic Exchange does not constitute an option by the Bank to acquire the Series A Preferred Shares for this purpose and the possibility that the Automatic Exchange might occur will not affect the status of the Company as a REIT prior to an actual occurrence of the Automatic Exchange.

  In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

  Income Tests. In order to maintain qualification as a REIT, the Company must annually satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (as interest on obligations secured by mortgages on real property, certain "rents from real property" or as gain on the sale or exchange of such property and certain fees with respect to agreements to make or acquire mortgage loans), from certain types of temporary investments or certain other types of gross income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income qualifying for the 75% gross income test listed above, dividends, interest, and gain from the sale or other disposition of stock or securities and certain other types of gross income (or from any combination of the foregoing).

  For interest to qualify as "interest on obligations secured by mortgages on real property or on interests in real property," the obligation must be secured by real property having a fair market value at the time of acquisition at least equal to the principal amount of the loan. The term "interest" includes only an amount that constitutes compensation for the use or forbearance of money. For example, a fee received or accrued by a lender which is in fact a charge for services performed for a borrower rather than a charge for the use of borrowed money is not includable as interest; amounts earned as consideration for entering into agreements to make loans secured by real property, although not interest, are otherwise treated as within the 75% and 95% classes of gross income so long as the determination of those amounts does not depend on the income or profits of any person. By statute, the term interest does not include any amount based on income or profits except that the Code provides that (i) interest "based on a fixed percentage or percentages of receipts or sales" is not excluded and (ii) when the REIT makes a loan that provides for interest based on the borrower's receipts or sales and a portion of such receipts or sales under one or more leases is based on income or profits, only a proportionate amount of the contingent interest paid by the borrower will be disqualified as interest.

  The Company anticipates that all the interest on the Mortgage Assets will satisfy the 75% and 95% gross income tests.

  Relief Provisions. If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of the Company--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

  Asset Tests. At the close of each quarter of its taxable year, the Company must satisfy three tests relating the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including stock or debt instruments held for not more than one year that were purchased with the proceeds of a stock offering, or long-term (at least five years) debt offering of the Company), cash, cash items, and government securities. The Company anticipates that substantially all of its assets will fall in this category. Second, not more than 25% of the value of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities.

  After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such action within 30 days after the close of any quarter as may be required to cure any noncompliance, but no assurance can be given that such asset tests will be met.

  Annual Distribution Requirements. In order to be treated as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of
(i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) plus (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute (or is not treated as having distributed) all of its net capital gain or distributes (or is treated as having distributed) at least 95%, but less than 100% of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirement. However, under some circumstances, the payment of dividends on the Series A Preferred Shares could be subject to regulatory limitations. See "Risk Factors--Dividend and Other Regulatory Restrictions on Operations of the Company." If the Company fails to declare and pay full dividends on the Series A Preferred Shares in any dividend period, the Company may not make any dividends or other distributions (including redemptions and purchases) with respect to the Common Stock until such time as dividends on all outstanding Series A Preferred Shares have been
(i) declared and paid for three consecutive dividend periods and (ii) declared and paid or declared and a sum sufficient for the payment thereof has been set apart for payment for the fourth consecutive dividend period. If the Company becomes subject to this prohibition, it could have REIT taxable income during a taxable year in excess of the distributions with respect to the Series A Preferred Shares. It is anticipated that if this should occur, the Company would be eligible to make and would in fact make so-called consent dividends, where no actual distributions are made but the Company and the holders of the Common Stock would be treated solely for tax purposes as if distributions in the amount of the consent dividends were made.

  "REIT taxable income" is the taxable income of a REIT, which generally is computed in the same fashion as the taxable income of any corporation, except that (i) certain deductions are not available, such as the deduction for dividends received, (ii) it may deduct dividends paid (or deemed paid) during the taxable year, (iii) net capital gains and losses are excluded, and (iv) certain other adjustments are made.

  It is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in calculating the taxable income of the Company. In the event that such an insufficiency or such timing differences occur, in order to meet the 95% distribution requirement the Company may find it necessary to arrange for borrowings or to pay dividends in the form of taxable stock dividends if it is practicable to do so.

  Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

  If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost, and will not be permitted to requalify unless it distributes any earnings and profits attributable to the period when it failed to qualify.

TAX TREATMENT OF AUTOMATIC EXCHANGE

  Upon the occurrence of the Exchange Event, the outstanding Series A Preferred Shares will be automatically exchanged on a one-for-one basis for Bank Preferred Shares. See "Description of Series A Preferred Shares-- Automatic Exchange." The Automatic Exchange will be a taxable exchange with respect to which each holder of the Series A Preferred Shares will have a gain or loss, as the case may be, measured by the difference between the basis of such holder in the Series A Preferred Shares and the fair market value of the Bank Preferred Shares received in the Automatic Exchange. Assuming that such holder's Series A Preferred Shares were held as capital assets for the applicable time period prior to the Automatic Exchange, any gain or loss will be capital gain or loss. The basis of the holder in the Bank Preferred Shares will be their fair market value at the time of the Automatic Exchange.

TAXATION OF UNITED STATES STOCKHOLDERS

  As used herein, the term "United States Stockholder" means a holder of Series A Preferred Shares that is for United States federal income tax purposes (i) a citizen or resident or the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source (except, with respect to the tax year of any trust that begins after December 31, 1996, a United States Stockholder shall mean a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have authority to control all substantial decisions of the trust). A "Non-United States Stockholder" is any holder of Series A Preferred Shares that is not a United States Stockholder.

  Distributions Generally. As long as the Company qualifies as a REIT, distributions to a United States Stockholder up to the amount of the Company's current or accumulated earnings and profits (and not designated as capital gains dividends) will be taken into account as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions that are designated by the Company as capital gains dividends will be treated as long-term capital gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gains dividends as ordinary income, pursuant to Section 291(d) of the Code. A distribution in excess of current or accumulated earnings and profits will first be treated as a tax-free return of capital, reducing the tax basis in the United States Stockholder's Series A Preferred Shares, and a distribution in excess of the United States Stockholder's tax basis in its Series A Preferred Shares will be taxable gain realized from the sale of such shares. Dividends declared by the Company in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year; provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not claim the benefit of any tax losses of the Company on their own income tax returns.

  Losses incurred on the sale or exchange of Series A Preferred Shares held for less than six months will be deemed a long-term capital loss to the extent of any capital gain dividends received by the selling stockholder with respect to such stock.

  Treatment of Tax-Exempt Stockholders. Distributions from the Company to a tax-exempt employee's pension trust or other domestic tax-exempt stockholder will not constitute "unrelated business taxable income" unless the stockholder has borrowed to acquire or carry its shares of the Company. A tax-exempt employee's pension trust that holds more than 10% of the shares of the capital stock of the Company may under certain circumstances be required to treat a certain percentage of dividends as unrelated business taxable income if the Company is "predominantly held" by qualified trusts. For these purposes, a qualified trust is any trust defined under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. As a consequence of the look-through provisions of Code Section 856(h)(3), which generally affects ownership by pension trusts of shares of REITs, any qualified pension trust that owns more than 10% of the shares of the capital stock of the Company might be required to treat a certain portion of the dividends paid as unrelated business taxable income, if the conditions set forth in Code Section 856(h)(3) are satisfied. Assuming compliance with the ownership limit described in "Description of Capital Stock--Restrictions on Ownership," the Company does not anticipate that such conditions will be satisfied.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

  The following discussion summarizes certain United States federal income tax consequences of the acquisition, ownership and disposition of the Series A Preferred Shares by an initial purchaser of the Series A Preferred Shares that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). For purposes of this discussion, a "United States person" means: a citizen or individual resident of the United States; a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof; an estate the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or a trust if both: (i) a United States court is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States trustees or fiduciaries have the authority to control all substantial decisions of the trust. This discussion is necessarily of a general nature and does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of the Series A Preferred Shares as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

  Dividends. Dividends paid by the Company out of current and accumulated earnings and profits, as determined for United States federal income tax purposes, to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business of the Non-United States Holder. Distributions paid by the Company in excess of its current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of the holder's adjusted basis in his Series A Preferred Shares and, thereafter, as gain from the sale or exchange of a capital asset as described "--Gain on Disposition." If it cannot be determined at the time a distribution is made whether such distribution will exceed the current and accumulated earnings and profits of the Company, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the Non-United States Holder's United States federal income tax liability if it is subsequently determined that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company. If the receipt of a dividend is treated as being effectively connected with the conduct of a United States trade or business by a Non-United States Holder, the dividend received by such holder will be subject to United States federal income tax in the same manner as United States persons generally (and, in the case of a corporate holder, possibly the branch profits tax).

  Gain on Disposition. A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of the Series A Preferred Shares unless (i) the gain is effectively connected with the conduct of a United States trade or business by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds the Series A Preferred Shares as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met, or (iii) the Series A Preferred Shares constitute "United States real property interests" ("USRPIs"). The Company does not believe that the Series A Preferred Shares are, or are likely to become, USRPIs. Gain that is effectively connected with the conduct of a United States trade or business by a Non-United States Holder will be subject to United States federal income tax in the same manner as United States persons generally (and, in the case of a corporate holder, possibly the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

  The Company will report to its stockholders and the IRS the amount of dividends paid or deemed paid during each calendar year, and the amount of tax withheld, if any.

  United States Stockholders. Under certain circumstances, a United States Stockholder of Series A Preferred Shares may be subject to backup withholding at a rate of 31% on payments made with respect to, or cash proceeds of a sale or exchange of, Series A Preferred Shares. Backup withholding will apply only if the holder (i) fails to furnish the person required to withhold with its Taxpayer Identification Number ("TIN") which, for an individual, would be his or her Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. A United States Stockholder should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a United States Stockholder will be allowed as a credit against such United States Stockholder's United States federal income tax liability and may entitle such United States Stockholder to a refund, provided that the required information is furnished to the IRS.

  Foreign Stockholders. Additional issues may arise pertaining to information reporting and backup withholding with respect to Foreign Stockholders, and a Foreign Stockholder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a Foreign Stockholder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Foreign Stockholder will be allowed as a credit against any United States federal income tax liability of such Foreign Stockholder. If withholding, results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES

  The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                             ERISA CONSIDERATIONS

GENERAL

  In evaluating the purchase of Series A Preferred Shares, a fiduciary of a qualified profit-sharing, pension or stock bonus plan, including a plan for self-employed individuals and their employees or any other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a collective investment fund or separate account in which such plans invest and any other investor using assets that are treated as the assets of an employee benefit plan subject to ERISA (each, a "Plan" and collectively, "Plans") should consider (a) whether the ownership of Series A Preferred Shares is in accordance with the documents and instruments governing such Plan; (b) whether the ownership of Series A Preferred Shares is solely in the interest of Plan participants and beneficiaries and otherwise consistent with the fiduciary's responsibilities and in compliance with the requirements of Part 4 of Title I of ERISA, including, in particular, the diversification, prudence and liquidity requirements of Section 404 of ERISA and the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code; (c) whether the Company's assets are treated as assets of the Plan; and (d) the need to value the assets of the Plan annually. In addition, the fiduciary of an individual retirement arrangement under Section 408 of the Code (an "IRA") considering the purchase of Series A Preferred Shares should consider whether the ownership of Series A Preferred Shares would result in a non-exempt prohibited transaction under Section 4975 of the Code.

  The fiduciary investment considerations summarized below provide a general discussion that does not include all of the fiduciary investment considerations relevant to Plans and, where indicated, IRAs. This summary is based on the current provisions of ERISA and the Code and regulations and rulings thereunder, and may be changed (perhaps adversely and with retroactive effect) by future legislative, administrative or judicial actions. PLANS AND IRAS THAT ARE PROSPECTIVE PURCHASERS OF SERIES A PREFERRED SHARES SHOULD CONSULT WITH AND RELY UPON THEIR OWN ADVISORS IN EVALUATING THESE MATTERS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN ASSET REGULATION

  Under Department of Labor regulations governing what constitutes the assets of a Plan or IRA ("Plan Assets") for purposes of ERISA and the related prohibited transaction provisions of the Code (the "Plan Asset Regulation," 29 C.F.R. Sec. 2510.3-101), when a Plan or IRA makes an equity investment in another entity, the underlying assets of the entity will not be considered Plan Assets if the equity interest is a "publicly-offered security."

  For purposes of the Plan Asset Regulation, a "publicly-offered security" is a security that is (a) "freely transferable," (b) part of a class of securities that is "widely held," and (c) sold to the Plan or IRA as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. The Series A Preferred Shares will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan Asset Regulation.

  The Plan Asset Regulation provides that a security is "widely held" only if it is a part of the class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Company expects the Series A Preferred Shares to be "widely held" upon the completion of the Offering.

  The Plan Asset Regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with the offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are "freely transferable." The Company believes that any restrictions imposed on the transfer of the Series A Preferred Shares are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the Series A Preferred Shares to be "freely transferable."

  A Plan should not acquire or hold the Series A Preferred Shares if the Company's underlying assets will be treated as the assets of such Plan. However, the Company believes that under the Plan Asset Regulation the Series A Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any Plan or IRA investing in the Series A Preferred Shares.

EFFECT OF PLAN ASSET STATUS

  ERISA generally requires that the assets of a Plan be held in trust and that the trustee, or an investment manager (within the meaning of Section 3(38) of ERISA), have exclusive authority and discretion to manage and control the assets of the Plan. As discussed above, the assets of the Company under current law do not appear likely to be assets of the Plans receiving Series A Preferred Shares as a result of the Offering. However, if the assets of the Company were deemed to be assets of the Plans under ERISA, certain directors and officers of the Company might be deemed fiduciaries with respect to the Plans that invest in the Company and the prudence and other fiduciary standards set forth in ERISA would apply to them and to all investments.

  If the assets of the Company were deemed to be Plan Assets, transactions between the Company and parties in interest or disqualified persons with respect to the investing Plan or IRA could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority would also have been improperly delegated to such fiduciaries, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the Series A Preferred Shares could be liable as co-fiduciaries for actions taken by the Company that do not conform to the ERISA standards for investments under Part 4 of Title I of ERISA.

PROHIBITED TRANSACTIONS

  Section 406 of ERISA provides that Plan fiduciaries are prohibited from causing the Plan to engage in certain types of transactions. Section 406(a) prohibits a fiduciary from knowingly causing a Plan to engage directly or indirectly in, among other things: (a) a sale or exchange, or leasing, of property with a party in interest; (b) a loan or other extension of credit with a party in interest; (c) a transaction involving the furnishing of goods, services or facilities with a party in interest; or (d) a transaction involving the transfer of Plan assets to, or use of Plan assets by or for the benefit of, a party in interest. Additionally, Section 406 prohibits a Plan fiduciary from dealing with Plan assets in its own interest or for its own account, from acting in any capacity in any transaction involving the Plan on behalf of a party (or representing a party) whose interests are adverse to the interests of the Plan, and from receiving any consideration for its own account from any party dealing with the Plan in connection with a transaction involving Plan assets. Similar provisions in Section 4975 of the Code apply to transactions between disqualified persons and Plans and IRAs and result in the imposition of excise taxes on such disqualified persons.

  If a prohibited transaction has occurred, Plan fiduciaries involved in the transaction could be required to (a) undo the transaction, (b) restore to the Plan any profit realized on the transaction and (c) make good to the Plan any loss suffered by it as a result of the transaction. In addition, parties in interest or disqualified persons would be required to pay excise taxes or penalties.

  If the investment constituted a prohibited transaction under Section 408(e)(2) of the Code by reason of the Company engaging in a prohibited transaction with the individual who established an IRA or his or her beneficiary, the IRA would lose its tax-exempt status. The other penalties for prohibited transactions would not apply.

  Thus, the acquisition of the Series A Preferred Shares by a Plan could result in a prohibited transaction if an Underwriter, the Company, the Bank or any of their affiliates is a party in interest or disqualified person with respect to the Plan. Any such prohibited transaction could be treated as exempt under ERISA and the Code if the Series A Preferred Shares were acquired pursuant to and in accordance with one or more "class exemptions" issued by the Department of Labor, such as Prohibited Transaction Class Exemption ("PTCE") 75-1 (an exemption for certain transactions involving employee benefit plans and broker-dealers (such as the Underwriters), reporting dealers, and banks), PTCE 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving an insurance company's general account) and PTCE 96-23 (an exemption for certain transactions determined by a qualifying in-house asset manager).

  A Plan should not acquire the Series A Preferred Shares pursuant to the Offering if such acquisition will constitute a non-exempt prohibited transaction. However, as indicated above under "--Plan Asset Regulation," the Company believes that under the Plan Asset Regulation the Series A Preferred Shares should be treated as "publicly-offered securities" and, accordingly, the underlying assets of the Company should not be considered to be assets of any Plan or IRA investing in the Series A Preferred Shares.

UNRELATED BUSINESS TAXABLE INCOME

  Plan fiduciaries should also consider the consequences of holding more than 10% of the Series A Preferred Shares if the Company is "predominantly held" by qualified trusts. See "U.S. Federal Income Tax Considerations--Taxation of United States Stockholders--Treatment of Tax-Exempt Stockholders."

                                   THE BANK

CERTAIN INFORMATION REGARDING THE BANK

  The Bank is an Illinois banking corporation located at 111 West Monroe Street, Chicago, Illinois 60603. The Bank is a wholly owned subsidiary of Harris Bankcorp, Inc., a multibank holding company incorporated under the laws of the State of Delaware and headquartered in Chicago. Harris Bankcorp, Inc. also owns 13 other banks, 12 in the counties surrounding Chicago and one in Arizona. The Bank maintains 60 domestic branch offices, an international banking facility and 96 automated teller machines in the Chicago area. The Bank also has representative offices in the cities of Los Angeles, New York and Tokyo; a branch office in Nassau; and an Edge Act subsidiary in New York. At September 30, 1997, the Bank had total assets of $15.3 billion, total deposits of $10.3 billion, total loans (net of unearned income) of $8.4 billion and equity capital of $1.3 billion.

  The Bank provides a broad range of banking and financial services to individuals and corporations domestically and abroad. Services include corporate banking, personal financial services, corporate and personal trust services, charge cards and investment services. The Bank offers: demand and time deposit accounts; various types of loans, including term, real estate, revolving credit facilities and lines of credit; sales and purchases of foreign currencies; interest rate management products, including swaps, forward rate agreements and interest rate guarantees; cash management services; underwriting of municipal bonds; financial consulting; and a wide variety of trust and trust-related services including global custody, master trust, transfer agent and registrar and estate administration.

  Competitors of the Bank include commercial banks, savings and loan associations, consumer and commercial finance companies, credit unions and other financial services companies. Based on legislation passed in 1986 that allows Illinois banks to be acquired by banks or holding companies in states with a reciprocal law in effect together with the federal Interstate Banking Efficiency Act of 1994 which will allow for both interstate banking and interstate branching in certain circumstances, the Bank believes that the level of competition will increase in the future.

  The Bank is subject to regulation by the Federal Reserve Board and the Federal Deposit Insurance Corporation (the "FDIC"). As a state-chartered bank, it is also regulated by the Office of the Commissioner of Banks and Real Estate of the State of Illinois (the "Illinois Commissioner of Banks"). These regulatory bodies examine the Bank and supervise numerous aspects of its business.

  The audited consolidated financial statements of the Bank for the years ended December 31, 1995 and 1996 are included herein. See "--Selected Consolidated Financial and Other Data."

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

  The selected consolidated financial data set forth below for the year ended December 31, 1996, have been derived from the Bank's consolidated financial statements included elsewhere herein. The data presented for the quarter and nine months ending September 30, 1997 and 1996 are unaudited but have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal, recurring accruals that the Bank considers necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for the period ended September 30, 1997, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997. The selected financial data presented below should be read in conjunction with the Bank's consolidated financial statements and notes thereto and other information appearing elsewhere herein.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                           UNAUDITED                 UNAUDITED
                                           SEPTEMBER    DECEMBER     SEPTEMBER
                                              30,          31,          30,
                                             1997         1996         1996
                                          -----------  -----------  -----------
                                           (IN THOUSANDS EXCEPT SHARE DATA)
ASSETS
Cash and demand balances due from banks.  $ 1,188,255  $ 1,154,613  $ 1,747,589
Money market assets:
  Interest-bearing deposits at banks....      550,173      658,187      839,856
  Federal funds sold and securities
   purchased under agreement to resell..      396,400      316,275      478,625
Portfolio securities available for sale.    3,685,983    2,759,331    3,137,919
Trading account assets..................       35,467      110,355       28,225
Loans...................................    8,382,298    8,147,180    7,859,330
Allowance for possible loan losses......     (107,180)    (108,408)    (108,949)
  Net loans.............................    8,275,118    8,038,772    7,750,381
Premises and equipment..................      222,857      190,154      180,470
Customers' liability on acceptances.....       41,205       78,983      100,950
Goodwill and other valuation
 intangibles............................      283,839      294,420      306,162
Other assets............................      611,872      605,576      542,725
                                          -----------  -----------  -----------
    TOTAL ASSETS........................  $15,291,169  $14,206,666  $15,112,902
                                          ===========  ===========  ===========
LIABILITIES
Deposits in domestic offices--
 noninterest-bearing....................    2,729,526    3,124,027    3,181,584
--interest-bearing......................    5,604,026    4,762,256    4,763,849
Deposits in foreign offices--
 noninterest-bearing....................       23,421       35,116       32,775
--interest-bearing......................    1,964,295    1,804,806    2,022,745
                                          -----------  -----------  -----------
    Total deposits......................   10,321,268    9,726,205   10,000,953
Federal funds purchased and securities
 sold under agreement to repurchase.....    2,549,327    1,992,066    2,727,932
Other short-term borrowings.............       25,457      344,372      167,331
Senior notes............................      605,000      350,000      439,000
Acceptances outstanding.................       41,205       78,983      100,950
Accrued interest, taxes and other
 expenses...............................      117,605      125,968      149,148
Other liabilities.......................       55,932       86,506       61,233
Long-term subordinated notes............      325,000      310,000      310,000
                                          -----------  -----------  -----------
    TOTAL LIABILITIES...................   14,040,794   13,014,100   13,956,547
                                          -----------  -----------  -----------
STOCKHOLDER'S EQUITY
Common stock ($10 par value); authorized
 10,000,000 shares; issued and
 outstanding 10,000,000 shares..........      100,000      100,000      100,000
Surplus.................................      600,853      600,377      600,295
Retained earnings.......................      553,257      506,300      486,054
Unrealized holding losses, net of
 deferred tax benefits of $14,420 in
 1997, $9,308 and $26,115 in 1996.......       (3,735)     (14,111)     (29,994)
                                          -----------  -----------  -----------
    TOTAL STOCKHOLDER'S EQUITY..........    1,250,375    1,192,566    1,156,355
                                          -----------  -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDER'S
     EQUITY.............................  $15,291,169  $14,206,666  $15,112,902
                                          ===========  ===========  ===========

CONSOLIDATED STATEMENT OF INCOME

                                              QUARTER ENDED   NINE MONTHS ENDED
                                              SEPTEMBER 30      SEPTEMBER 30
                                            ----------------- -----------------
                                              1997     1996     1997     1996
                                            -------- -------- -------- --------
                                              (IN THOUSANDS EXCEPT PER SHARE
                                                           DATA)
                                                        (UNAUDITED)
INTEREST INCOME
Loans, including fees...................... $175,722 $168,054 $518,995 $478,379
Money market assets:
  Deposits at banks........................    7,120    9,118   24,036   20,443
  Federal funds sold and securities
   purchased under agreement to resell.....    3,457    2,132    9,216    8,373
Trading account............................      841      880    2,441    2,986
Securities available-for-sale:
  U.S. Treasury and Federal agency.........   55,788   43,802  161,484  123,571
  State and municipal......................    1,166    1,357    3,525    4,241
  Other....................................      316      317      947    1,502
                                            -------- -------- -------- --------
    Total interest income..................  244,410  225,660  720,644  639,495
                                            -------- -------- -------- --------
INTEREST EXPENSE
Deposits...................................   90,218   75,227  250,818  203,794
Short-term borrowings......................   37,048   35,179  108,545  115,535
Senior notes...............................    8,433    6,437   31,594   16,723
Long-term subordinated notes...............    5,389    4,790   14,792   14,783
                                            -------- -------- -------- --------
    Total interest expense.................  141,088  121,633  405,749  350,835
                                            -------- -------- -------- --------
NET INTEREST INCOME........................  103,322  104,027  314,895  288,600
Provision for loan losses..................   15,466   14,981   46,555   43,307
                                            -------- -------- -------- --------
NET INTEREST INCOME AFTER PROVISION FOR
 LOAN LOSSES...............................   87,856   89,046  268,340  245,353
                                            -------- -------- -------- --------
NONINTEREST INCOME
Trust and investment management fees.......   25,978   19,704   74,791   62,070
Trading account............................      735      626    3,130    4,132
Foreign exchange...........................    1,348    1,692    3,462    8,686
Charge card................................   12,877   13,007   37,142   33,891
Service fees and charges...................   21,968   20,649   62,856   51,456
Portfolio securities gains.................    5,742      664    9,518    4,110
Other......................................   15,166    8,970   38,806   28,042
                                            -------- -------- -------- --------
    Total noninterest income...............   83,814   65,312  229,705  192,387
                                            -------- -------- -------- --------
NONINTEREST EXPENSES
Salaries and other compensation............   63,131   56,055  183,950  155,293
Pension, profit sharing and other employee
 benefits..................................   12,385    9,602   36,520   32,034
Net occupancy..............................   12,066   10,030   34,312   26,034
Equipment..................................   10,344    8,453   29,234   24,905
Marketing..................................    5,127    6,573   16,167   17,301
Communication and delivery.................    5,455    4,742   15,601   14,005
Deposit insurance..........................      628   18,363    1,826   18,399
Expert services............................    8,600    3,896   21,544   11,282
Other......................................    9,432    8,533   28,220   21,181
                                            -------- -------- -------- --------
                                             127,168  126,247  367,374  320,434
Goodwill and other valuation intangibles...    6,235    6,079   18,505    8,885
                                            -------- -------- -------- --------
    Total noninterest expenses.............  133,403  132,326  385,879  329,319
                                            -------- -------- -------- --------
Income before income taxes.................   38,267   22,032  112,166  108,421
Applicable income taxes....................   11,405    6,121   34,810   34,088
                                            -------- -------- -------- --------
    NET INCOME............................. $ 26,862 $ 15,911 $ 77,356 $ 74,333
                                            ======== ======== ======== ========
EARNINGS PER SHARE (based on 10,000,000
 average shares outstanding)............... $   2.69 $   1.59 $   7.74 $   7.43
                                            ======== ======== ======== ========

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                           1997        1996
                                                        ----------  ----------
                                                              UNAUDITED
                                                           (IN THOUSANDS)
BALANCE AT JANUARY 1................................... $1,192,566  $  837,241
  Net income...........................................     77,356      74,333
  Contributions to capital.............................        476     325,295
  Cash dividends--common stock.........................    (30,400)    (33,400)
  Net change in unrealized holding gains/(losses) on
   available-for-sale securities,
   net of tax..........................................     10,377     (47,114)
                                                        ----------  ----------
BALANCE AT SEPTEMBER 30................................ $1,250,375  $1,156,355
                                                        ==========  ==========

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30
                                                       ------------------------
                                                          1997         1996
CONSOLIDATED STATEMENT OF CASH FLOWS                   -----------  -----------
                                                              UNAUDITED
                                                           (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income............................................ $    77,356  $    74,333
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for loan losses...........................      46,555       43,307
  Depreciation and amortization, including
   intangibles........................................      42,554       30,744
  Deferred tax benefit................................      (1,793)      (1,881)
  Gain on sales of portfolio securities...............      (9,518)      (4,110)
  Trading account net sales...........................      74,888       70,413
  Net increase in interest receivable.................     (18,400)     (10,032)
  Net decrease in interest payable....................      (5,260)      (2,377)
  Net increase in loans held for resale...............     (43,101)     (66,851)
  Other, net..........................................     (17,051)     (66,591)
                                                       -----------  -----------
    Net cash provided by operating activities.........     146,230       66,955
                                                       -----------  -----------
INVESTING ACTIVITIES:
  Net decrease (increase) in interest-bearing deposits
   at banks...........................................     108,014     (382,156)
  Net increase in Federal funds sold and securities
   purchased under agreement to resell................     (80,125)    (314,681)
  Proceeds from sales of securities available-for-
   sale...............................................     980,407      723,245
  Proceeds from maturities of securities available-
   for-sale...........................................   6,725,657    3,418,401
  Purchases of securities available-for-sale..........  (8,605,987)  (5,317,326)
  Net increase in loans...............................    (239,800)     (25,017)
  Net cash received upon assumption of certain assets
   and liabilities of Household Bank, f.s.b...........         --     2,244,009
  Proceeds from sales of premises and equipment.......      17,989        7,032
  Purchases of premises and equipment.................     (74,741)     (38,902)
  Other, net..........................................     (17,011)      (6,480)
                                                       -----------  -----------
    Net cash (used) provided by investing activities..  (1,185,597)     308,125
                                                       -----------  -----------
FINANCING ACTIVITIES:
  Net increase in deposits............................     595,063       79,198
  Net increase in Federal funds purchased and
   securities sold under agreement to repurchase......     557,261      623,795
  Net decrease in short-term borrowings...............    (318,915)    (672,732)
  Proceeds from issuance of senior notes..............   5,310,000    1,199,436
  Repayment of senior notes...........................  (5,055,000)  (1,238,436)
  Proceeds from issuance of long-term notes...........      15,000       15,000
  Proceeds from issuance of preferred stock...........         --        45,000
  Contribution to capital surplus.....................         --       280,000
  Cash dividends paid on common stock.................     (30,400)     (33,400)
  Other, net..........................................         --      (335,112)
                                                       -----------  -----------
    Net cash provided (used) by financing activities..   1,073,009      (37,251)
                                                       -----------  -----------
    NET INCREASE IN CASH AND DEMAND BALANCES DUE FROM
     BANKS............................................      33,642      337,829
    CASH AND DEMAND BALANCES DUE FROM BANKS AT JANUARY
     1................................................   1,154,613    1,409,760
                                                       -----------  -----------
    CASH AND DEMAND BALANCES DUE FROM BANKS AT
     SEPTEMBER 30..................................... $ 1,188,255  $ 1,747,589
                                                       ===========  ===========

  The selected consolidated financial data set forth below for each of the years in the five year period ended December 31, 1996, has been derived from the Bank's consolidated financial statements included elsewhere herein. The selected consolidated financial data presented below should be read in conjunction with the Bank's consolidated financial statements and notes thereto and other information appearing elsewhere herein.

COMPARATIVE CONSOLIDATED STATEMENT OF INCOME

                                 1996      1995      1994      1993      1992
                               --------  --------  --------  --------  --------
                                  (FULLY TAXABLE EQUIVALENT (FTE) BASIS,
                               DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                                     FOR THE YEARS ENDED DECEMBER 31
INTEREST INCOME
Loans, including fees........  $646,767  $608,241  $446,605  $376,820  $429,748
Money market assets:
 Deposits at banks...........    30,480    38,153    30,227    23,870    30,691
 Federal funds sold and
  securities purchased under
  agreement to resell........    11,000    17,833    19,945    14,237    10,108
Trading account..............     4,969     4,556     2,796     6,537    21,056
Securities held-to-maturity..       --     51,642    54,221   130,556   134,531
Securities available-for-
 sale........................   188,022   109,048    87,487       --        --
                               --------  --------  --------  --------  --------
   Total interest income        881,238   829,473   641,281   552,020   626,134
                               --------  --------  --------  --------  --------
INTEREST EXPENSE
Domestic deposits............   168,431   110,815    87,028    72,556    97,114
Foreign deposits.............   114,299   144,528    90,452    57,850    65,072
Short-term borrowings........   152,360   165,427   104,640    69,510    98,893
Senior notes.................    22,425    31,125       --        --        --
Long-term notes..............    19,744    16,881    13,613    20,488    12,953
                               --------  --------  --------  --------  --------
   Total interest expense....   477,259   468,776   295,733   220,404   274,032
                               --------  --------  --------  --------  --------
NET INTEREST INCOME..........   403,979   360,697   345,548   331,616   352,102
Provision for loan losses....    57,382    42,756    37,308    52,265    55,326
                               --------  --------  --------  --------  --------
Net Interest Income after
 Provision for Loan Losses...   346,597   317,941   308,240   279,351   296,776
                               --------  --------  --------  --------  --------
NONINTEREST INCOME
Trust and investment
 management fees.............    83,195   117,078   115,042   113,193   111,083
Trading account..............     7,725     4,831      (747)    4,803    (5,389)
Foreign exchange.............     9,978    14,230    19,749    23,804    24,536
Charge card..................    46,830    41,368    36,997    36,134    35,992
Services fees and charges....    71,440    58,106    62,224    66,618    70,069
Gain on sales of foreign
 claims......................       --        --        --        --     15,823
Securities gains.............     8,531    23,079     5,117    11,967     3,817
Other........................    37,801    17,692    18,726     6,607    11,048
                               --------  --------  --------  --------  --------
   Total noninterest income..   265,500   276,384   257,108   263,126   266,979
                               --------  --------  --------  --------  --------
NONINTEREST EXPENSES
Employment...................   251,467   247,087   242,498   233,860   216,850
Net occupancy................    36,530    35,060    34,571    36,688    38,173
Equipment....................    34,208    35,267    35,076    36,252    39,708
Marketing....................    24,973    21,335    21,055    19,147    16,879
Communication and delivery...    19,252    17,455    14,974    14,941    15,123
Deposit insurance............    18,155     4,762     9,726     9,114    10,112
Experts services.............    17,696    18,425    12,428    12,549    12,917
Trust customer charge........       --        --     51,335       --        --
Writedown of property held
 for expansion...............       --        --        --        --     11,802
Other........................    29,235    34,712    40,360    47,603    56,527
                               --------  --------  --------  --------  --------
                                431,516   414,103   462,023   410,154   418,091
Goodwill and other valuation
 intangibles.................    14,930     5,969     6,791     7,708     8,469
                               --------  --------  --------  --------  --------
   Total noninterest
    expenses.................   446,446   420,072   468,814   417,862   426,560
                               --------  --------  --------  --------  --------
FTE pretax income............   165,651   174,253    96,534   124,615   137,195
Applicable income taxes......    48,179    53,566    12,151    27,243    16,223
FTE adjustment...............    14,391    11,401    16,441    17,915    23,611
                               --------  --------  --------  --------  --------
 Income before cumulative
  effect of a change in
  accounting principle.......   103,081   109,286    67,942    79,457    97,361
Cumulative effect on prior
 years (to December 31, 1992)
 of changing the accounting
 method for income taxes.....       --        --        --      1,782       --
                               --------  --------  --------  --------  --------
   NET INCOME................  $103,081  $109,286  $ 67,942  $ 77,675  $ 97,361
                               ========  ========  ========  ========  ========
PER COMMON SHARE STATISTICS
Net income per share.........  $  10.31  $  10.93  $   6.79  $   7.77  $   9.74
Common stock dividends.......      4.19      3.92      3.00      6.25      9.05
AVERAGE SHARES OUTSTANDING
 (in thousands)..............    10,000    10,000    10,000    10,000    10,000
PROFITABILITY RATIOS
Net income:
 % Average total assets......      0.77%     0.91%     0.62%     0.79%     0.98%
 % Average stockholder's
  equity.....................     10.20%    14.07%     9.49%    11.11%    14.73%
CAPITAL RATIOS
 Tier 1 leverage ratio.......      6.65%     6.44%     6.60%     7.15%     7.36%
 Tier 1 risk-based capital
  ratio......................      7.44%     7.37%     7.82%     8.24%     8.47%
 Total risk-based capital
  ratio......................     10.74%    10.86%    11.22%    12.05%    12.48%
NUMBER OF EMPLOYEES AT YEAR-
 END (full-time equivalent
 basis)......................     4,813     4,256     4,179     4,293     3,983

COMPARATIVE CONSOLIDATED STATEMENT OF CONDITION

                                           YEARS ENDED DECEMBER 31
                          -------------------------------------------------------------
                             1996         1995         1994         1993        1992
                          -----------  -----------  -----------  ----------  ----------
                           (DAILY AVERAGES, DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                    DATA)
ASSETS
Cash and demand balances
 due from banks.........  $ 1,061,029  $ 1,081,748  $ 1,025,296  $1,028,000  $1,024,439
Money market assets;
 Interest-bearing
  deposits at banks.....      576,878      556,862      674,738     639,142     639,863
 Federal funds sold and
  securities purchased
  under agreements to
  resell................      199,578      302,398      486,667     416,939     259,457
Portfolio securities:
 Held-to-maturity.......          --       622,380      565,901   1,973,420   1,889,119
 Available-for-sale.....    2,879,072    1,715,822    1,529,791       4,415         --
Trading account assets..       70,452       64,777       39,812     110,493     250,578
Domestic loans, net of
 unearned income........    7,618,469    6,826,960    5,797,439   5,246,771   5,380,086
Foreign office loans,
 net of unearned income.       59,235       50,183       43,177      55,970      76,787
                          -----------  -----------  -----------  ----------  ----------
 Total loans............    7,677,704    6,877,143    5,840,616   5,302,741   5,456,873
Allowance for possible
 loan losses............      (99,381)     (89,661)     (91,441)    (93,516)    (94,100)
Premises and equipment..      164,020      145,659      144,465     149,222     162,304
Customers' liability on
 acceptances............       87,972      104,994       80,813      71,844     104,498
Goodwill and other
 valuation intangibles..      167,767       27,313       30,040      37,243      42,171
Other assets............      562,002      641,800      566,437     220,419     248,688
                          -----------  -----------  -----------  ----------  ----------
   TOTAL ASSETS.........  $13,347,093  $12,051,235  $10,893,135  $9,860,362  $9,983,890
                          ===========  ===========  ===========  ==========  ==========
LIABILITIES
Demand deposits.........  $ 2,319,943  $ 2,307,609  $ 2,336,834  $2,176,362  $1,922,958
Interest checking
 deposits...............      358,230      209,406      234,614     229,481     233,962
Money market accounts...      773,059      525,760      640,269     677,938     752,794
Savings deposits and
 certificates...........    1,960,134      884,365      810,840     831,504     913,725
Other time deposits.....      673,968      681,547      719,478     751,011     712,515
Deposits in foreign
 officers...............    2,168,342    2,455,804    2,129,070   1,854,646   1,653,201
                          -----------  -----------  -----------  ----------  ----------
   Total deposits.......    8,253,676    7,064,491    6,871,105   6,520,942   6,189,155
Short-term borrowings...    3,066,484    2,929,729    2,553,653   2,229,355   2,803,769
Senior notes............      392,283      512,205          --          --          --
Acceptances outstanding.       87,969      105,064       80,818      73,711     104,501
Other liabilities.......      233,489      426,940      436,894     102,012      87,439
Long-term notes.........      302,705      235,822      235,000     235,000     138,005
                          -----------  -----------  -----------  ----------  ----------
   TOTAL LIABILITIES....   12,336,606   11,274,251   10,177,470   9,161,020   9,322,869
Stockholder's equity....    1,010,487      776,984      715,665     699,342     661,021
                          -----------  -----------  -----------  ----------  ----------
   TOTAL LIABILITIES AND
    STOCKHOLDER'S
    EQUITY..............  $13,347,093  $12,051,235  $10,893,135  $9,860,362  $9,983,890
                          ===========  ===========  ===========  ==========  ==========
RATIOS (Percentage of
 total average assets)
Money market assets.....          5.8%         7.1%        10.7%       10.7%        9.0%
Portfolio securities and
 trading account assets.         22.1         19.9         19.6        21.2        21.4
Loans, net of unearned
 income.................         57.5         57.1         53.6        53.8        54.7
Deposits................         61.8         58.6         63.1        66.1        62.0
Short-term borrowings...         23.0         24.3         23.4        22.6        28.1
Common stockholder's
 equity.................          7.6          6.4          6.6         7.1         6.6
SELECTED YEAR-END DATA
Loans, net of unearned
 income.................  $ 8,147,180  $ 7,459,857  $ 6,356,771  $5,924,320  $5,300,023
Allowance for possible
 loan losses............      108,408       94,153       90,492      93,990      94,258
Total assets............   14,206,666   11,970,485   11,928,006  10,224,452   9,581,034
Deposits................    9,726,205    7,030,551    7,015,566   6,552,316   6,070,590
Long-term subordinated
 notes..................      310,000      295,000      235,000     235,000     235,000
Common stockholder's
 equity.................    1,192,566      837,241      729,731     734,451     695,134
YEAR-END STOCKHOLDER'S
 EQUITY PER COMMON
 SHARE..................  $    119.26  $     83.72  $     72.97  $    73.45  $    69.51

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 1996 Compared to 1995

  The Bank's 1996 net income was $103.1 million. Earnings and return on average common equity ("ROE") comparability between years was affected by the June 1996 purchase of Household Bank's Chicagoland retail banking business. As part of the Household transaction, the Bank was assessed a one-time $10 million after-tax charge resulting from third quarter 1996 legislation to recapitalize the Savings Association Insurance Fund ("SAIF"). This charge should significantly reduce the Bank's obligation for future deposit insurance premiums. In addition to the Household acquisition, the Bank's earnings comparability was affected by net gains from debt portfolio securities transactions amounting to $23.1 million in 1995 compared to an $8.5 million net gain for 1996. Most of the 1995 gains were recognized during the second quarter when conditions in the U.S. bond market led to significant price rallies and profit opportunities not typically available. Excluding the effect of these debt portfolio securities gains and the impact of the Household transaction (which includes the $10 million after-tax SAIF charge), 1996 earnings increased 26 percent from 1995. This increase in earnings is attributable to strong business growth across corporate, private and retail banking, and to sustained cost control.

  ROE for 1996, excluding the Household transaction, was 13.77 percent and return on average assets ("ROA") was 0.91 percent. For 1995, ROE was 14.07 percent and ROA was 0.91 percent.

  For 1996, net interest income on a fully taxable equivalent basis of $404.0 million was up 12 percent from 1995. Net interest margin increased from 3.56 percent to 3.78 percent in 1996, while average earning assets rose 12 percent from $10.14 billion to $11.40 billion, and average loans increased 12 percent or $807 million. Excluding the contribution of the Household transaction, net interest income would have increased $17.8 million or 5 percent year-to-year.

  Noninterest income decreased 4 percent to $265.5 million for 1996, primarily because of the reduction in net gains from debt portfolio securities transactions and a $33.9 million or 29 percent decline in trust fees. While personal and corporate trust fees grew strongly during 1996, total trust fees and related noninterest expenses decreased as a result of the Bank's sale of its securities custody and related trustee services business for large institutions in January 1996.

  Total noninterest expenses were $446.4 million in the current year. Excluding the effect of charges related to the acquisition and ongoing operations of the Household retail banking business acquired at the end of second quarter 1996 (including the one-time special SAIF assessment), expenses declined by 6 percent compared to 1995.

  Income taxes decreased by $5.4 million during 1996 primarily reflecting lower pretax income.

  The 1996 provision for loan losses of $57.4 million was up $14.6 million from $42.8 million in 1995. Net loan charge-offs during 1996 were $47.9 million compared to $39.1 million in 1995, primarily reflecting higher writeoffs in the charge card portfolio.

  Nonperforming assets at December 31, 1996, totaled $18.5 million, or 0.2 percent of total loans compared to $37.4 million or 0.5 percent at the end of the previous year. At December 31, 1996, the allowance for possible loan losses was $108.4 million or 1.3 percent of total loans outstanding compared to $94.2 million or 1.3 percent of loans at the end of 1995. As a result, the ratio of the allowance for possible loan losses to nonperforming assets increased from 252 percent at December 31, 1995, to 586 percent at December 31, 1996.

  At December 31, 1996, the Bank's consolidated equity capital amounted to $1.19 billion, up from $837 million at December 31, 1995. The increase resulted from a $325 million equity infusion by Harris Bankcorp, Inc., and earnings for the prior twelve months, offset somewhat by $31 million of after-tax unrealized holding losses related to the Bank's debt and equity securities classified as available for sale. Also, the Bank paid $41.9 million of dividends on common stock. In conjunction with the acquisition of Household Bank's Chicagoland retail banking business, the Bank increased its capital base by $340 million, in part through the issuance of $15 million of long term subordinated debt. The balance of the capital, $325 million, was provided via the aforementioned infusion of equity by Harris Bankcorp, Inc.

  The Bank's regulatory capital leverage ratio was 6.65 percent compared to
6.44 percent one year earlier. Regulators require most banking institutions to maintain capital leverage ratios of not less than 4.0 percent. At December 31, 1996, the Bank's Tier 1 and Total Risk-based capital ratios were 7.44 percent and 10.74 percent, respectively, compared to respective ratios of 7.37 percent and 10.86 percent at December 31, 1995. The 1996 year-end ratios substantially exceeded minimum required regulatory ratios of 4.0 percent and 8.0 percent, respectively.

 1995 Compared to 1994

  The Bank's 1995 net income was $109.3 million, up 61 percent from $67.9 million in 1994. For 1995, the return on average common equity was 14.07 percent and the return on average assets was 0.91 percent, compared to returns of 9.49 percent and 0.62 percent, respectively, in 1994. Year to year earnings comparisons were significantly affected by a one-time $33.4 million after-tax charge in 1994 resulting from management's decision to absorb the impact of higher interest rates on mortgage-backed securities held in certain customer accounts of the Bank's Securities Lending unit. Excluding the effect of the securities lending charge, returns on average common equity and average assets were, respectively, 14.16 percent and 0.93 percent in 1994, compared to 14.07 percent and 0.91 percent in 1995; and 1995 earnings increased by 8 percent compared to 1994. The earnings gain was attributable to strong growth and business momentum broadly across the Bank - and in particular loan growth in corporate banking, community banking and the credit card business; sustained cost control, overhead reduction and operations consolidation; gains from securities transactions; and reduced FDIC premiums.

  Net interest income on a fully taxable equivalent ("FTE") basis was $360.7 million in 1995, up $15.2 million or 4 percent from $345.5 million in 1994. Average earning assets rose 11 percent to $10.14 billion from $9.14 billion in 1994, attributable to an increase of 18 percent or $1.04 billion in average loans. Net interest margin declined to 3.56 percent in 1995 from 3.78 percent in 1994, reflecting rate compression in certain asset categories, a lower mix of noninterest-bearing deposits, and the relationship which existed in the markets between short and longer term rates.

  Noninterest income increased $19.3 million or 7 percent in 1995, to $276.4 million. In 1995, net gains from the sale of debt securities amounted to $23.1 million, compared to $5.1 million in 1994. Most of these 1995 gains were recognized in the second quarter when conditions in the U.S. bond market led to significant price rallies. This enabled the Bank to sell certain U.S. government agency securities and reinvest the proceeds to reposition its portfolio, taking advantage of profit opportunities not typically available. Money market and bond trading profits increased by $5.5 million in 1995, while charge card fees increased $4.4 million, and trust and investment management revenue rose $2.0 million. Other sources of non-interest income, which include fees for letters of credit, corporate finance income and gains on asset sales, decreased $1.0 million year to year. Service charges declined by $4.1 million due to the higher interest rate environment and to customer refunds with respect to FDIC insurance. Foreign exchange revenue decreased by $5.5 million. This revenue is now reported net of expenses under a new profit sharing arrangement with Bank of Montreal effective April 3, 1995.

  Noninterest expenses in 1995 declined to $420.1 million from $468.8 million in the previous year, reflecting the one-time $51.3 million (pretax) charge in the securities lending unit in 1994 and lower FDIC insurance premiums in 1995. Excluding the effect of these two events, noninterest expenses increased by 2 percent.

  Income taxes increased by $41.4 million in 1995, reflecting substantially higher pretax income and a smaller tax-exempt municipal bond portfolio.

  The 1995 provision for loan losses was $42.8 million, up from $37.3 million in 1994. Net loan charge-offs for the current year were $39.1 million, down from $40.8 million in 1994, resulting primarily from lower write-offs in the commercial loan and real estate mortgage loan portfolios.

  Nonperforming assets at December 31, 1995 totaled $37.4 million or 0.5 percent of total loans, down from $65.3 million or 1.03 percent of loans at December 31, 1994. At December 31, 1995, the allowance for possible loan losses was $94.2 million or 1.3 percent of total loans outstanding, compared with $90.5 million or 1.4 percent of loans at the end of 1994. As a result, the ratio of the allowance for possible loan losses to nonperforming assets increased from 139 percent at December 31, 1994, to 252 percent at December 31, 1995. During the first quarter of 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114--Accounting by Creditors for Impairment of a Loan and SFAS No. 118--Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. SFAS No. 114 addresses accounting by creditors for impairment of certain loans. It requires that impaired loans within the scope of the statement (primarily commercial credits) be measured based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or, alternatively, at the loan's observable market price or the fair value of supporting collateral. The Bank determines loan impairment when assessing the adequacy of the allowance for possible loan losses. SFAS No. 118 permits existing income recognition practices to continue. The adoption of these Statements did not have a material impact on the Bank's net income or financial position.

  At December 31, 1995, the Bank's consolidated equity capital increased $107.5 million from 1994 year-end to $837 million. The increase resulted from earnings for the prior twelve months and $37.4 million of after-tax unrealized holding gains related to the Bank's debt and equity securities classified as available for sale. Also, the Bank paid $39.2 million of dividends. To support continued business growth and expansion, effective December 27, 1995, the Bank increased its capital base by $60 million by issuing long-term subordinated debt, purchased by Harris Bankcorp, Inc.

  The Bank's regulatory capital leverage ratio was 6.44 percent for fourth quarter 1995 compared to 6.60 percent for fourth quarter 1994. Regulators require most banking institutions to maintain capital leverage ratios of not less than 4.0 percent. At December 31, 1995, the Bank's Tier 1 and Total Risk-based capital ratios were 7.37 percent and 10.86 percent, respectively, compared to respective ratios of 7.82 percent and 11.22 percent at December 31, 1994. The 1995 year-end ratios substantially exceeded minimum required regulatory ratios of 4.0 percent and 8.0 percent, respectively.

DESCRIPTION OF BANK PREFERRED SHARES

  Absent the occurrence of an Exchange Event, no Bank Preferred Shares will be issued. Upon the occurrence of an Exchange Event, the Bank Preferred Shares to be issued as part of the Automatic Exchange would constitute a newly issued series of Preferred Shares of the Bank and would constitute 100% of the issued and outstanding Bank Preferred Shares. The Bank Preferred Shares would have the same liquidation preference and be subject to redemption on the same terms as the Series A Preferred Shares (except that there would be no redemption for a Tax Event). Any accrued and unpaid dividends on the Series A Preferred Shares as of the Exchange Event would be accounted for as accrued and unpaid dividends on the Bank Preferred Shares. The Bank Preferred Shares would rank pari passu, in terms of dividend payments and liquidation preference, with, or senior to, any outstanding Preferred Shares of the Bank. The Bank Preferred Shares would not entitle the holders to vote except in certain circumstances. Dividends on the Bank Preferred Shares would be non-cumulative and payable at
the rate of   % per annum of the liquidation preference, if, when and as declared by the board of directors of the Bank. Potential investors in the Series A Preferred Shares should carefully consider the information set forth herein under the heading "Risk Factors--Certain Risks Associated with the Bank" and "--Bank Preferred Shares Will Not Be Listed on any Exchange." The Bank does not intend to apply for listing of the Bank Preferred Shares on any national securities exchange or for quotation of the Bank Preferred Shares through the Nasdaq Stock Market. Absent the occurrence of an Exchange Event, however, the Bank will not issue any Bank Preferred Shares, although the Bank will be able to issue Preferred Shares in series other than that of the Bank Preferred Shares. There can be no assurance as to the liquidity of the trading markets for the Bank Preferred Shares, if issued, or that an active public market for the Bank Preferred Shares would develop or be maintained.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company, the Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nesbitt Burns Securities Inc. and
                    (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the

Underwriters have severally agreed to purchase, the number of Series A Preferred Shares set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Series A Preferred Shares offered hereby if any are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                               NUMBER OF SERIES
                                                                      A
      UNDERWRITER                                              PREFERRED SHARES
      -----------                                              ----------------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...................................
      Nesbitt Burns Securities Inc............................
                                  ............................
                                                                  ----------
          Total...............................................    10,000,000
                                                                  ==========

  The Underwriters have advised the Company that they propose initially to offer the Series A Preferred Shares directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and to
certain dealers at such price less a concession not in excess of $     per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $    per share to certain other dealers. After the initial
public offering of the Series A Preferred Shares, the public offering price, concession and discount may be changed.

  The Company has agreed in the Purchase Agreement that, during the period beginning from the date of this Prospectus and continuing to and including the
date         days after the date of this Prospectus, it will not (i) directly or indirectly offer, pledge, sell, contract to sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any securities that are substantially similar to the Series A Preferred Shares or any securities convertible into or exercisable or exchangeable for securities that are substantially similar to the Series A Preferred Shares or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of securities that are substantially similar to the Series A Preferred Shares, whether any such swap or transaction discussed in (i) or
(ii) above is to be settled by delivery of securities that are substantially similar to the Series A Preferred Shares or such other securities, in cash or otherwise, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

  Prior to the Offering there has been no public market for the Series A Preferred Shares. Application has been made to list the Series A Preferred Shares on the NYSE. Listing is subject to fulfilling all the requirements of the NYSE. If approved for listing, trading of the Series A Preferred Shares on the NYSE is expected to commence within 30 days after the initial delivery of the Series A Preferred Shares. The Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to the commencement of trading on the NYSE. The Underwriters will have no obligation to make a market in the Series A Preferred Shares, however, and may cease market making activities, if commenced, at any time.

  The Company and the Bank have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  Until the distribution of the Series A Preferred Shares is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Series A Preferred Shares. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Series A Preferred Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Shares.

  If the Underwriters create a short position in the Series A Preferred Shares in connection with the Offering, i.e., if they sell more Series A Preferred Shares than are set forth on the cover page of this Prospectus, the Underwriters may reduce that short position by purchasing Series A Preferred Shares in the open market.

  The Underwriters may also impose a penalty bid on certain Underwriters and selling group members. This means if the Underwriters purchase Series A Preferred Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Series A Preferred Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the Offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any offset that the transactions described above may have on the price of the Series A Preferred Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Nesbitt Burns Securities Inc., one of the Underwriters, is a wholly owned subsidiary of Bankmont Financial Corp., which also owns the Bank, the parent of the Company. Pursuant to Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when an NASD member, such as Nesbitt Burns Securities Inc., participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. The Company is considered to be an "affiliate" (as such term is defined in Rule 2720) of Nesbitt Burns Securities Inc. Accordingly, the offer and sale of any Series A Preferred Shares by Nesbitt Burns Securities Inc. will comply with the requirements of Rule 2720 regarding the distribution of securities of affiliates. In addition, such offers and sales will comply with any restrictions as may be imposed on Nesbitt Burns Securities Inc. by the Board of Governors. Pursuant to Rule 2720(1), no NASD member participating in offers and sales of the Series A Preferred Shares may execute a transaction in the Series A Preferred Shares in a discretionary account without specific prior written approval of the member's customer.


  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to affiliates of the Company, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                    EXPERTS

  The Statement of Financial Condition of the Company as of             , 1997
and the Consolidated Financial Statements of the Bank as of December 31, 1996 and 1995 and for each of the years in the three year period ended December 31, 1996 included in this Prospectus have been audited by KPMG Peat Marwick LLP and Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                                    RATINGS

  The Series A Preferred Shares will be rated " " by Moody's Investors Service, Inc. and " " by Standard & Poor's Ratings Services. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the Series A Preferred Shares, and, accordingly, there can be no assurance that the ratings assigned to the Series A Preferred Shares upon initial issuance will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

                                 LEGAL MATTERS

  The validity of the Series A Preferred Shares offered hereby and certain tax matters described under "U.S. Federal Income Tax Considerations" will be passed upon for the Company by Chapman and Cutler, Chicago, Illinois. The validity of the Series A Preferred Shares will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York,
who will rely on the opinion of             with respect to matters of
Maryland law.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement (of which this Prospectus forms a part) on Form S-11 (the "Registration Statement") under the Securities Act, with respect to the Series A Preferred Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Series A Preferred Shares offered hereby, reference is made to the Registration Statement and the exhibits thereto.

  The Registration Statement and the exhibits forming a part thereof filed by the Company with the Commission can be inspected at and copies can be obtained from the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

  The terms of the Series A Preferred Shares provide that the Company shall maintain its status as a reporting company under the Exchange Act, for as long as any of the Series A Preferred Shares are outstanding and pursuant thereto will furnish shareholders with annual reports containing audited financial statements.

                                   GLOSSARY

  "Advisor" means the Bank in its role as advisor under the Advisory
Agreement.

  "Advisory Agreement" means the agreement between the Bank and the Company pursuant to which the Bank will (i) administer the day-to-day operations of the Company, (ii) monitor the credit quality of the Mortgage Assets held by the Company and (iii) advise the Company with respect to the acquisition, management, financing and disposition of the Company's Mortgage Assets.

  "ARM" or "adjustable rate mortgage" means a Mortgage Loan that features adjustments of the underlying interest rate at predetermined times based on an agreed margin to an established index. An ARM is usually subject to periodic interest rate and/or payment caps and a lifetime interest rate cap.

  "ATMs" means automated teller machines.

  "Automatic Exchange" means the automatic exchange on a share-for-share basis of Series A Preferred Shares for Bank Preferred Shares upon the occurrence of the Exchange Event.

  "Balloon mortgage" means a mortgage loan originated with a term to stated maturity that is shorter than the period on which the corresponding amortization schedule is based. As a result, upon the maturity of a balloon loan, the mortgagor will be required to make a "balloon payment" which will be significantly larger than previous monthly payments due on such balloon loans.

  "Bank" means Harris Trust and Savings Bank, a wholly owned subsidiary of Harris Bankcorp, Inc., a multibank holding company incorporated under the laws of the State of Delaware, headquartered in Chicago and registered under the Bank Holding Company Act of 1956, as amended.

  "Bank Preferred Shares" means the newly issued series of preferred stock of the Bank for which the Series A Preferred Shares will be exchanged automatically upon the occurrence of the Exchange Event.

  "Bank Secured Obligations" means obligations issued by the Bank that are recourse only to the Securing Mortgage Loans and are secured by real property.

  "Biweekly mortgage" is a fixed-rate mortgage loan with payments made every two weeks.

  "Board of Governors" means the Board of Governors of the Federal Reserve System or other appropriate successor federal regulatory agency.

  "Board of Directors" means the board of directors of the Company.

  "Business Day" means a day of the year on which banks are not required or authorized by law to close in the states of Illinois or New York.

  "Bylaws" means the bylaws of the Company.

  "Charter" means the Articles of Amendment and Restatement of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commercial Mortgage Loan" means a loan secured by a first mortgage or deed of trust on a commercial real estate property.

  "Commission" means the United States Securities and Exchange Commission.

  "Common Stock" means the common stock, par value $1.00 per share, of the Company.

  "Company" means Harris Preferred Capital Corporation, a Maryland corporation.

  "DOL" means the United States Department of Labor.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "Excess Shares" means the shares of any class or series of Preferred Stock owned, or deemed to be owned, by or transferred to a shareholder in excess of the Ownership Limit.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "Exchange Event" means (i) the Bank becomes less than "adequately capitalized" under regulations established pursuant to FDICIA, (ii) the Bank is placed into conservatorship or receivership, (iii) the Board of Governors directs such exchange in writing because, in its sole discretion and even if the Bank is not less than

"adequately capitalized," the Board of Governors anticipates that the Bank may become less than "adequately capitalized" in the near term, or (iv) the Board of Governors in its sole discretion directs in writing an exchange in the event that the Bank has a Tier 1 risk-based capital ratio of less than 5.0% (i.e., the Exchange Event).

  "Fannie Mae" means the Federal National Mortgage Association.

  "Fannie Mae Required Net Yield" means (i) with respect to any Mortgage Loan with an original term of 20, 25 or 30 years, Fannie Mae's required net yield for 30-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan and (ii) with respect to any Mortgage Loan with an original term of 15 years, Fannie Mae's required net yield for 15-year fixed rate mortgages (covered by 60-day mandatory commitments) that was in effect 45 days prior to the effective date of any conversion of such Mortgage Loan.

  "FDIC" means the Federal Deposit Insurance Corporation.

  "FDICIA" means the Federal Deposit Insurance Corporation Improvement Act of 1991, as amended.

  "FHLMC" means the Federal Home Loan Mortgage Corporation.

  "15-year fixed" is a mortgage loan with fixed, equal monthly payments amortized over a fifteen year period.

  "5/1 year ARM" means a fixed rate Residential Mortgage Loan that automatically converts to a one-year ARM in the month in which the 60th monthly payment is due.

  "Five or Fewer Test" means the Code requirement that not more than 50% in value of the Company's outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code).

  "Five-year extendable mortgage" is a mortgage loan which has an interest rate which is fixed for an initial period of five years, at which time the loan automatically converts to a One-year ARM.

  "Foreign Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) non-resident alien individuals, (ii) foreign corporations and foreign partnerships or (iii) foreign trusts and estates.

  "GNMA" means the Government National Mortgage Association.

  "Gross Margin" means, with respect to a Residential Mortgage Loan that is an ARM, the applicable fixed percentage which is added to the applicable index to calculate the current interest rate paid by the borrower of the adjustable rate Mortgage Loan (without taking into account any interest rate caps or minimum interest rates). Gross Margin is inapplicable to fixed rate loans.

  "Independent Directors" means the members of the Board of Directors who are not current officers or employees of the Company and who are not current directors, officers or employees of the Bank or any affiliate of the Bank.

  "Initial Mortgage Assets" means the initial mortgage assets acquired by the Company from the Bank.

  "Initial Mortgage-Backed Securities" means the initial Mortgage-Backed Securities acquired by the Company from the Bank.

  "Interested Stockholder" means a person beneficially owning 10% or more of the aggregate voting power of a Maryland corporation.

  "IRA" means an individual retirement arrangement under Section 408 of the Code.

  "IRS" means the United States Internal Revenue Service.

  "LIBOR" means the London Inter-Bank Offered Rate.

  "Lifetime interest rate cap" means, with respect to Mortgage Loans that are ARMs, the maximum interest rate that may accrue during any period over the term of such Mortgage Loan as stated in the governing instruments evidencing such Mortgage Loan.

  "Loan-to-Value Ratio" means, with respect to any Mortgage Loan, the ratio (expressed as a percentage) of the original principal amount of such Mortgage Loan to the lesser of (i) the appraised value at origination of the mortgaged property underlying such Mortgagee Loan and (ii) if the Mortgage Loan was made to finance the acquisition of property, the purchase price of the mortgaged property.

  "MGCL" means the Maryland General Corporation Law as in effect from time to time or any successor statute thereto.

  "Mortgage Assets" means real estate mortgage assets, including but not limited to Residential Mortgage Loans, Commercial Mortgage Loans and Mortgage-Backed Securities.

  "Mortgage-Backed Securities" means securities rated by at least one nationally recognized independent rating organization and representing interests in or obligations backed by pools of Mortgage Loans.

  "Mortgage Loan Purchase Agreement" means the residential mortgage loan purchase agreement between the Company and the Bank.

  "Mortgage Loans" means whole loans secured by single-family (one-to-four-unit) residential real estate properties or by commercial real estate properties.

  "NYSE" means the New York Stock Exchange, Inc.

  "Offering" means the offering of Series A Preferred Shares pursuant to the Prospectus.

  "One Hundred Persons Test" means the Code requirement that the capital stock of the Company be owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year.

  "One-year ARM" means an ARM that adjusts annually beginning in the month in which the 12th monthly payment is due.

  "Ownership Limit" means the provision in the Company's Charter limiting any person from owning (including shares deemed to be owned by the attribution provisions of the Code) more than 5% of any issued and outstanding class or series of Preferred Stock.

  "Periodic interest rate cap" means, with respect to ARMs, the maximum change in the coupon rate permissible under the terms of the loan at each coupon adjustment date. Periodic interest rate caps limit both the speed by which the coupon rate can adjust upwards in a rising interest rate environment and the speed by which the coupon rate can adjust downwards in a falling rate environment.

  "Plan" means a pension, profit-sharing, retirement or other employee benefit plan.

  "Plan Asset Regulation" means the DOL regulations determining the assets of the Plan for purposes of ERISA and the related prohibited transaction excise tax provisions of the Code.

  "Preferred Stock" means preferred stock, par value $.01 per share, of the Company.

  "Prospectus" means this prospectus, as the same may be amended or supplemented.

  "Purchase Agreement" means the underwriting agreement by and among the Company, the Bank and the Underwriters.

  "Rate Adjustment Date" means, with respect to any ARM, a date on which the interest rate on such ARM adjusts.

  "Registration Statement" means the registration statement filed by the Company with the Commission on Form S-11 with respect to the Series A Preferred Shares.

  "REIT" means a real estate investment trust as defined pursuant to the REIT Provisions, or any successor provisions thereof.

  "REIT Provisions" and "REIT Requirements" means Sections 856 through 860 of the Code and the applicable Treasury Regulations.

  "REIT taxable income" shall have the meaning set forth in "U.S. Federal Income Tax Considerations--Taxation of the Company--Annual Distribution Requirements."

  "Residential Mortgage Loan" means a loan secured by a first mortgage or deed of trust on a single family (one- to four-unit) residential real estate property.

  "SAIF" means the Savings Association Insurance Fund.

  "Securing Mortgage Loans" means those Mortgage Loans pledged by the Bank as security for the Bank Secured Obligations.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Series A Preferred Shares" means the shares of Preferred Stock of the Company offered hereby.

  "Servicer" means the Bank in its role as servicer under the Servicing
Agreement.

  "Servicing Agreement" means the servicing agreement between the Bank and the Company pursuant to which the Bank will service the Securing Mortgage Loans and other Mortgage Loans held by the Company.

  "Seven-year extendable mortgage" is a mortgage loan which has an interest rate which is fixed for an initial period of seven years, at which time the loan automatically converts to a One-year ARM.

  "Six-month LIBOR" means an adjustable rate mortgage which has an interest rate related to the six-month London Inter-Bank Offered Rate.

  "Tax Event" means the receipt by the Company of an opinion of a nationally recognized law firm experienced in such matters to the effect that, as a result of (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws or treaties (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement (including any notice or announcement of intent to adopt such procedures or regulations) ("Administrative Action") or (iii) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision or any interpretation or pronouncement that provides for a position with respect to such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or regulatory body, irrespective of the manner in which such amendment, clarification or change is made known, which amendment, clarification, or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Series A Preferred Shares, there is a material risk that (a) dividends payable by the Company with respect to the capital stock of the Company are not, or will not be, fully deductible for United States federal income tax purposes or (b) the Company is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

  "3/1 year ARM" means a fixed rate Residential Mortgage Loan that automatically converts to a One-year ARM in the month in which the 36th monthly payment is due.

  "Ten-year balloon" is a balloon mortgage with a stated maturity of ten years.

  "Ten-year fixed" is a mortgage loan with fixed, equal monthly payments amortized over a ten year period.

  "30-year fixed" is a mortgage loan with fixed, equal monthly payments amortized over a thirty year period.

  "Three-year ARM" means a fixed rate Residential Mortgage loan that is fixed at an initial rate for the first 36 monthly payments and adjusts every three years thereafter.

  "Time of Exchange" means the time at which the Automatic Exchange occurs, deemed to be as of 8:00 a.m. Eastern Time on the earliest possible Business Day such exchange could occur following the Exchange Event, as evidenced by the issuance by the Bank of a press release prior to such time.

  "TIN" means Taxpayer Identification Number.

  "Treasury Index" means the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in Statistical Release H.15 (519) or any similar publication or, if not so published, as reported by any Federal Reserve Bank or by any United States government department or agency.

  "Treasury Regulations" means the income tax regulations promulgated under the Code.

  "Underwriters" means those underwriters to which the Company will sell the Series A Preferred Shares pursuant to the terms of the Purchase Agreement.

  "United States Stockholders" means holders of Series A Preferred Shares that are for United States federal income tax purposes (i) citizens or residents of the United States, (ii) corporations, partnerships, or other entities created or organized in or under the laws of the United States or of any political subdivisions thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

  "USRPI" means United States real property interest.

                      INDEX TO COMPANY FINANCIAL STATEMENT

Report of Independent Public Accountants.................................. CF-2
Statement of Financial Condition of Harris Preferred Capital Corporation
 as of               , 1997............................................... CF-3
Note to Financial Statement............................................... CF-4

                       INDEX TO BANK FINANCIAL STATEMENTS

Independent Auditors' Report............................................... BF-2
Consolidated Statement of Condition........................................ BF-3
Consolidated Statement of Income........................................... BF-4
Consolidated Statement of Changes in Stockholder's Equity.................. BF-5
Consolidated Statement of Cash Flows....................................... BF-6
Notes to Financial Statements.............................................. BF-7

                         INDEPENDENT AUDITORS' REPORT

To the Stockholder and Board
of Directors of Harris Trust
and Savings Bank:

  We have audited the accompanying consolidated statements of condition of Harris Trust and Savings Bank and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholder's equity and cash flows for each of the years in the three year period ended December 31, 1996. These consolidated financial statements are the responsibility of Harris Trust and Savings Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harris Trust and Savings Bank and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP                     Coopers & Lybrand L.L.P.
Chicago, Illinois
January 31, 1997

                 HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CONDITION

                                                            DECEMBER 31
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                       (IN THOUSANDS EXCEPT
                                                            SHARE DATA)
ASSETS
Cash and demand balances due from banks..............  $1,154,613   $1,409,760
Money market assets:
  Interest-bearing deposits at banks.................     658,187      457,700
  Federal funds sold and securities purchased under
   agreement to resell...............................     316,275      163,944
Portfolio securities available for sale..............   2,759,331    2,036,329
Trading account assets...............................     110,355       98,638
Loans................................................   8,147,180    7,459,857
Allowance for possible loan losses...................    (108,408)     (94,153)
                                                      -----------  -----------
  Net loans..........................................   8,038,772    7,365,704
Premises and equipment...............................     190,154      144,307
Customers' liability on acceptances..................      78,983       95,326
Goodwill and other valuation intangibles.............     294,420       18,881
Other assets.........................................     605,576      179,897
                                                      -----------  -----------
    TOTAL ASSETS..................................... $14,206,666  $11,970,486
                                                      ===========  ===========
LIABILITIES
Deposits in domestic offices--noninterest-bearing....   3,124,027    2,420,886
--interest bearing...................................   4,762,256    2,216,811
Deposits in foreign offices--noninterest-bearing.....      35,116       41,003
--interest bearing...................................   1,804,806    2,351,850
                                                      -----------  -----------
    Total deposits...................................   9,726,205    7,030,550
Federal funds purchased and securities sold under
 agreement to repurchase.............................   1,992,066    2,104,137
Short-term borrowings................................     344,372      840,063
Senior notes.........................................     350,000      478,000
Acceptances outstanding..............................      78,983       95,326
Accrued interest, taxes and other expenses...........     125,968      114,691
Other liabilities....................................      86,506      175,478
Long-term subordinated notes.........................     310,000      295,000
                                                      -----------  -----------
    TOTAL LIABILITIES................................  13,014,100   11,133,245
                                                      -----------  -----------
STOCKHOLDER'S EQUITY
Common stock ($10 par value); authorized, issued and
 outstanding 10,000,000 shares.......................     100,000      100,000
Surplus..............................................     600,377      275,000
Retained earnings....................................     506,300      445,119
Unrealized holding gains (losses), net of deferred
 taxes of ($9,308) in 1996 and $11,301 in 1995.......     (14,111)      17,122
                                                      -----------  -----------
    TOTAL STOCKHOLDER'S EQUITY.......................   1,192,566      837,241
                                                      -----------  -----------
    TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY....... $14,206,666  $11,970,486
                                                      ===========  ===========

  The accompanying notes to financial statements are an integral part of this statement.

                 HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                       FOR THE YEARS ENDED
                                                           DECEMBER 31
                                                    --------------------------
                                                      1996     1995     1994
                                                    -------- -------- --------
                                                          (IN THOUSANDS
                                                      EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans, including fees.............................. $645,319 $606,008 $444,077
Money market assets:
 Deposits at banks.................................   30,480   38,153   30,227
 Federal funds sold and securities purchased under
  agreement to resell..............................   11,000   17,833   19,945
Trading account....................................    3,960    3,842    2,190
Securities available-for-sale:
 U.S. Treasury and federal agency..................  168,665  102,766   83,374
 State and municipal...............................    5,550      --       --
 Other.............................................    1,873    6,137    4,032
Securities held-to-maturity:
 U.S. Treasury and federal agency..................      --    27,613   16,522
 State and municipal...............................      --    15,720   24,237
 Other.............................................      --       --       236
                                                    -------- -------- --------
   Total interest income...........................  866,847  818,072  624,840
                                                    -------- -------- --------
INTEREST EXPENSE
Deposits...........................................  282,730  255,343  177,480
Short-term borrowings..............................  152,360  165,427  104,640
Senior notes.......................................   22,425   31,125      --
Long-term notes....................................   19,744   16,881   13,613
                                                    -------- -------- --------
   Total interest expense..........................  477,259  468,776  295,733
                                                    -------- -------- --------
NET INTEREST INCOME................................  389,588  349,296  329,107
Provision for loan losses..........................   57,382   42,756   37,308
                                                    -------- -------- --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN
 LOSSES............................................  332,206  306,540  291,799
                                                    -------- -------- --------
NONINTEREST INCOME
Trust and investment management fees...............   83,195  117,078  115,042
Trading account....................................    7,725    4,831     (747)
Foreign exchange...................................    9,978   14,230   19,749
Charge card........................................   46,830   41,368   36,997
Service fees and charges...........................   71,440   58,106   62,224
Securities gains...................................    8,531   23,079    5,117
Other..............................................   37,801   17,692   18,726
                                                    -------- -------- --------
   Total noninterest income........................  265,500  276,384  257,108
                                                    -------- -------- --------
NONINTEREST EXPENSES
Salaries and other compensation....................  211,083  201,936  190,769
Pension, profit sharing and other employee
 benefits..........................................   40,384   45,151   51,729
Net occupancy......................................   36,530   35,060   34,571
Equipment..........................................   34,208   35,267   35,076
Marketing..........................................   24,973   21,335   21,055
Communication and delivery.........................   19,252   17,455   14,974
Deposit insurance..................................   18,155    4,762    9,726
Expert services....................................   17,696   18,425   12,428
Trust customer charge..............................      --       --    51,335
Other..............................................   29,235   34,712   40,360
                                                    -------- -------- --------
                                                     431,516  414,103  462,023
Goodwill and other valuation intangibles...........   14,930    5,969    6,791
                                                    -------- -------- --------
   Total noninterest expenses......................  446,446  420,072  468,814
                                                    -------- -------- --------
Income before income taxes.........................  151,260  162,852   80,093
Applicable income taxes............................   48,179   53,566   12,151
                                                    -------- -------- --------
NET INCOME......................................... $103,081  109,286   67,942
                                                    ======== ======== ========
EARNINGS PER SHARE (based on 10,000,000 average
 shares outstanding)............................... $  10.31 $  10.93 $   6.79
                                                    ======== ======== ========

  The accompanying notes to financial statements are an integral part of this statement.

                 HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY

                                                       UNREALIZED
                                                        HOLDING       TOTAL
                            COMMON           RETAINED    GAINS    STOCKHOLDER'S
                            STOCK   SURPLUS  EARNINGS   (LOSSES)     EQUITY
                           -------- -------- --------  ---------- -------------
                                  (IN THOUSANDS EXCEPT PER SHARE DATA)
Balance at December 31,
 1993..................... $100,000 $275,000 $337,091   $ 22,360   $  734,451
  Net income..............      --       --    67,942        --        67,942
  Dividends ($3.00 per
   common share)..........      --       --   (30,000)       --       (30,000)
  Change in unrealized
   holding gains (losses)
   on available for sale
   securities, net of tax
   effect of ($14,749)....      --       --       --     (42,662)     (42,662)
                           -------- -------- --------   --------   ----------
Balance at December 31,
 1994.....................  100,000  275,000  375,033    (20,302)     729,731
  Net income..............      --       --   109,286        --       109,286
  Dividends ($3.92 per
   common share)..........      --       --   (39,200)       --       (39,200)
  Change in unrealized
   holding gains (losses)
   on available for sale
   securities, net of tax
   effect of $24,690......      --       --       --      37,424       37,424
                           -------- -------- --------   --------   ----------
Balance at December 31,
 1995.....................  100,000  275,000  445,119     17,122      837,241
  Contribution to capital
   surplus................      --   325,377      --         --       325,377
  Net income..............      --       --   103,081        --       103,081
  Dividends (common stock
   $4.19 per share).......      --       --   (41,900)       --       (41,900)
  Change in unrealized
   holding gains (losses)
   on available for sale
   securities, net of tax
   effect of ($20,609)....      --       --       --     (31,233)     (31,233)
                           -------- -------- --------   --------   ----------
Balance at December 31,
 1996..................... $100,000 $600,377 $506,300   $(14,111)  $1,192,566
                           ======== ======== ========   ========   ==========



  The accompanying notes to financial statements are an integral part of this statement.

                 HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                           FOR THE YEARS ENDED DECEMBER 31
                                         -------------------------------------
                                            1996         1995         1994
                                         -----------  -----------  -----------
                                                   (IN THOUSANDS)
OPERATING ACTIVITIES:
  Net income............................ $   103,081  $   109,286  $    67,942
  Adjustments to reconcile net income to
   net cash provided by operating
   activities:
    Provision for loan losses...........      57,382       42,756       37,308
    Depreciation and amortization,
     including intangibles..............      44,704       36,385       37,878
    Deferred tax benefit................      (3,319)      (1,086)      (8,740)
    Gain on sales of portfolio
     securities.........................      (8,531)     (23,079)      (5,117)
    Trading account net cash (purchases)
     sales..............................     (11,717)     (62,571)      13,994
    Increase in interest receivable.....     (14,989)       7,766      (36,366)
    (Decrease) increase in interest
     payable............................        (445)       3,479        8,286
    (Increase) decrease in loans held
     for sale...........................     (87,707)     (15,293)     219,600
    Other, net..........................      12,286       46,274      (50,812)
                                         -----------  -----------  -----------
    Net cash provided by operating
     activities.........................      90,745      143,917      283,973
                                         -----------  -----------  -----------
INVESTING ACTIVITIES:
  Net (increase) decrease in interest-
   bearing deposits at banks............    (200,487)     274,383     (224,754)
  Net (increase) decrease in Federal
   funds sold and securities purchased
   under agreement to resell............    (152,331)     220,087      103,514
  Proceeds from maturities of securities
   held-to-maturity.....................         --       923,361      144,248
  Purchases of securities held-to-
   maturity.............................         --      (205,287)    (510,380)
  Proceeds from sales of securities
   available-for-sale...................   1,269,870    1,976,729      130,937
  Proceeds from maturities of securities
   available-for-sale...................   4,868,823    3,270,325    1,816,306
  Purchases of securities available-for-
   sale.................................  (6,905,006)  (5,414,682)  (2,170,354)
  Net increase in loans.................    (306,628)  (1,126,889)    (692,878)
  Net cash received upon assumption of
   certain assets and liabilities of
   Household Bank f.s.b.................   2,244,009          --           --
  Proceeds from sales of premises and
   equipment............................      10,270       25,745       23,926
  Purchases of premises and equipment...     (59,739)     (58,087)     (49,931)
  Other, net............................     (48,343)     185,474      (10,965)
                                         -----------  -----------  -----------
  Net cash provided (used) by investing
   activities...........................     720,438       71,159   (1,440,331)
                                         -----------  -----------  -----------
FINANCING ACTIVITIES:
  Net (decrease) increase in deposits...    (195,549)      14,984      463,250
  Net increase (decrease) in Federal
   funds purchased and securities sold
   under agreement to repurchase........    (112,071)    (718,685)     759,704
  Net (decrease) increase in other
   short-term borrowings................    (495,690)     172,832      210,039
  Proceeds from issuance of senior
   notes................................   1,239,436    2,978,345          --
  Repayment of senior notes.............  (1,367,436)  (2,500,345)         --
  Proceeds from issuance of long-term
   notes................................      15,000       60,000          --
  Proceeds from contribution to capital
   surplus..............................     325,377          --           --
  Cash dividends paid on common stock...     (41,900)     (39,200)     (30,000)
  Other, net............................    (433,497)         --           --
                                         -----------  -----------  -----------
  Net cash provided (used) by financing
   activities...........................  (1,066,330)     (32,069)   1,402,993
                                         -----------  -----------  -----------
  Net (decrease) increase in cash and
   demand balances due from banks.......    (255,147)     183,007      246,635
  Cash and demand balances due from
   banks at January 1...................   1,409,760    1,226,753      980,118
                                         -----------  -----------  -----------
  Cash and demand balances due from
   banks at December 31................. $ 1,154,613  $ 1,409,760  $ 1,226,753
                                         ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
  Cash paid during the year for:
    Interest (net of amount
     capitalized)....................... $   467,006  $   457,517  $   290,606
    Income taxes........................ $    54,288  $    58,095  $    24,461

  The accompanying notes to financial statements are an integral part of this statement.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of consolidation and nature of operations

  Harris Trust and Savings Bank ("Bank"), is a wholly-owned subsidiary of Harris Bankcorp, Inc. ("Bankcorp") a Delaware Corporation, which is a wholly-owned subsidiary of Bankmont Financial Corp. ("Bankmont"), a Delaware corporation which is a wholly-owned subsidiary of Bank of Montreal ("BMO").

  The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated. See Note 19 for additional information on business combinations and Note 20 for additional information on related party transactions.

  The Bank provides banking, trust and other services domestically and internationally through the main banking facility and 6 active nonbank subsidiaries. The Bank and its subsidiaries provide a variety of financial services to commercial and industrial companies, financial institutions, governmental units, not-for-profit organizations and individuals throughout the U.S., primarily the Midwest, and abroad. Services rendered and products sold to customers include demand and time deposit accounts and certificates; various types of loans; sales and purchases of foreign currencies; interest rate management products; cash management services; underwriting of municipal bonds; and financial consulting.

 Basis of accounting

  The accompanying financial statements are prepared in accordance with generally accepted accounting principles and conform to practices within the banking industry.

 Foreign currency and foreign exchange contracts

  Assets and liabilities denominated in foreign currencies have been translated into United States dollars at respective year-end rates of exchange. Monthly translation gains or losses are computed at rates prevailing at month-end. There were no material translation gains or losses during any of the years presented. Foreign exchange trading positions including spot, forward, futures and options contracts are revalued monthly using prevailing market rates. Exchange adjustments are included with foreign exchange income in the Consolidated Statement of Income.

 Interest rate futures, forward rate agreements, options and guarantees

  Interest rate futures contracts can be used in the management of the Bank's risk strategy or as part of its dealer and trading activities. Open positions on such contracts not designated as hedges of existing positions or anticipated transactions are marked to market daily and the resulting gains and losses are recognized in noninterest income. Deferred gains and losses on futures contracts used to hedge existing assets and liabilities are included in the basis of the item being hedged. For hedges of anticipated transactions, the Bank recognizes deferred gains or losses on futures transactions as adjustments to the cash position eventually taken. Interest rate forward rate agreements, options and guarantees, including caps, floors and collars, are marked to market with the resulting gains and losses recorded in trading account income.

 Interest rate swaps

  The Bank engages in interest rate swaps in order to manage its interest rate risk exposure, generate fee income and as a trading vehicle. Gains and losses on swaps designated as hedges are deferred and recognized over the lives of the related hedged positions. Contractual payments under interest rate swaps designated as hedges are recognized in the Consolidated Statement of Income. Swaps not designated as hedges are marked to market with realized and unrealized gains and losses included with trading account income.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

 Securities

  The Bank classifies securities as either trading account assets, held-to-maturity or available-for-sale. Trading account assets include securities acquired as part of trading activities and are typically purchased with the expectation of near-term profit. These assets consist primarily of municipal bonds and U.S. government securities. Securities are classified as held-to-maturity when the Bank has both the positive intent and ability to hold them to maturity. All other securities are classified as available-for-sale, even if the Bank has no current plans to divest. Trading account assets are reported at fair value with unrealized gains and losses included in trading account income, which also includes realized gains and losses from closing such positions. Held-to-maturity securities are stated at cost, adjusted for amortization of premium and accretion of discount. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, in a separate component of stockholder's equity.

  On December 29, 1995, the Bank transferred all held-to-maturity securities to available-for-sale. See Note 2 of these Statements for further information.

  Interest income on securities, including amortization of discount or premium, is included in earnings. Realized gains and losses, as a result of portfolio securities sales, are included in securities gains, with the cost of securities sold determined on the specific identification basis.

 Loans, loan fees and commitment fees

  Loans not held for sale are recorded at the principal amount outstanding, net of unearned income, deferred fees and origination costs. Origination fees collected on commercial loans, loan commitments, mortgage loans and standby letters of credit, which are not held for sale, are generally deferred and amortized over the life of the related facility. Other loan-related fees that are not the equivalent of yield adjustments are recognized as income when received or earned. At December 31, 1996 and 1995, the Bank's Consolidated Statement of Condition included approximately $9.6 million and $7.7 million, respectively, of deferred loan-related fees net of deferred origination costs.

  In conjunction with its mortgage and commercial banking activities, the Bank will originate loans with the intention of selling them in the secondary market. These loans are carried at the lower of allocated cost or current market value, on a portfolio basis. Prior to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 122, Accounting for Mortgage Servicing Rights, the loans were carried at the lower of original cost or current market value, on a portfolio basis. Deferred origination fees and costs associated with these loans are not amortized, and are included as part of the basis of the loan at time of sale. Realized gains and unrealized losses are included with other noninterest income.

  During the first quarter of 1996, the Bank adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, amended by SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Statement applies to transactions in which a mortgage banking enterprise acquires mortgage servicing rights through the purchase or origination of mortgage loans and then sells or securitizes those loans with servicing rights retained by the seller. As required by the Statement, the rights to service mortgage loans for others are recognized as separate assets by allocating the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The capitalized mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. The capitalized mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flow analyses. The risk characteristics of the underlying loans used to stratify capitalized mortgage servicing rights for purposes of measuring impairment are current market interest rates, loan type and repricing interval. Mortgage servicing rights of $3.5 million were capitalized in 1996. Amortization of mortgage servicing rights was $.1 million in 1996. The $3.4 million unamortized balance of the mortgage servicing rights at December 31, 1996 is reflective

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES of the fair value of those rights. Additions and reductions to the valuation allowance for mortgage servicing rights in 1996 were $.6 million and $.1 million, respectively, resulting in a year-end balance of $.5 million at December 31, 1996. The adoption of the Statement did not have a material effect on the Bank's financial position or results of operations.

  Commercial and real estate loans are placed on nonaccrual status when the collection of interest is doubtful or when principal or interest is 90 days past due, unless the credit is adequately collateralized and the past due amount is in process of collection. When a loan is placed on nonaccrual status, all interest accrued but not yet collected which is deemed uncollectible is charged against interest income in the current year. Interest on nonaccrual loans is recognized as income only when cash is received and the Bank expects to collect the entire principal balance of the loan. Interest income on restructured loans is accrued according to the most recently agreed upon contractual terms.

  Commercial and real estate loans are charged off when, in management's opinion, the loan is deemed uncollectible. Charge card and consumer installment loans are charged off when 180 days past due. Accrued interest on these loans is charged to interest income. Such loans are not normally placed on nonaccrual status.

  Loan commitments and letters of credit are executory contracts and are not reflected on the Bank's Consolidated Statement of Condition. Fees collected are generally deferred and recognized over the life of the facility.

  During the first quarter of 1995, the Bank adopted SFAS No. 114--Accounting by Creditors for Impairment of a Loan and SFAS No. 118--Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures. SFAS No. 114 addresses accounting by creditors for impairment of certain loans. It requires that impaired loans within the scope of the statement (primarily commercial credits) be measured based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or, alternatively, at the loan's observable market price or the fair value of supporting collateral. Impaired loans are defined as those where it is probable that amounts due according to contractual terms, including principal and interest, will not be collected. Both nonaccrual and certain restructured loans meet this definition. Large groups of smaller-balance, homogeneous loans, primarily charge card, residential real estate and consumer installment loans, are excluded from the scope of these Statements. The Bank determines loan impairment when assessing the adequacy of the allowance for possible loan losses. SFAS No. 118 permits existing income recognition practices to continue. The adoption of these Statements did not have a material impact on the Bank's net income or financial position.

 Allowance for possible loan losses

  The allowance for possible loan losses is maintained at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. Known losses of principal on impaired loans are charged off. The provision for loan losses is based on past loss experience, management's evaluation of the loan portfolio under current economic conditions and management's estimate of anticipated, but as yet not specifically identified, loan losses. Such estimates are reviewed periodically and adjustments, if necessary, are recorded during the periods in which they become known.

 Premises and equipment

  Premises and equipment are stated at cost less accumulated depreciation and amortization. Interest costs associated with long-term construction projects are capitalized and then amortized over the life of the related asset after the project is completed. For financial reporting purposes, the provision for depreciation and amortization is computed on the straight-line basis over the estimated useful lives of the assets.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

 Other assets

  The Bank records specifically identifiable and unidentifiable (goodwill) intangibles in connection with the acquisition of assets from unrelated parties or the acquisition of new subsidiaries. Original lives range from 3 to 15 years. Goodwill is amortized on the straight-line basis. Identifiable intangibles are amortized on either an accelerated or straight-line basis depending on the character of the acquired asset. Goodwill and other valuation intangibles are reviewed for impairment when events indicate that the carrying value may not be recoverable.

  Property or other assets received in satisfaction of debt are included in "Other Assets" on the Bank's Consolidated Statement of Condition and are recorded at the lower of remaining cost or fair value. Fair values for other real estate owned generally are reduced by estimated costs to sell. Losses arising from subsequent write-downs to fair value are charged directly to expense.

 Retirement and other postemployment benefits

  The Bank has noncontributory defined benefit pension plans covering virtually all its employees. For its primary plan, the policy of the Bank is to, at a minimum, fund annually an amount necessary to satisfy the requirements under the Employee Retirement Income Security Act ("ERISA"), without regard to prior years' contributions in excess of the minimum.

  The Bank adopted SFAS No. 112, Employers' Accounting for Postemployment Benefits, in the first quarter of 1994. As required by the Statement, postemployment benefits provided to former or inactive employees after employment but before retirement are accrued in accordance with SFAS No. 43, Accounting for Compensated Absences, if they meet the conditions for accrual of compensated absences. Otherwise, postemployment benefits are accrued or disclosed in accordance with SFAS No. 5, Accounting for Contingencies.

 Cash flows

  On December 29, 1995, the Bank transferred all held-to-maturity securities to available-for-sale. See Note 2 on page 9 for further information. The non-cash portion of this transaction was excluded from the Bank's Consolidated Statement of Cash Flows.

 Income taxes

  Bankmont, Bankcorp and their wholly-owned subsidiaries including the Bank file a consolidated Federal income tax return. Income tax return liabilities for the Bank are not materially different than they would have been if computed on a separate return basis.

 Management's estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The areas requiring significant management judgment include provision and allowance for possible loan losses, income taxes, pension cost, postemployment benefits, valuation of intangible assets, fair values and temporary vs. other-than-temporary impairment.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

2. PORTFOLIO SECURITIES

  The amortized cost and estimated fair value of securities available-for-sale were as follows as of December 31, 1996 and 1995:

                                                         1996
                                      ------------------------------------------
                                      AMORTIZED  UNREALIZED UNREALIZED   FAIR
                                         COST      GAINS      LOSSES     VALUE
                                      ---------- ---------- ---------- ---------
                                                    (IN THOUSANDS)
   U.S. Treasury..................... $  858,027      421     15,540     842,908
   Federal agency....................  1,844,961      --      13,374   1,831,587
   State and municipal...............     57,749    5,141        --       62,890
   Other.............................     22,013      --          67      21,946
                                      ----------   ------     ------   ---------
     Total securities................ $2,782,750    5,562     28,981   2,759,331
                                      ==========   ======     ======   =========
                                                         1995
                                      ------------------------------------------
                                      AMORTIZED  UNREALIZED UNREALIZED   FAIR
                                         COST      GAINS      LOSSES     VALUE
                                      ---------- ---------- ---------- ---------
                                                    (IN THOUSANDS)
   U.S. Treasury..................... $  713,104   11,250        --      724,354
   Federal agency....................  1,159,386   11,184      1,345   1,169,225
   State and municipal...............     82,027    7,345        --       89,372
   Other.............................     53,389        3         14      53,378
                                      ----------   ------     ------   ---------
     Total securities................ $2,007,906   29,782      1,359   2,036,329
                                      ==========   ======     ======   =========

  At December 31, 1996 and 1995, portfolio and trading account securities having a par value of $1.8 billion and $1.2 billion, respectively, were pledged as collateral for certain liabilities, securities sold under agreement to repurchase, public and trust deposits, trading account activities and for other purposes where permitted or required by law. Securities carried at approximately $1.4 billion and $1.3 billion were sold under agreement to repurchase at December 31, 1996 and 1995, respectively.

  On November 15, 1995, the FASB issued a Special Report, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. In accordance with that report, the Corporation conducted a one-time reassessment of the classifications of securities held. As a result, the Corporation reclassified all held-to-maturity securities to available-for-sale on December 29, 1995. The amortized cost of the transferred securities was $534 million and the related unrealized holding gain was $10 million.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  The amortized cost and estimated fair value of available-for-sale securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities can differ from contractual maturities since borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                DECEMBER 31,
                                                            --------------------
                                                                    1996
                                                            --------------------
                                                            AMORTIZED    FAIR
                                                               COST      VALUE
                                                            ---------- ---------
                                                               (IN THOUSANDS)
      Maturities:
        Within 1 year...................................... $  879,703   877,551
        1 to 5 years.......................................    732,452   733,437
        5 to 10 years......................................  1,148,816 1,126,564
        Over 10 years......................................        --        --
      Other securities without stated maturity.............     21,779    21,779
                                                            ---------- ---------
          Total securities................................. $2,782,750 2,759,331
                                                            ========== =========

  In 1996, 1995, and 1994 proceeds from the sale of securities available-for-sale amounted to $1.3 billion, $2.0 billion and $146.0 million. Gross gains of $8.6 million and gross losses of $220,000 were realized on these sales in 1996, while gross gains of $25.5 million and gross losses of $2.4 million were realized on these sales in 1995, and gross gains of $5.1 million and virtually no gross losses were realized in 1994. Net unrealized holding gain or loss on trading securities included in earnings during 1995 changed by $.2 million from an unrealized gain of $.8 million at December 31, 1995 to an unrealized gain of $1.0 million at December 31, 1996.

3. LOANS

  The following table summarizes loan balances by category:

                                                               DECEMBER 31,
                                                           --------------------
                                                              1996      1995
                                                           ---------- ---------
                                                              (IN THOUSANDS)
      Domestic loans:
        Commercial, financial, agricultural, brokers and
         dealers.......................................... $5,962,675 5,200,984
        Real estate construction..........................    101,668   113,799
        Real estate mortgage..............................    870,807   781,966
        Installment.......................................     35,663    68,955
        Charge card.......................................  1,034,847 1,091,502
        Direct lease financing............................        --        --
      Foreign loans:
        Government and official institutions..............        984       984
        Banks and other financial institutions............    137,560   160,808
        Other, primarily commercial and industrial........      2,976    40,859
                                                           ---------- ---------
          Total loans..................................... $8,147,180 7,459,857
                                                           ---------- ---------
      Less unearned income................................        --        --
        Loans, net of unearned income.....................  8,147,180 7,459,857
      Less allowance for possible loan losses.............    108,408    94,153
                                                           ---------- ---------
        Loans, net of allowance for possible loan losses.. $8,038,772 7,365,704
                                                           ========== =========

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  The Bank had approximately $115 million and $76 million of loans classified as held for sale at December 31, 1996 and 1995, respectively. Approximately 69% and 73% of these respective amounts were real estate mortgages. Nonaccrual loans, restructured loans and other nonperforming assets are summarized below:

                                                              DECEMBER 31,
                                                          ---------------------
                                                           1996    1995   1994
                                                          ------- ------ ------
                                                             (IN THOUSANDS)
      Nonaccrual loans................................... $17,879 34,775 61,290
      Restructured loans.................................      40  2,059  2,239
                                                          ------- ------ ------
      Total nonperforming loans..........................  17,919 36,834 63,529
      Other assets received in satisfaction of debt......     582    608  1,780
                                                          ------- ------ ------
      Total nonperforming assets.........................  18,501 37,442 65,309
      Gross amount of interest income that would have
       been recorded if year-end nonperforming loans had
       been accruing interest at their original terms....   2,267  3,997  3,194
      Interest income actually recognized................      67  1,527    915
                                                          ------- ------ ------
      Interest shortfall, before consideration of any
       income tax effect................................. $ 2,200  2,470  2,279
                                                          ======= ====== ======

  At December 31, 1996 and 1995, the Bank had no aggregate public and private sector outstanding to any single country experiencing a liquidity problem which exceeded one percent of the Bank's consolidated assets.

4. ALLOWANCE FOR POSSIBLE LOAN LOSSES

  The changes in the allowance for possible loan losses are as follows:

                                                           DECEMBER 31,
                                                     --------------------------
                                                       1996     1995     1994
                                                     --------  -------  -------
                                                          (IN THOUSANDS)
      Balance, beginning of year.................... $ 94,153   90,492   93,990
                                                     --------  -------  -------
        Charge-offs.................................  (57,935) (54,340) (53,268)
        Recoveries..................................   10,008   15,245   12,462
                                                     --------  -------  -------
        Net charge-offs.............................  (47,927) (39,095) (40,806)
        Provisions charged to operations............   57,382   42,756   37,308
        Allowance related to acquired loans.........    4,800      --       --
                                                     --------  -------  -------
      Balance, end of year.......................... $108,408   94,153   90,492
                                                     ========  =======  =======

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  Details on impaired loans and related allowance are as follows:

                                 IMPAIRED LOANS       IMPAIRED LOANS     TOTAL
                               FOR WHICH THERE IS   FOR WHICH THERE IS  IMPAIRED
                               A RELATED ALLOWANCE NO RELATED ALLOWANCE  LOANS
                               ------------------- -------------------- --------
                                                (IN THOUSANDS)
      December 31, 1996:
        Balance...............       $2,394               15,485         17,879
        Related allowance.....        2,308                  --           2,308
                                     ------               ------         ------
      Balance, net of
       allowance..............           86               15,485         15,571
                                     ======               ======         ======
      December 31, 1995:
        Balance...............       18,382               16,393         34,775
        Related allowance.....       12,459                  --          12,459
                                     ------               ------         ------
      Balance, net of
       allowance..............       $5,923               16,393         22,316
                                     ======               ======         ======

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1996    1995
                                                                 ------- ------
                                                                 (IN THOUSANDS)
      Average impaired loans.................................... $29,018 49,757
      Total interest income on impaired loans...................      67  1,527
      Interest income on impaired loans recorded on a cash
       basis....................................................      67  1,527

5. PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost less accumulated depreciation and amortization. A summary of these accounts is set forth below:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
      Land................................................... $ 24,988 $ 14,546
      Premises...............................................  230,466  199,099
      Equipment..............................................  234,866  209,389
      Leasehold improvements.................................   17,787   16,299
                                                              -------- --------
        Total................................................  508,107 $439,333
                                                              -------- --------
      Accumulated depreciation and amortization..............  317,953  295,026
                                                              -------- --------
      Premises and equipment................................. $190,154 $144,307
                                                              ======== ========

  The provision for depreciation and amortization was $28.8 million in 1996, $30.4 million in 1995, and $31.0 million in 1994.

6. SECURITIES PURCHASED UNDER AGREEMENT TO RESELL AND SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE

  The Bank enters into purchases of U.S. Treasury and Federal agency securities under agreements to resell identical securities. The amounts advanced under these agreements represent short-term loans and are reflected as receivables in the Consolidated Statement of Condition. There were no securities purchased under agreement to resell outstanding at December 31, 1996. Securities purchased under agreement to resell totaled $79 million at December 31, 1995. The securities underlying the agreements are book-entry securities. Securities are transferred by appropriate entry into the Bank's account with Bank of New York at the Federal Reserve Bank of New York under a written custodial agreement with Bank of New York that explicitly recognizes the Bank's interest in these securities.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  The Bank also enters into sales of U.S. Treasury and Federal agency securities under agreements to repurchase identical securities. The amounts received under these agreements represent short-term borrowings and are reflected as liabilities in the Consolidated Statement of Condition. Securities sold under agreement to repurchase totaled $1.38 billion and $1.27 billion at December 31, 1996 and 1995, respectively. Securities sold under agreement to repurchase are transferred via book-entry to the counterparty, if transacted with a financial institution or a broker-dealer, or are delivered to customer safekeeping accounts.

                                                              1996      1995
                                                           ---------- ---------
                                                               (DOLLARS IN
                                                                THOUSANDS)
      Amount outstanding at end of year................... $      --   $ 79,344
      Highest amount outstanding as of any month-end
       during the year....................................     49,625   266,588
      Daily average amount outstanding during the year....     19,641    89,599
                                                           ========== =========
                                                              1996      1995
                                                           ---------- ---------
      Securities sold under agreement to repurchase.......  1,381,557 1,277,657
      Highest amount outstanding as of any month-end
       during the year....................................  2,082,633 1,960,385
      Daily average amount outstanding during the year....  1,765,949 1,620,207
                                                           ========== =========

7. SHORT, MEDIUM AND LONG-TERM NOTES AND UNUSED LINES OF CREDIT

  The following table summarizes the Bank's long-term notes:

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
      Fixed rate 10 1/2% subordinated note to Bankcorp due
       May 31, 2001.......................................... $ 35,000 $ 35,000
      Floating rate subordinated note to Bankcorp due March
       31, 2005..............................................   50,000   50,000
      Floating rate subordinated note to Bankcorp due
       December 1, 2006......................................   50,000   50,000
      Floating rate subordinated note to Bankcorp due
       December 1, 2004......................................  100,000  100,000
      Fixed rate 6 1/2% subordinated note to Bankcorp due
       December 27, 2007.....................................   60,000   60,000
      Fixed rate 7 5/8% subordinated note to Bankcorp due
       June 27, 2008.........................................   15,000      --
                                                              -------- --------
        Total................................................ $310,000 $295,000
                                                              ======== ========

  All of the Bank notes are unsecured obligations, ranking on a parity with all unsecured and subordinated indebtedness of the Bank and are not subject to redemption prior to maturity at the election of the debtholder. The interest rate on the floating rate notes reprice semiannually and float at 50 basis points above 180 day LIBOR. At year-end 1996, 180 day LIBOR was 5.60 percent.

  The Bank offers to institutional investors from time to time, unsecured short-term and medium-term bank notes in an aggregate principal amount of up to $1.5 billion outstanding at any time. The term of each note could range from fourteen days to fifteen years. The notes are subordinated to deposits and rank pari passu with all

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES other unsecured senior indebtedness of the Bank. As of December 31, 1996, $350 million of short-term notes were outstanding with original maturities of 365 days (remaining maturities ranged from 85 to 168 days) and stated interest rates ranging from 5.50 to 6.04 percent. As of December 31, 1995, $478 million of short-term notes were outstanding with original maturities from 29 to 180 days and stated interest rates ranging from 5.50 to 5.79 percent.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Generally accepted accounting principles require the disclosure of estimated fair values for both on- and off-balance-sheet financial instruments. The Bank's fair values are based on quoted market prices when available. For financial instruments not actively traded, such as certain loans, deposits, off-balance-sheet transactions and long term borrowings, fair values have been estimated using various valuation methods and assumptions. Although management used its best judgment in estimating these values, there are inherent limitations in any estimation methodology. In addition, accounting pronouncements require that fair values be estimated on an item-by-item basis, thereby ignoring the impact a large sale would have on a thin market and intangible values imbedded in established lines of business. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts the Bank could realize in an actual transaction. The fair value estimation methodologies employed by the Bank were as follows:

  The carrying amounts for cash and demand balances due from banks along with short-term money market assets and liabilities reported on the Bank's Consolidated Statement of Condition were considered to be the best estimates of fair value for these financial instruments. Fair values of trading account assets and portfolio securities were based on quoted market prices.

  A variety of methods were used to estimate the fair value of loans. Changes in estimated fair value of loans reflect changes in credit risk and general interest rates which have occurred since the loans were originated. Fair values of floating rate loans, including commercial, broker dealer, financial institution, construction, charge card, consumer and home equity, were assumed to be the same as carrying value since the loans' interest rates automatically reprice to market. Fair values of residential mortgages were based on current prices for securities backed by similar loans. For long-term fixed rate loans, including consumer installment and commercial mortgage loans, fair values were estimated based on the present value of future cash flows with current market rates as discount rates. A fair-value discount related to nonperforming loans included in the above categories, along with a discount for future credit risk throughout the portfolio, was based on an analysis of expected and unidentified future losses. Accordingly, the fair value estimate for total loans was reduced by these discounts, which in total approximated the allowance for possible loan losses on the Bank's Consolidated Statement of Condition. Additionally, management considered appraisal values of collateral when nonperforming loans were secured by real estate.

  The fair values of demand deposits, savings accounts, interest checking deposits, and money market accounts were the amounts payable on demand at the reporting date, or the carrying amounts. The fair value of time deposits was estimated using a discounted cash flow calculation with current market rates offered by the Bank as discount rates.

  The fair value of long-term notes was determined using a discounted cash flow calculation with current rates available to the Bank for similar debt as discount rates.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  The estimated fair values of the Bank's financial instruments at December 31, 1996 and 1995 are presented in the following table. See Note 9 for additional information regarding fair values of off-balance-sheet financial instruments.

                                  DECEMBER 31, 1996        DECEMBER 31, 1995
                                -----------------------  ----------------------
                                 CARRYING       FAIR      CARRYING      FAIR
                                   VALUE       VALUE       VALUE       VALUE
                                -----------  ----------  ----------  ----------
                                               (IN THOUSANDS)
ASSETS:
Cash and demand balances due
 from banks...................  $ 1,154,613   1,154,613   1,409,760   1,409,760
Money market assets:
  Interest-bearing deposits at
   banks......................      658,187     658,187     457,700     457,700
  Federal funds sold and
   securities purchased under
   agreement to resell........      316,275     316,275     163,944     163,944
Portfolio securities available
 for sale.....................    2,759,331   2,759,331   2,036,329   2,036,329
Trading account assets........      110,355     110,355      98,638      98,638
Loans, net of unearned income
 and allowance for possible
 loan losses..................    8,038,772   8,033,804   7,365,704   7,376,809
Customers' liability on
 acceptances..................       78,983      78,983      95,326      95,326
                                -----------  ----------  ----------  ----------
Total on-balance-sheet
 financial assets.............  $13,116,516  13,111,548  11,627,401  11,638,506
                                ===========  ==========  ==========  ==========
LIABILITIES:
Deposits:
  Demand deposits.............  $ 5,635,111   5,635,111   3,529,215   3,529,215
  Time deposits...............    4,091,094   4,091,094   3,501,335   3,503,158
Federal funds purchased and
 securities sold under
 agreement to repurchase......    1,992,066   1,992,066   2,104,137   2,104,137
Other short-term borrowings...      344,372     344,372     840,062     840,062
Acceptances outstanding.......       78,983      78,983      95,326      95,326
Senior notes..................      350,000     350,000     478,000     478,000
Long-term notes...............      310,000     312,639     295,000     304,139
                                -----------  ----------  ----------  ----------
Total on-balance-sheet
 financial liabilities........  $12,801,626  12,804,265  10,843,075  10,854,037
                                ===========  ==========  ==========  ==========
OFF BALANCE-SHEET FINANCIAL
 INSTRUMENTS (positive
 positions/(obligations))
Credit facilities.............  $    (9,613)     (9,613)     (7,646)     (7,646)
Interest rate contracts:
  Dealer and trading
   contracts..................          803         803       1,041       1,041
  Risk management contracts...       12,697       9,714      (5,521)    (11,784)
                                -----------  ----------  ----------  ----------
Total off-balance-sheet
 financial instruments........  $     3,887         904     (12,126)    (18,389)
                                ===========  ==========  ==========  ==========

9. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Bank utilizes various financial instruments with off-balance-sheet risk in the normal course of business to a) meet its customers' financing and risk management needs, b) reduce its own risk exposure, and c) produce fee income and trading profits. The Bank's major categories of financial instruments with off-balance-sheet risk include credit facilities, interest rate and foreign exchange contracts, and various securities-related activities. Fair values of off-balance-sheet instruments are based on fees currently charged to enter into similar agreements, market prices of comparable instruments, pricing models using year-end rates and counterparty credit ratings.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

 Credit facilities

  Credit facilities with off-balance-sheet risk include commitments to extend credit, standby letters of credit and commercial letters of credit.

  Commitments to extend credit are contractual agreements to lend to a customer as long as contract terms have been met. They generally require payment of a fee and have fixed expiration dates. The Bank's commitments serve both business and individual customer needs, and include commercial loan commitments, credit card lines, home equity lines, commercial real estate loan commitments and mortgage loan commitments. The Bank's maximum risk of accounting loss is represented by the total contractual amount of commitments which was $8.8 billion and $7.6 billion at December 31, 1996 and 1995, respectively. Since only a portion of commitments will ultimately be drawn down, the Bank does not expect to provide funds for the total contractual amount. Risks associated with certain commitments are reduced by participations to third parties, which at December 31, 1996, totaled $351 million and at December 31, 1995, totaled $244 million.

  Standby letters of credit are unconditional commitments which guarantee the obligation of a customer to a third party should that customer default. They are issued to support financial and performance-related obligations including brokers' margin maintenance, industrial revenue bond repayment, debt repayment, construction contract performance and trade agreement performance. The Bank's maximum risk of accounting loss for these items is represented by the total commitments outstanding of $1.67 billion at December 31, 1996 and $1.56 billion at December 31, 1995. Risks associated with standby letters of credit are reduced by participations to third parties which totaled $435 million at December 31, 1996 and $270 million at December 31, 1995.

  Commercial letters of credit are commitments to make payments on behalf of customers when letter of credit terms have been met. Maximum risk of accounting loss is represented by total commercial letters of credit outstanding of $122 million at December 31, 1996 and $130 million at December 31, 1995.

  Credit risks associated with all of these facilities are mitigated by reviewing customers' creditworthiness on a case-by-case basis, obtaining collateral, limiting loans to individual borrowers, setting restrictions on long-duration maturities and establishing stringent covenant terms outlining performance expectations which, if not met, may cause the Bank to terminate the contract. Credit risks are further mitigated by monitoring and maintaining portfolios that are well-diversified.

  Collateral is required to support certain of these credit facilities when they are drawn down and may include equity and debt securities, commodities, inventories, receivables, certificates of deposit, savings instruments, fixed assets, real estate, life insurance policies and seats on national or regional exchanges. Requirements are based upon the risk inherent in the credit and are more stringent for firms and individuals with greater default risks. The Bank monitors collateral values and appropriately perfects its security interest. Periodic evaluations of collateral adequacy are performed by Bank personnel.

  The fair value of credit facilities (i.e. deferred income) is approximately equal to their carrying value of $9.6 million at December 31, 1996 and $7.6 million at December 31, 1995.

 Interest rate contracts

  Interest rate contracts include futures, forward rate agreements, option contracts, guarantees (caps, floors and collars) and swaps. The Bank enters into these contracts for dealer, trading and risk management purposes.

 Dealer and trading activity

  As dealer, the Bank serves customers seeking to manage interest rate risk by entering into contracts as a counterparty to their (customer) transactions. In its trading activities, the Bank uses interest rate contracts to profit from expected future market movements.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  These contracts may create exposure to both credit and market risk. Replacement risk, the primary component of credit risk, is the risk of loss should a counterparty default following unfavorable market movements and is measured as the Bank's cost of replacing contracts at current market rates. The Bank manages credit risk by establishing credit limits for customers and products through an independent corporate-wide credit review process and continually monitoring exposure against those limits to ensure they are not exceeded. Credit risk is, in many cases, further mitigated by the existence of netting agreements which provide for netting of contractual receivables and payables in the event of default or bankruptcy.

  Market risk is the risk of loss as a result of changes in interest rates. The Bank manages market risk by establishing limits which are based on dollars at risk given a parallel shift in the yield curve. Limits are established by product, maturity and volatility. Limits are approved by management and monitored independently of the traders on a regular basis. Market risk is further diminished by entering into offsetting positions. Senior management oversees all dealer risk-related activities.

  Futures and forward contracts are agreements in which the Bank is obligated to make or take delivery, at a specified future date, of a specified instrument, at a specified price or yield. Futures contracts are exchange traded and, because of exchange requirements that gains and losses be settled daily, create negligible exposure to credit risk.

  Forward rate agreements are arrangements between two parties to exchange amounts, at a specified future date, based on the difference between an agreed upon interest rate and reference rate applied to a notional principal amount. These agreements enable purchasers and sellers to fix interest costs and returns.
  Options are contracts that provide the buyer the right (but not the obligation) to purchase or sell a financial instrument, at a specified price, either within a specified period of time or on a certain date. Interest rate guarantees (caps, floors and collars) are agreements between two parties that, in general, establish for the purchaser a maximum level of interest expense or a minimum level of interest revenue based on a notional principal amount for a specified term. Options and guarantees written create exposure to market risk. As a writer of interest rate options and guarantees, the Bank receives a premium at the outset of the agreement and bears the risk of an unfavorable change in the price of the financial instrument underlying the option or guarantee. Options and guarantees purchased create exposure to credit risk and, to the extent of the premium paid or unrealized gain recognized, market risk.
  Interest rate swaps are contracts involving the exchange of interest payments based on a notional amount for a specified period. Most of the Bank's activity in swaps is as intermediary in the exchange of interest payments between customers, although the Bank also uses swaps to manage its own interest rate exposure (see discussion of risk management activity below).

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  The following table summarizes the Bank's dealer/trading interest rate contracts and their related contractual or notional amounts and maximum replacement costs. Contractual or notional amount gives an indication of the volume of activity in the contract. Maximum replacement cost reflects the potential loss resulting from customer defaults and is computed as the cost of replacing, at current market rates, all outstanding contracts with unrealized gains.

                                                                    MAXIMUM
                                              CONTRACTUAL OR      REPLACEMENT
                                              NOTIONAL AMOUNT         COST
                                           --------------------- --------------
                                                       DECEMBER 31
                                           ------------------------------------
                                              1996       1995     1996   1995
                                           ---------- ---------- ------ -------
                                                      (IN THOUSANDS)
   Interest Rate Contracts:
     Futures and forwards................. $  146,861 $   56,175 $  --  $   --
     Forward rate agreements..............    155,000      5,000     98       2
     Options written......................        --         --     --      --
     Options purchased....................      1,000        --       2     --
     Guarantees written...................    855,967  1,632,121    --      --
     Guarantees purchased.................    856,117  1,638,157  1,802   5,801
     Swaps................................  1,631,091    876,320  9,198  12,585

  The following table summarizes average end of period fair values of dealer/trading interest rate contracts for the years ended December 31, 1996 and 1995:

                                 1996          1996          1995          1995
                             ------------- ------------- ------------- -------------
                             END OF PERIOD    AVERAGE    END OF PERIOD    AVERAGE
                                ASSETS        ASSETS        ASSETS        ASSETS
                             (LIABILITIES) (LIABILITIES) (LIABILITIES) (LIABILITIES)
                             ------------- ------------- ------------- -------------
                                                 (IN THOUSANDS)
   Interest Rate Contracts:
     Futures and forwards
       Unrealized gains....     $   --       $    --       $    --        $   --
       Unrealized losses...         --            --            --            --
     Forward rate
      agreements
       Unrealized gains....          98            38             2           357
       Unrealized losses...         (27)          (21)          --           (284)
     Options
       Purchased...........           2           --            --            228
       Written.............         --            --            --           (164)
     Guarantees
       Purchased...........       1,802        11,588         5,801         7,867
       Written.............      (1,749)      (11,580)       (5,789)       (7,987)
     Swaps
       Unrealized gains....       9,198         6,187        12,585         9,806
       Unrealized losses...      (8,521)       (4,428)      (11,558)       (8,624)
                                -------      --------      --------       -------
         Total Interest
          Rate Contracts...     $   803      $  1,784      $  1,041       $ 1,199
                                =======      ========      ========       =======

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  Net gains (losses) from dealer/trading activity in interest rate contracts and nonderivative trading account assets for the years ended December 31, 1996, 1995 and 1994 are summarized below:

                                                      YEARS ENDED DECEMBER 31
                                                     ----------------------------
                                                      GAINS     GAINS     GAINS
                                                     (LOSSES)  (LOSSES)  (LOSSES)
                                                       1996      1995      1994
                                                     --------  --------  --------
                                                           (IN THOUSANDS)
   Interest Rate Contracts:
     Futures and forwards........................... $   926   $(1,462)  $ 1,020
     Forward rate agreements........................     --       (285)     (628)
     Options........................................     (66)     (545)     (224)
     Guarantees.....................................  (1,215)      988      (134)
     Swaps..........................................      69       603       279
   Debt Instruments.................................   8,011     5,531    (1,060)
                                                     -------   -------   -------
       Total Trading Revenue........................ $ 7,725   $ 4,830   $  (747)
                                                     =======   =======   =======

  The following table summarizes the maturities and weighted average interest rates paid and received on dealer/trading interest rate swaps:

                                     DECEMBER 31, 1996
                            --------------------------------------
                            WITHIN 1   1 TO 3    3 TO 5   5 TO 10
                              YEAR     YEARS     YEARS     YEARS      TOTAL
                            --------  --------  --------  --------  ----------
                                      (IN THOUSANDS)
   Pay Fixed Swaps:
     Notional amount....... $145,729  $200,408  $289,023  $167,385    $802,545
     Average pay rate......     6.36%     6.24%     6.30%     6.54%       6.35%
     Average receive rate..     5.66%     5.58%     3.85%     5.54%       4.96%
   Receive Fixed Swaps:
     Notional amount....... $145,729  $200,409  $229,023  $167,385    $742,546
     Average pay rate......     5.66%     5.58%     4.86%     6.11%       5.49%
     Average receive rate..     6.32%     6.37%     6.29%     6.54%       6.37%
   Basis Swaps:
     Notional amount.......  $86,000       --        --        --      $86,000
     Average pay rate......     5.39%      --        --        --         5.39%
     Average receive rate..     5.43%      --        --        --         5.43%
       Total notional
        amount............. $377,458  $400,817  $518,046  $334,770  $1,631,091

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

 Risk management activity

  In addition to its dealer activities, the Bank uses interest rate contracts, primarily swaps, to reduce the level of financial risk inherent in mismatches between the interest rate sensitivities of certain assets and liabilities. During 1996 and 1995, interest rate swaps were primarily used to alter the character of funds supporting certain fixed rate loans, the senior note program and the municipal bond portfolio. The Bank had $584 million notional amount of swap contracts, used for risk management purposes, outstanding at December 31, 1996 with a fair value of $9.7 million and a replacement cost of $13.2 million. At December 31, 1995, the Corporation had $281 million notional amount of swap contracts outstanding with a fair value of $(11.8) million and a replacement cost of zero. Gross unrealized gains and losses, representing the difference between fair value and carrying value (i.e. accrued interest payable or receivable) on these contracts, totaled $0.8 million and $3.8 million, respectively, at December 31, 1996 and zero and $6.3 million, respectively, at December 31, 1995. Risk management activity, including the related cash positions, had no material effect on the Bank's net income for the year ended December 31, 1996 or 1995. There were no deferred gains or losses on terminated contracts at December 31, 1996 or 1995.

  The following table summarizes swap activity for risk management purposes:

                                                                     NOTIONAL
                                                                      AMOUNT
                                                                  --------------
                                                                  (IN THOUSANDS)
      Amount, December 31, 1994..................................   $ 496,853
      Additions..................................................     609,406
      Maturities.................................................    (475,226)
      Terminations...............................................    (350,000)
                                                                    ---------
      Amount, December 31, 1995..................................     281,033
                                                                    ---------
      Additions..................................................     680,707
      Maturities.................................................    (377,659)
      Terminations...............................................         --
                                                                    ---------
      Amount, December 31, 1996..................................   $ 584,081
                                                                    =========

  The following table summarizes the maturities and weighted average interest rates paid and received on interest rate swaps used for risk management:

                                               DECEMBER 31, 1996
                                     ------------------------------------------
                                                                 5 TO
                                     WITHIN 1  1 TO 3   3 TO 5    10
                                       YEAR     YEARS   YEARS   YEARS    TOTAL
                                     --------  -------  ------  ------  -------
                                                 (IN THOUSANDS)
   Pay Fixed Swaps:
     Notional amount................ $ 31,000  110,804  57,401  34,876  234,081
     Average pay rate...............    10.60%    5.81%   6.18%   6.88%    6.69%
     Average receive rate                5.73     5.67    5.62    5.64     5.67
   Basis Swaps:
     Notional amount................  350,000      --      --      --   350,000
     Average pay rate...............     5.42      --      --      --      5.42
     Average receive rate...........     5.81      --      --      --      5.81
                                     --------  -------  ------  ------  -------
       Total notional amount........ $381,000  110,804  57,401  34,876  584,081
                                     ========  =======  ======  ======  =======

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

 Foreign exchange contracts

  DEALER ACTIVITY

  The Bank is a dealer in foreign exchange. Foreign exchange contracts may create exposure to market and credit risk, including replacement risk and settlement risk. Credit risk is managed by establishing limits for customers through an independent corporate-wide credit approval process and continually monitoring exposure against those limits. In addition, both settlement and replacement risk are reduced through netting by novation, agreements with counterparties to offset certain related obligations. Market risk is managed through establishing exposure limits by currency and monitoring actual exposure against those limits, entering into offsetting positions, and closely monitoring price behavior. Effective April 3, 1995, the Bank and BMO agreed to combine their U.S. foreign exchange activities ("FX"). Under this arrangement, FX net profit is shared by the Bank and BMO in accordance with a specific formula set forth in the agreement. This agreement expires in April 2002 but may be extended at that time. Either party may terminate the arrangement at its option. Beginning with second quarter 1995, FX revenues were reported net of expenses. This agreement did not have a material impact on the Bank's 1996 or 1995 net income or financial position at December 31, 1996 or 1995.

  At December 31, 1996, approximately two-thirds of the Bank's gross notional positions in foreign currency contracts are represented by seven currencies:
English pounds, German deutsche marks, Canadian dollars, Japanese yen, Belgian francs, Italian lira and French francs.

  Foreign exchange contracts include spot, future, forward and option contracts that enable customers to manage their foreign exchange risk. Spot, future and forward contracts are agreements to exchange currencies at a future date, at a specified rate of exchange. Foreign exchange option contracts give the buyer the right and the seller an obligation (if the buyer asserts his right) to exchange currencies during a specified period (or on a certain date in the case of "European" options) at a specified exchange rate.

  The following table summarizes the Bank's dealer/trading foreign exchange contracts and their related contractual or notional amount and maximum replacement cost:

                                                                    MAXIMUM
                                              CONTRACTUAL OR      REPLACEMENT
                                              NOTIONAL AMOUNT         COST
                                           --------------------- --------------
                                                       DECEMBER 31
                                           ------------------------------------
                                              1996       1995     1996   1995
                                           ---------- ---------- ------ -------
                                                      (IN THOUSANDS)
   Foreign Exchange Contracts:
     Spot, futures and forwards........... $1,896,730 $4,786,883 $9,345 $45,100
     Options written......................     56,408     85,551    --      --
     Options purchased....................     56,408     85,551  1,324   1,386

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  The following table summarizes average and end of period fair values of dealer/trading foreign exchange contracts for the years ended December 31, 996 and 1995:

                                1996          1996          1995          1995
                            ------------- ------------- ------------- -------------
                            END OF PERIOD    AVERAGE    END OF PERIOD    AVERAGE
                               ASSETS        ASSETS        ASSETS        ASSETS
                            (LIABILITIES) (LIABILITIES) (LIABILITIES) (LIABILITIES)
                            ------------- ------------- ------------- -------------
                                                (IN THOUSANDS)
   Foreign Exchange
    Contracts:
   Spot, futures and
    forwards
     Unrealized gains......   $ 60,666      $ 43,477      $ 45,100      $ 137,511
     Unrealized losses.....    (60,666)      (43,477)      (45,100)      (139,447)
   Options
     Purchased.............      1,324         1,388         1,386          6,301
     Written...............     (1,324)       (1,398)       (1,386)        (6,301)
                              --------      --------      --------      ---------
       Total Foreign
        Exchange...........   $    --       $    (10)     $    --       $  (1,936)
                              ========      ========      ========      =========

  At December 31,1996,spot, futures and forward contracts with BMO represent $39,766 and ($24,031) of unrealized gains and unrealized losses, respectively. Options contracts with BMO represent $1,284 and ($40) of options purchased and options written, respectively.

  Net gains (losses) from dealer/trading foreign exchange contracts, for the years ended December 31, 1996, 1995 and 1994 are summarized below. 1996 and 1995 net foreign exchange gains include $10.0 million and $8.8 million, respectively, of net profit under the aforementioned agreement with BMO.

                                                      GAINS    GAINS     GAINS
                                                     (LOSSES) (LOSSES)  (LOSSES)
                                                     -------- --------  --------
                                                      YEARS ENDED DECEMBER 31
                                                     ---------------------------
                                                       1996     1995      1994
                                                     -------- --------  --------
                                                           (IN THOUSANDS)
   Spot, futures and forwards.......................  $9,978  $14,290   $19,609
   Options..........................................     --       (60)      140
                                                      ------  -------   -------
     Total Foreign Exchange.........................  $9,978  $14,230   $19,749
                                                      ======  =======   =======

 Securities activities

  The Bank's securities activities that have off-balance-sheet risk include municipal bond underwriting and short selling of securities.

  Through its municipal bond underwriting activities, the Bank commits to buy and offer for resale newly issued bonds. The Bank is exposed to market risk because it may be unable to resell its inventory of bonds profitably as a result of unfavorable market conditions. In syndicate arrangements, the Bank is obligated to fulfill syndicate members' commitments should they default. The syndicates of which the Bank was a member had underwriting commitments totaling $41.9 million at December 31, 1996 and $15.5 million at December 31, 1995.

  Security short selling, defined as selling of securities not yet owned, exposes the Bank to off-balance-sheet market risk because the Bank may be required to buy securities at higher prevailing market prices to cover its short positions. The Bank had no short position at December 31, 1996 or 1995.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

10. CONCENTRATIONS OF CREDIT RISK IN FINANCIAL INSTRUMENTS

  The Bank had two concentrations of credit risk arising from financial instruments at December 31, 1996 and 1995. These concentrations were the Midwest geographic area and individuals. Each concentration exceeded 10 percent of the Bank's total credit exposure, which is the total potential accounting loss should all customers fail to perform according to contract terms and all collateral prove to be worthless.

 Midwestern geographic area

  A majority of the Bank's customers are located in the Midwestern region of the United States, defined here to include Illinois, Indiana, Iowa, Michigan, Minnesota, Missouri, Ohio and Wisconsin. The Bank provides credit to these customers through a broad array of banking and trade financing products including commercial loans, commercial loan commitments, commercial real estate loans, consumer installment loans, charge card loans and lines, mortgage loans, home equity loans and lines, standby and commercial letters of credit and banker's acceptances. The financial viability of customers in the Midwest is, in part, dependent on the region's economy. Corporate customers headquartered in the region and serving a national or international market are not included in this concentration because their business is broad-based and not dependent on the region's economy. The Bank's maximum risk of accounting loss, should all customers making up the Midwestern concentration fail to perform according to contract terms and all collateral prove to be worthless, was approximately $10.2 billion or 43 percent of the Bank's total credit exposure at December 31, 1996 and $10.4 billion or 47 percent of the Bank's total credit exposure at December 31, 1995.

  The Bank manages this exposure by continually reviewing local market conditions and customers, adjusting individual and industry exposure limits within the region and by obtaining or closely monitoring collateral values. See Note 9 for information on collateral supporting credit facilities.

 Individuals

  The Bank extends credit to individuals through credit card lines, style lines of credit, installment and single payment loans. Credit card and style lines are unsecured revolving lines of credit, accessed through VISA and MasterCard, special drafts, and/or automated teller machines. The Bank's credit card lines represent most of its total credit exposure to individuals. Although credit card loans are not collateralized, measures have been implemented to reduce credit loss. These measures include strict credit approval criteria, card use monitoring, automated authorization procedures and aggressive collection procedures. Further, credit card customers are broad-based geographically, although currently about 50 percent are located in the Midwest.

  Installment and single payment loans are generally collateralized by personal property and have a fixed maturity. The Bank ensures that it has sufficient collateral by monitoring its value and perfecting its legal rights to the property upon default.

  The Bank's maximum risk of accounting loss, should all individual customers fail to perform according to contract terms and all available collateral prove to be worthless, was approximately $5.2 billion or 22 percent of the Bank's total credit exposure at December 31, 1996 and $5.1 billion or 23 percent of the Bank's total credit exposure at December 31, 1995.

11. RETIREMENT AND OTHER POSTEMPLOYMENT PLANS

  The Bank has noncontributory defined benefit pension plans covering virtually all its employees as of December 31, 1996. Most of the employees participating in retirement plans were included in one primary plan ("primary plan") during the three-year period ended December 31, 1996. The benefit formula for this plan is

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES based upon length of service and an employee's highest qualifying compensation during five consecutive years of active employment. The plan is a multiple-employer plan covering the Bank's employees as well as persons employed by certain affiliated entities. In 1995, the Bank prospectively expanded the definition of qualifying compensation and reduced the rate used to compute retirement benefits.

  The policy for this plan is to have the participating entities, at a minimum, fund annually an amount necessary to satisfy the requirements under ERISA, without regard to prior years' contributions in excess of the minimum. For 1996, cumulative contributions were less than the amount recorded as pension expense for financial reporting purposes. For 1995, cumulative contributions were greater than the amount recorded as pension expense for financial reporting purposes. For 1994, the minimum and maximum deductible contribution were both zero as a result of the full funding limitation.

  In 1995, the Bank changed mortality assumption rates from the 1984 Unisex Pensioner Mortality Table to the 1983 Group Annuity Mortality Table in accordance with the Retirement Protection Act of 1994. In addition, the assumptions regarding future annual increases were modified as follows: the wage base was decreased from 6% to 5% and the Consumer Price Index was reduced by 1% at each age. These changes had no material effect on 1995 pension expense. In 1994, the Bank elected to change the measurement date for plan assets and liabilities from December 31 to September 30. The change had no material effect on 1994 or prior years pension expense.

                                                   YEARS ENDED DECEMBER 31
                                                -------------------------------
                                                 1996**     1995**     1994**
                                                ---------  ---------  ---------
                                                       (IN THOUSANDS)
   Actuarial present value of benefit
    obligations:
     Accumulated benefit obligation, including
      vested benefits of $109,720 in 1996,
      $108,756 in 1995 and $79,398 in 1994....  $ 122,445  $ 121,391  $  91,820
                                                =========  =========  =========
   Projected benefit obligation for services
    rendered to date..........................   (158,286)  (157,216)  (127,400)
   Plan assets at fair value*.................    165,439    154,445    140,516
                                                ---------  ---------  ---------
   Excess of plan assets over projected
    benefit obligations.......................      7,153     (2,761)    13,116
   Unrecognized net (gain) loss from past
    experiences different from that assumed
    and effects of changes in assumptions.....        618     13,013     (2,563)
   Prior services cost not yet recognized in
    net periodic pension cost.................     (6,065)    (6,578)    (3,168)
   Unrecognized net asset at December 31 being
    recognized over 16.3 years from January 1,
    1986......................................     (1,423)    (1,662)    (1,934)
   Contributions made between measurement date
    (September 30) and end of year............      5,417      5,853        --
                                                ---------  ---------  ---------
     Prepaid pension cost.....................  $   5,700  $   7,865  $   5,451
                                                =========  =========  =========
   Assumptions used:
     Discount rate............................       7.50%      7.25%      7.75%
     Rate of increase in compensation.........       5.70%      5.70%      6.60%
     Expected long-term asset return..........       8.00%      8.00%      8.00%

--------
   * Plan assets consist primarily of participating units in collective trust funds administered by the Bank.
  ** Plan assets and obligations are allocated to the Bank based on the Bank's pension expense as a percentage of Bankcorp's total pension expense. Plan assets and obligations measured as of September 30.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  Net pension expense included the following components for the primary plan:

                                                  YEARS ENDED DECEMBER 31
                                                 ----------------------------
                                                  1996**    1995**    1994**
                                                 --------  --------  --------
                                                       (IN THOUSANDS)
   Service cost-benefits earned during the
    period...................................... $  7,823  $  5,727  $  8,101
   Interest cost on projected benefit
    obligation..................................   11,584    10,259    10,150
   Actual return on plan assets.................  (16,655)  (24,026)    1,027
   Net amortization and deferral................    4,104    12,168   (13,102)
                                                 --------  --------  --------
     Net periodic pension expense............... $  6,856  $  4,128  $  6,176
                                                 ========  ========  ========

  Certain employees participating in the primary plan are also covered by a supplemental unfunded retirement plan. The purpose of this plan is to extend full retirement benefits to individuals without regard to statutory limitations for qualified funded plans. The following table sets forth the status of this supplemental plan:

                                                      YEARS ENDED DECEMBER 31
                                                      -------------------------
                                                      1996***  1995***  1994***
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
   Accumulated benefit obligation...................  $ 7,241  $ 5,786  $ 7,580
   Projected benefit obligation for service rendered
    to date.........................................   15,486   14,332   19,260
   Accrued pension liability........................    8,827    7,489    6,040
   Net periodic pension expense.....................    2,435    4,244    6,849
   Assumptions used:
     Discount rate..................................     5.25%    5.25%    5.75%
     Rate increase in compensation..................     5.70%    5.70%    6.60%

--------
 *** Amounts allocated based on the Bank's supplemental retirement expense as a percentage of Bankcorp's total supplemental retirement expense.

  During 1996, 1995 and 1994, the Bank's lump-sum benefit payments to retirees resulted in settlement losses of approximately $0.1 million, $0.8 million and $3.1 million, respectively, reflected above as a portion of net periodic pension expense.

  The total consolidated pension expense of the Bank, including the supplemental plan, for 1996, 1995 and 1994 was $9.4 million, $7.9 million and $13.0 million, respectively.

  In addition to pension benefits, the Bank provides medical care benefits for retirees (and their dependents) who have attained age 55 and have at least 10 years of service. In 1994, the Bank expanded the plan to provide medical care benefits for disabled employees and widows of former employees (and their dependents). The Bank provides these medical care benefits through a self-insured plan. Under the terms of the plan, the Bank contributes to the cost of coverage based on employees' length of service. Cost sharing with plan participants is accomplished through deductibles, coinsurance and out-of-pocket limits. Funding for the plan largely comes from the general assets of the Bank, although recently contributions to a trust fund have been made under Internal Revenue Code Section 401(h).

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  In 1994 the Bank elected to change the measurement date for plan assets and liabilities from December 31 to September 30; the change had no material effect on 1994 benefit expense. The following table sets forth the postretirement medical care benefit plan's status at December 31, 1996, 1995 and 1994 for the Bank:

                                            YEAR ENDED DECEMBER 31,
                                           ----------------------------
                                            1996**    1995**    1994**
                                           --------  --------  --------
                                                 (IN THOUSANDS)
   Actuarial present value of benefit
    obligation:
     Retirees............................  $(11,737) $(15,261) $(18,111)
     Fully eligible active plan
      participants.......................    (2,204)   (2,585)   (3,197)
     Other active employees not fully
      eligible...........................    (9,040)   (9,264)   (8,647)
                                           --------  --------  --------
   Accumulated postretirement benefit
    obligation...........................   (22,981)  (27,110)  (29,955)
   Plan assets at fair value*............     7,233     5,765     4,391
                                           --------  --------  --------
   Accumulated postretirement benefit
    obligation in excess of plan assets..   (15,748)  (21,345)  (25,564)
   Unrecognized net (gain) loss from past
    experience different from that
    assumed..............................    (8,006)   (7,861)     (602)
   Prior service cost not yet recognized
    in net periodic postretirement
    benefit cost.........................     1,662     2,059     2,015
   Unrecognized transition obligation....    18,756    23,081    22,444
                                           --------  --------  --------
   Prepaid (accrued) postretirement
    benefit cost.........................  $ (3,336) $ (4,066) $ (1,707)
                                           ========  ========  ========

  Assumptions used in determining actuarial present value of benefit obligation:

     Discount rate.......................      7.50%     7.25%     7.75%
     Rate of increase in health costs:
       Initial...........................      8.50%     9.00%    12.00%
       Ultimate..........................      6.00%     6.00%     7.00%
     Expected long-term asset return.....      8.00%     8.00%     8.00%

--------
* Plan assets consist primarily of participating units in collective trust funds administered by the Bank.
** Plan assets and obligations are allocated to the Bank based on the Bank's net prepaid postretirement expense as a percentage of Bankcorp's net prepaid post retirement expense. Plan assets and obligations measured as of September 30.

  Net postretirement benefit expense included the following components:

                                                         YEAR ENDED DECEMBER
                                                                 31,
                                                         ----------------------
                                                         1996*   1995*   1994*
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
   Service cost-benefits earned during the period......  $1,248  $  898  $1,660
   Interest cost on accumulated postretirement benefit
    obligation.........................................   2,228   2,268   2,817
   Actual return on plan assets........................    (888) (1,216)      2
   Amortization of transition obligation over 20 years.   1,774   1,774   1,774
   Net amortization and deferral.......................      68     560    (168)
                                                         ------  ------  ------
     Net postretirement benefit expense................  $4,430  $4,284  $6,085
                                                         ======  ======  ======

--------
*Amounts allocated based on the Bank's postretirement benefit expense as a percentage of Bankcorp's total postretirement benefit expense.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  For 1996, the weighted average annual rate of increase in the per capita cost of covered benefits was assumed to be 8.5 percent and was assumed to decrease gradually to 6 percent in 2001 and remain level thereafter. For 1995 and 1994, the weighted average annual rate of increase in the per capita cost of covered benefits was assumed to be 9 percent and 12 percent, respectively, and was assumed to decrease gradually to 6 percent and 7 percent, respectively, in 2001 and remain level thereafter. This health care cost trend rate assumption had a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point each year would have increased the accumulated postretirement benefit obligation as of September 30, 1996, September 30, 1995 and September 30, 1994 by $5.2 million, $5.3 million and $6.2 million, respectively, and the aggregate service and interest cost components of net postretirement benefit expense for 1996 by approximately $0.7 million.

12. STOCK OPTIONS

  At December 31, 1996, the Bank has two stock-based compensation plans which are described below. During the first quarter of 1996, the Bank adopted SFAS No. 123, Accounting for Stock-based Compensation, and elected the fair value based method of accounting for its stock-based compensation plans. Employment expense for these plans was $3.9 million and $0.5 million in 1996 and 1995, respectively. There was no expense in 1994.

  In January 1996, the Bank adopted the Harris Bank Stock Option Program under the Bank of Montreal Stock Option Plan. The plan was established for certain designated executives and certain other employees of the Bank in order to provide incentive to attain long-term strategic goals and to attract and retain services of key employees. On February 26, 1996, the Bank granted 451,800 stock options with a ten-year term which are exercisable only during the second five years of their term, assuming cumulative performance goals are met. The stock options are exercisable for Bank of Montreal common stock at a price of Canadian $31.00 per share, equal to the market price on the date of grant (equivalent to U.S. $22.55). The estimated grant-date fair value of the options granted on February 26, 1996 was Canadian $5.79, equivalent to U.S. $4.26. The fair value of the option grant was estimated using the Bloomberg model with the following assumptions: risk-free interest rate of 7.57%, expected life of 7.5 years, expected volatility of 16.97% and compound annual dividend growth of 5.24%. A summary of the status of the stock option plan as of December 31, 1996 and changes during the year ended December 31, 1996 is presented below:

                                                               WEIGHTED-AVERAGE
      OPTIONS                                          SHARES   EXERCISE PRICE
      -------                                         -------- ----------------
      Outstanding at 1/1/96..........................      --          --
      Granted........................................  451,800      $22.55
      Exercised......................................      --          --
      Forfeited, cancelled...........................    8,800       22.55
      Expired........................................      --          --
                                                      --------      ------
      Outstanding at 12/31/96........................  443,000      $22.55
                                                      ========      ======
      Options exercisable at 12/31/96................     None
      Weighted-average fair value of options granted
       during 1996................................... $   4.26

  The Bank maintains the Harris Bank Stock Appreciation Rights Plan which was established in January 1995. The rights granted under this plan have either a three-year or five-year term and are exercisable after the expiration of the respective term, assuming cumulative performance goals are met. No rights were granted in 1996. There are 528,000 rights outstanding at December 31, 1996.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

13. LEASE EXPENSE AND OBLIGATIONS

  Rental expense for all operating leases was $15.5 million in 1996, $13.7 million in 1995 and $13.0 million in 1994. These amounts include real estate taxes, maintenance and other rental-related operating costs of $4.4 million, $4.1 million and $4.1 million for 1996, 1995, and 1994, respectively, paid under net lease arrangements. Lease commitments are primarily for office space.

  Minimum rental commitments as of December 31, 1996 for all noncancelable operating leases are as follows:

                                                                  (IN THOUSANDS)
      1997.......................................................    $10,337
      1998.......................................................      8,438
      1999.......................................................      6,200
      2000.......................................................      4,949
      2001.......................................................      4,964
      2002 and thereafter........................................     13,735
                                                                     -------
        Total minimum future rentals.............................    $48,623
                                                                     =======

  Occupancy expenses for 1996, 1995, and 1994 have been reduced by $13.8 million, $12.8 million, and $13.4 million, respectively, for rental income from leased premises.

14. INCOME TAXES

  The 1996, 1995, and 1994 applicable income tax expense (benefit) was as follows:

                                              FEDERAL   STATE   FOREIGN  TOTAL
                                              -------  -------  ------- -------
                                                      (IN THOUSANDS)
   1996:
     Current................................. $45,637  $ 4,648  $1,213  $51,498
     Deferred................................  (2,164)  (1,155)    --    (3,319)
                                              -------  -------  ------  -------
       Total................................. $43,473  $ 3,493  $1,213  $48,179
                                              =======  =======  ======  =======
   1995:
     Current................................. $51,415  $ 3,208  $   29  $54,652
     Deferred................................  (2,242)   1,156     --    (1,086)
                                              -------  -------  ------  -------
       Total................................. $49,173  $ 4,364  $   29  $53,566
                                              =======  =======  ======  =======
   1994:
     Current................................. $20,277  $   583  $   31  $20,891
     Deferred................................  (3,602)  (5,138)    --    (8,740)
                                              -------  -------  ------  -------
       Total................................. $16,675  $(4,555) $   31  $12,151
                                              =======  =======  ======  =======

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  Deferred tax assets (liabilities) are comprised of the following at December 31, 1996, 1995 and 1994:

                                                            DECEMBER 31
                                                      -------------------------
                                                       1996     1995     1994
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
Gross deferred tax assets:
  Allowance for possible loan losses................  $41,038  $36,742  $38,835
  Intangible assets.................................    7,122    7,350    6,719
  Deferred employee compensation....................    4,196    6,515    6,124
  Deferred expense and prepaid income...............    3,848    2,729    2,003
  Pension and medical trust.........................    3,438    4,025    3,421
  Other assets......................................    3,359    2,729    2,686
                                                      -------  -------  -------
    Deferred tax assets.............................   63,001   60,090   59,788
                                                      -------  -------  -------
Gross deferred tax liabilities:
  Other liabilities.................................     (876)  (1,284)  (2,068)
                                                      -------  -------  -------
    Deferred tax liabilities........................     (876)  (1,284)  (2,068)
Valuation allowance.................................      --       --       --
                                                      -------  -------  -------
  Net deferred tax assets...........................   62,125   58,806   57,720
                                                      -------  -------  -------
Tax effect of adjustment related to available-for-
 sale securities....................................    9,308  (11,301)  13,389
                                                      -------  -------  -------
Net deferred tax assets including adjustment related
 to available-for-sale securities...................  $71,433  $47,505  $71,109
                                                      =======  =======  =======

  At December 31, 1996 and 1995, the respective net deferred tax assets of $62.1 million and $58.8 million included $51.5 million and $49.4 million for Federal tax and $10.6 million and $9.4 million for Illinois tax, respectively. The Bank has fully recognized both its Federal and Illinois deferred tax assets. Current taxable income and taxable income generated in the statutory carryback period is sufficient to support the entire deferred tax asset. The deferred taxes reported on the Bank's Consolidated Statement of Condition at December 31, 1996 and 1995 also include a $9.3 million deferred tax asset and a $11.3 million deferred tax liability, respectively, for the tax effect of the net unrealized gains associated with marking to market certain securities designated as available for sale.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  Total income tax expense of $48.2 million for 1996, $53.6 million for 1995, and $12.2 million for 1994 reflects effective tax rates of 31.9 percent, 32.9 percent, and 15.2 percent, respectively. The reasons for the differences between actual tax expense and the amount determined by applying the U.S. Federal income tax rate of 35 percent to income before income taxes were as follows:

                                                        DECEMBER 31, 1996
                                                     --------------------------
                                                                     PERCENT
                                                                    OF PRETAX
                                                       AMOUNT         INCOME
                                                     ------------  ------------
                                                     (DOLLARS IN THOUSANDS)
   Computed tax expense............................  $     52,940          35.0%
   Increase (reduction) in income tax expense due
    to:
     Tax-exempt income from loans and investments
      net of municipal interest expense
      disallowance.................................        (3,254)         (2.1)
     Bank owned life insurance.....................        (2,969)         (2.0)
     Reduction of deferred tax valuation allowance.           --            --
     Other, net....................................         1,461           1.0
                                                     ------------    ----------
       Actual tax expense..........................  $     48,178          31.9%
                                                     ============    ==========
                                                        DECEMBER 31, 1995
                                                     --------------------------
                                                                     PERCENT
                                                                    OF PRETAX
                                                       AMOUNT         INCOME
                                                     ------------  ------------
                                                     (DOLLARS IN THOUSANDS)
   Computed tax expense............................  $     56,998          35.0%
   Increase (reduction) in income tax expense due
    to:
     Tax-exempt income from loans and investments
      net of municipal interest expense
      disallowance.................................        (6,422)         (3.9)
     Bank owned life insurance.....................        (1,061)         (0.7)
     Reduction of deferred tax valuation allowance.           --            --
     Other, net....................................         4,050           2.5
                                                     ------------    ----------
       Actual tax expense..........................  $     53,565          32.9%
                                                     ============    ==========
                                                        DECEMBER 31, 1994
                                                     --------------------------
                                                                     PERCENT
                                                                    OF PRETAX
                                                       AMOUNT         INCOME
                                                     ------------  ------------
                                                     (DOLLARS IN THOUSANDS)
   Computed tax expense............................  $     28,032          35.0%
   Increase (reduction) in income tax expense due
    to:
     Tax-exempt income from loans and investments
      net of municipal interest expense
      disallowance.................................        (9,757)        (12.2)
     Bank owned life insurance.....................   --            --
     Reduction of deferred tax valuation allowance.        (2,600)         (3.2)
     Other, net....................................        (3,525)         (4.4)
                                                     ------------    ----------
     Actual tax expense............................  $     12,151          15.2%
                                                     ============    ==========

  The tax expense from net gains on security sales amounted to $3.3 million, $9.0 million and $4.4 million in 1996, 1995, 1994, respectively.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

15. REGULATORY CAPITAL

  The Bank as a state-member bank, must adhere to the capital adequacy guidelines of the Federal Reserve Board (the "Board"), which are not significantly different than those published by other U.S. banking regulators. Effective December 31, 1992, the guidelines specify minimum ratios for Tier 1 capital to risk-weighted assets of 4 percent and total regulatory capital to risk-weighted assets of 8 percent.

  Risk-based capital guidelines define total capital to consist of Tier 1
(core) and Tier 2 (supplementary) capital. In general, Tier 1 capital is comprised of stockholder's equity, including certain types of preferred stock, less goodwill and certain other intangibles. Core capital must comprise at least 50 percent of total capital. Tier 2 capital basically includes subordinated debt (less a discount factor during the five years prior to maturity), other types of preferred stock and the allowance for possible loan losses. At year-end 1996, the portion of the allowance for possible loan losses includable in Tier 2 capital is limited to 1.25 percent of risk-weighted assets.

  The Board also requires an additional measure of capital adequacy, the Tier 1 leverage ratio, which is evaluated in conjunction with risk-based capital ratios. The Tier 1 leverage ratio is computed by dividing period-end Tier 1 capital by adjusted quarterly average assets. The Board established a minimum ratio of 3 percent applicable only to the strongest banking organizations having, among other things, excellent asset quality, high liquidity, good earnings and no undue interest rate risk exposure. Other institutions, including those experiencing or anticipating significant growth, are expected to maintain a ratio which exceeds the 3 percent minimum by at least 100 to 200 basis points.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 contains prompt corrective action provisions that established five capital categories for all Federal Deposit Insurance Corporation ("FDIC")-insured institutions ranging from "well capitalized" to "critically undercapitalized." Classification within a category is based primarily on the three capital adequacy measures. An institution is considered "well capitalized" if its capital level significantly exceeds the required minimum levels, "adequately capitalized" if it meets the minimum levels, "undercapitalized" if it fails to meet the minimum levels, "significantly undercapitalized" if it is significantly below the minimum levels and "critically undercapitalized" if it has a ratio of tangible equity to total assets of 2 percent or less.

  Noncompliance with minimum capital requirements may result in regulatory corrective actions which could have a material effect on the Bank. Depending on the level of noncompliance, regulatory corrective actions may include the following: requiring a plan for restoring the institution to an acceptable capital category, restricting or prohibiting certain activities and appointing a receiver or conservator for the institution.

  As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. Management is not aware of any conditions or events since December 31, 1996 that have changed the capital category of the Bank.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

  The following table summarizes the Bank's risk-based capital ratios and Tier 1 leverage ratio for the past two years as well as the minimum amounts and ratios as per capital adequacy guidelines and FDIC prompt corrective action provisions.

                                                                TO BE WELL CAPITALIZED
                                                FOR CAPITAL     UNDER PROMPT CORRECTIVE
                                ACTUAL       ADEQUACY PURPOSES     ACTION PROVISIONS
                          ------------------ ------------------ -------------------------
                           CAPITAL   CAPITAL  CAPITAL   CAPITAL    CAPITAL     CAPITAL
                            AMOUNT    RATIO    AMOUNT    RATIO     AMOUNT       RATIO
                          ---------- ------- ---------- ------- ------------- -----------
                                                 (DOLLARS IN THOUSANDS)
As of December 31, 1996:
  Total Capital to Risk-
   Weighted Assets......  $1,340,198 10.74%  ^ $998,285 ^8.00%  ^$  1,247,857   ^10.00%
  Tier 1 Capital to
   Risk-Weighted Assets.  $  928,872  7.44%  ^ $499,394 ^4.00%  ^$    749,090   ^ 6.00%
  Tier 1 Capital to
   Average Assets.......  $  928,872  6.65%  ^ $558,720 ^4.00%  ^$    698,400   ^ 5.00%
As of December 31, 1995:
  Total Capital to Risk-
   Weighted Assets......  $1,208,671 10.86%  ^ $890,365 ^8.00%  ^$  1,112,957   ^10.00%
  Tier 1 Capital to
   Risk-Weighted Assets.  $  819,818  7.37%  ^ $444,949 ^4.00%  ^$    667,423   ^ 6.00%
  Tier 1 Capital to
   Average Assets.......  $  819,818  6.44%  ^ $509,204 ^4.00%  ^$    636,505   ^ 5.00%

16. INVESTMENTS IN SUBSIDIARIES AND STATUTORY RESTRICTIONS

  The Bank's investment in the combined net assets of its wholly-owned subsidiaries was $18.1 million and $18.6 million at December 31, 1996 and 1995, respectively.

  Provisions of both Illinois and Federal banking laws place restrictions upon the amount of dividends that can be paid to Bankcorp by its bank subsidiaries. Illinois law requires that no dividends may be paid in an amount greater than the net profits then on hand, reduced by certain loan losses (as defined). In addition to these restrictions, Federal Reserve member banking subsidiaries require prior approval of Federal banking authorities if dividends declared by a subsidiary bank, in any calendar year, will exceed its net profits (as defined in the applicable statute) for that year, combined with its retained net profits, as so defined, for the preceding two years. Based on these and certain other prescribed regulatory limitations, Bancorp subsidiaries could have declared, without regulatory approval, $211.1 million of dividends at December 31, 1996. Actual dividends paid, however, would be subject to prudent capital maintenance. Cash dividends paid to Bankcorp by the Bank amounted to $41.9 million and $39.2 million in 1996 and 1995, respectively.

  The Bank is required by the Federal Reserve Act to maintain reserves against certain of their deposits. Reserves are held either in the form of vault cash or balances maintained with the Federal Reserve Bank. Required reserves are essentially a function of daily average deposit balances and statutory reserve ratios prescribed by type of deposit. During 1996 and 1995, daily average reserve balances of $185 million and $171 million, respectively, were required for the Bank. At year-end 1996 and 1995, balances on deposit at the Federal Reserve Bank totaled $131 million and $419 million, respectively.

17. CONTINGENT LIABILITIES

  The Bank and certain subsidiaries are defendants in various legal proceedings arising in the normal course of business. In the opinion of management, based on the advice of legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Bank's financial position.

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

18. FOREIGN ACTIVITIES (BY DOMICILE OF CUSTOMER)

  Income and expenses identifiable with foreign and domestic operations are summarized in the table below:

   1996 (IN THOUSANDS)                        FOREIGN    DOMESTIC   CONSOLIDATED
   -------------------                       ---------- ----------- ------------
   Total operating income................... $   40,067 $ 1,092,280 $ 1,132,347
   Total expenses...........................     13,399     967,689     981,088
                                             ---------- ----------- -----------
   Income before taxes......................     26,668     124,591     151,259
   Applicable income taxes..................     10,599      37,579      48,178
                                             ---------- ----------- -----------
   Net income............................... $   16,069 $    87,012 $   103,081
                                             ========== =========== ===========
   Identifiable assets at year-end.......... $  835,657 $13,371,009 $14,206,666
                                             ========== =========== ===========
   1995 (IN THOUSANDS)
   -------------------
   Total operating income................... $   49,329 $ 1,045,124 $ 1,094,453
   Total expenses...........................     23,922     907,680     931,602
                                             ---------- ----------- -----------
   Income before taxes......................     25,407     137,444     162,851
   Applicable income taxes..................     10,098      43,467      53,565
                                             ---------- ----------- -----------
   Net income............................... $   15,309 $    93,977 $   109,286
                                             ========== =========== ===========
   Identifiable assets at year-end.......... $  792,433 $11,178,052 $11,970,485
                                             ========== =========== ===========
   1994 (IN THOUSANDS)
   -------------------
   Total operating income................... $   53,416 $   828,532 $   881,948
   Total expenses...........................     23,584     778,271     801,855
                                             ---------- ----------- -----------
   Income before taxes......................     29,832      50,261      80,093
   Applicable income taxes..................     11,857         294      12,151
                                             ---------- ----------- -----------
   Net income............................... $   17,975 $    49,967 $    67,942
                                             ========== =========== ===========
   Identifiable assets at year-end.......... $1,017,784 $10,910,222 $11,928,006
                                             ========== =========== ===========

  Determination of rates for foreign funds generated or used are based on the actual external costs of specific interest-bearing sources or uses of funds for the periods. Internal allocations for certain unidentifiable income and expenses were distributed to foreign operations based on the percentage of identifiable foreign income to total income. As of December 31, 1996, 1995 and 1994, identifiable foreign assets accounted for 6, 7 and 9 percent, respectively, of total consolidated assets.

19. BUSINESS COMBINATIONS AND DISPOSITIONS/INTANGIBLES

  At December 31, 1996 and 1995, intangible assets, including goodwill resulting from business combinations, amounted to $294,420,000 and $18,881,000, respectively. Amortization of these intangibles amounted to $14,930,000 in 1996, $5,969,000 in 1995, and $6,791,000 in 1994. The impact of purchase accounting adjustments, other than amortization of intangibles, was not material to the Bank's reported results.

  In January 1996, the Bank announced the sale of its securities custody and related trustee services business for large institutions to Citibank. After restructuring charges, the Bank recognized a $4.0 million gain on the sale. The gain was recorded net of certain anticipated costs to exit this activity, including employee termination benefits, amounting to approximately $13.0 million. Computation of the gain also included the Bank's estimated

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES obligation to service affected customers on an interim basis. The Bank is entitled to contingent revenue in the event certain levels of customer retention are achieved by the purchaser of the business. The right to receive such revenue in 1998 was included as consideration in an arrangement consummated with Bankmont during 1996 (see Note 20).

  On June 28, 1996, the Bank completed the acquisition of 54 branches previously owned by Household Bank, f.s.b. ("Household"), a wholly-owned subsidiary of Household International, Inc. The 54 branches are located throughout the metropolitan Chicago area. In addition to acquiring real and personal property, the Bank has assumed certain deposit liabilities and purchased other assets, primarily consumer loans. The transaction has been accounted for as a purchase and the Bank's consolidated financial statements include the results of the acquired branches from the date of acquisition. In anticipation of this transaction, on June 27, 1996 the Bank increased its capital base by $340 million, in part through a direct cash infusion of $325 million of common equity by Bankcorp and the issuance of $15 million of long-term subordinated debt.

  At the closing, the Bank assumed deposits totaling $2.9 billion. In addition, the Bank acquired loans amounting to $340 million along with real property and certain other miscellaneous assets. In consideration of the purchase price of $277 million, the Bank received approximately $2.24 billion in cash from Household as consideration for the deposit liabilities assumed, net of assets purchased.

  The purchase price of $277 million was recorded as an intangible asset, along with certain fair value adjustments and deferred acquisition costs, resulting in goodwill and other intangibles recognized of $284 million.

  Following is an unaudited condensed statement of condition of the Bank at June 30, 1996, reflecting the impact of the transaction on the Bank's financial position at the acquisition date.

                                             UNAUDITED
                             --------------------------------------------------
                               JUNE 30, 1996   HOUSEHOLD          JUNE 30, 1996
                             WITHOUT HOUSEHOLD  IMPACT             AS REPORTED
                             ----------------- ---------          -------------
                                           (IN MILLIONS)
   ASSETS
   Cash and demand balances
    due from banks..........      $ 1,065       $   105 (a,f)        $ 1,170
   Money market and trading
    account assets..........          869                                869
   Portfolio securities.....        3,027                              3,027
   Loans, net of unearned
    income..................        7,694           340 (b)            8,034
   Allowance for possible
    loan losses.............         (100)           (5)(b)             (105)
   Premises and equipment...          146            30 (c)              176
   Other assets.............          552           294 (b,c,d,g)        846
                                  -------       -------              -------
     TOTAL ASSETS...........      $13,253       $   764              $14,017
                                  =======       =======              =======
   LIABILITIES
   Total deposits...........        7,726         1,643 (e,f)          9,369
   Short-term borrowings....        4,173        (1,244)(f)            2,929
   Other liabilities........          236            25 (g)              261
   Long-term notes..........          295            15 (a)              310
                                  -------       -------              -------
     TOTAL LIABILITIES......       12,430           439               12,869
                                  -------       -------              -------
   STOCKHOLDER'S EQUITY
   Common equity............          823           325 (a)            1,148
                                  -------       -------              -------
     TOTAL STOCKHOLDER'S
      EQUITY................          823             0                1,148
                                  -------       -------              -------
     TOTAL LIABILITIES AND
      STOCKHOLDER'S EQUITY..      $13,253       $   439              $14,017
                                  =======       =======              =======

                HARRIS TRUST AND SAVINGS BANK AND SUBSIDIARIES

--------
(a) The Bank received a contribution to capital surplus from Bankcorp of $325 million and issued to Bankcorp $15 million of subordinated debt.
(b) The Bank acquired loans amounting to $340 million plus accrued interest receivable and established a related allowance for possible loan losses of $4.8 million in order to record the loans at fair value.
(c) The Bank acquired fixed assets totaling $30 million including a $3.9 million adjustment to reflect land acquired at fair market value.
(d) The Bank recorded the $277 million purchase price as an intangible asset.
(e) The Bank assumed deposit liabilities totaling $2.9 billion.
(f) The Bank reduced short-term borrowings (wholesale time deposits, Federal funds purchased, etc.) with the net cash available from Household and the related capital infusion from Bankcorp. In addition, cash and due from bank balances increased as a result of statutory reserve requirements on deposits.
(g) The Bank recorded $17 million of accrued interest payable on the assumed deposit liabilities and capitalized as apart of the purchase price approximately $6.8 million for investment banker fees, severance costs and other charges.

20. RELATED PARTY TRANSACTIONS

  During 1996, 1995, and 1994, the Bank engaged in various transactions with BMO and its subsidiaries. These transactions included the payment and receipt of service fees and occupancy expenses, and purchasing and selling Federal funds, repurchase and reverse repurchase agreements, long-term borrowings and interest rate and foreign exchange contracts. The purpose of these transactions was to facilitate a more efficient use of combined resources and to better serve customers. Fees for these services were determined in accordance with applicable banking regulations. During 1996, 1995 and 1994, the Bank received from BMO approximately $14.3 million, $15.7 million and $12.8 million respectively, primarily for trust services, data processing and other operations support provided by the Bank.

  In order to facilitate the Bank's exit from the securities custody and related trustee services business for large institutions (see Note 19), the Bank and Bankmont entered into an agreement effective December 31, 1996 whereby Bankmont will assume responsibility for potential costs (subject to limits) related to certain litigation matters involving the Bank. As part of this agreement, Bankmont incurred $2.7 million of costs through the date of the agreement. In return for assuming this obligation, Bankmont is entitled to receive funds from a contingent revenue arrangement between the Bank and Citibank. Bankmont paid the Bank $480,000 as consideration for accepting this arrangement, which was recorded as income.

  Effective April 3, 1995, the Bank and BMO agreed to combine their U.S. foreign exchange activities. Under this arrangement, FX net profit is shared by the Bank and BMO in accordance with a specific formula set forth in the agreement. This agreement expires in April 2002 but may be extended at that time. Either party may terminate the arrangement at its option. Beginning with second quarter 1995, FX revenues were reported net of expenses. 1996 and 1995 foreign exchange revenues included $10.0 million and $8.8 million of net profit, respectively, under this agreement.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUM-STANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................    4
Risk Factors...............................................................   14
The Company................................................................   20
Use of Proceeds............................................................   20
Capitalization.............................................................   21
Business and Strategy......................................................   22
Management.................................................................   34
Certain Transactions Constituting the Formation............................   35
Description of Series A Preferred Shares...................................   39
Description of Capital Stock...............................................   44
U.S. Federal Income Tax Considerations.....................................   47
ERISA Considerations.......................................................   54
The Bank...................................................................   57
Underwriting...............................................................   66
Experts....................................................................   68
Ratings....................................................................   68
Legal Matters..............................................................   69
Available Information......................................................   69
Glossary...................................................................   69
Index to Company Financial Statement....................................... CF-1
Index to Bank Financial Statements......................................... BF-1

                               ----------------

 THROUGH AND INCLUDING            , 1998 (THE 25TH DAY AFTER THE COMMENCEMENT
OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURI-TIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DE-LIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UN-SOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               10,000,000 SHARES

                               HARRIS PREFERRED
                              CAPITAL CORPORATION

                                 % NONCUMULATIVE
                                 EXCHANGEABLE
                           PREFERRED STOCK, SERIES A
                            (LIQUIDATION PREFERENCE
                               $25.00 PER SHARE)
                               EXCHANGEABLE INTO
                               PREFERRED SHARES
                                      OF

                           HARRIS TRUST AND SAVINGS
                                     BANK

                                     LOGO

                               ----------------

                                  PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.

                                 NESBITT BURNS
                                SECURITIES INC.

                                         , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Registration Fee................................................. $75,758
      NASD Filing Fee..................................................  25,500
      NYSE Listing Fee.................................................
      Printing and Engraving Expenses..................................
      Legal Fees and Expenses..........................................
      Accounting Fees and Expenses.....................................
      Rating Agency Fees...............................................
      Blue Sky Fees and Expenses.......................................
      Miscellaneous....................................................
                                                                        -------
          Total ....................................................... $
                                                                        =======

ITEM 31. SALES TO SPECIAL PARTIES.

  The response to Item 32 below.

ITEM 32. RECENT SALES OF UNREGISTERED SECURITIES.

  In connection with the formation of the Company, the Company has issued 1,000 shares of Common Stock, par value $1.00 per share, to Harris Trust and Savings Bank for $1,000. The description of these transactions in the Prospectus under the heading "Certain Transactions Constituting the Formation" is incorporated herein by reference. These shares of Common Stock were issued in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

ITEM 33. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Charter provides that the liability of the directors and officers of the Company for money damages shall be eliminated to the maximum extent permitted by Maryland law. The Charter also provides that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment. The Company's Charter and Bylaws require it to indemnify its directors and officers to the fullest extent permitted by Maryland law.

  The Company expects to purchase an insurance policy that purports to insure officers and directors of the Company against certain liabilities incurred by them in the discharge of their official functions.

  The Purchase Agreement to be filed as Exhibit 1 to this Registration Statement will provide for reciprocal indemnification by the Underwriters of the Company, the Bank and their directors, officers and controlling persons, and by the Company and the Bank of the Underwriters and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.

ITEM 34. TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

  Not applicable.

ITEM 35. FINANCIAL STATEMENTS AND EXHIBITS

  (a) FINANCIAL STATEMENTS

  See Index to Company Financial Statements and Index to Bank Financial Statements in the Prospectus.

(b) EXHIBITS

     EXHIBIT
     NUMBER                                           DESCRIPTION
     -------                                          -----------                                      ---
       *1         Form of Purchase Agreement among the Company, the Bank and the Underwriters
        3(a)(i)   Articles of Incorporation of the Company
        3(a)(ii)  Form of Articles of Amendment and Restatement of the Company establishing the
                  Series A Preferred Shares
        3(b)      Bylaws of the Company
        4         Specimen of certificate representing Series A Preferred Shares
       *5         Opinion of Chapman and Cutler, counsel to the Company, relating to
                  Series A Preferred Shares
       *8         Opinion of Chapman and Cutler, counsel to the Company, relating to certain tax matters
       10(a)      Form of Servicing Agreement between the Company and the Bank
       10(b)      Form of Advisory Agreement between the Company and the Bank
       10(c)      Form of Bank Loan Agreement between the Company and the Bank
       10(d)      Form of Mortgage Loan Assignment Agreement between the Company and the Bank
      *23(a)      Consent of Independent Accountants with respect to the Company's Financial Statement
       23(b)      Consent of Independent Accountants with respect to the Bank's Financial Statements
      *23(c)      Consent of Chapman and Cutler (included in opinions filed as Exhibits 5 and 8)
       24         Power of Attorney (included on the signature page to this Registration Statement)

--------
   *To be filed by amendment.

  ITEM 36. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 33 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer, or controlling person in connection with the securities registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-11 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN CHICAGO, ILLINOIS ON NOVEMBER 14, 1997.

                                          Harris Preferred Capital Corporation

                                                   /s/ Paul R. Skubic
                                          By: _________________________________
                                                      Paul R. Skubic
                                                         President

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS PAUL R. SKUBIC, THOMAS R. SIZER AND FRANK M. NOVOSEL, AND EACH OF THEM, HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN ANY OR ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY OR ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, WITH THE SECURITIES AND EXCHANGE COMMISSION GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS MIGHT OR COULD BE DONE IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON NOVEMBER 14, 1997 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


        /s/ Michael D. Williams             Chairman of the Board of Directors
___________________________________________
            Michael D. Williams

          /s/ Paul R. Skubic                President, Chief Executive Officer and
___________________________________________   Director
              Paul R. Skubic

         /s/ Pierre O. Greffe               Chief Financial and Accounting Officer
___________________________________________
             Pierre O. Greffe

          /s/ Thomas R. Sizer               Secretary and Director
___________________________________________
              Thomas R. Sizer

         /s/ Frank M. Novosel               Treasurer and Director
___________________________________________
             Frank M. Novosel


                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
  EXHIBIT                                                               PAGE
   NUMBER                         DESCRIPTION                          NUMBER
  -------                         -----------                        ----------
  *1        Form of Purchase Agreement among the Company, the Bank
            and the Underwriters
   3(a)(i)  Articles of Incorporation of the Company
   3(a)(ii) Form of Articles of Amendment and Restatement of the
            Company establishing the
            Series A Preferred Shares
   3(b)     Bylaws of the Company
   4        Specimen of certificate representing Series A Pre-
            ferred Shares
  *5        Opinion of Chapman and Cutler, counsel to the Company,
            relating to
            Series A Preferred Shares
  *8        Opinion of Chapman and Cutler, counsel to the Company,
            relating to certain tax
            matters
  10(a)     Form of Servicing Agreement between the Company and
            the Bank
  10(b)     Form of Advisory Agreement between the Company and the
            Bank
  10(c)     Form of Bank Loan Agreement between the Company and
            the Bank
  10(d)     Form of Mortgage Loan Assignment Agreement between the
            Company and the Bank
 *23(a)     Consent of Independent Accountants with respect to the
            Company's Financial Statement
  23(b)     Consent of Independent Accountants with respect to the
            Bank's Financial Statements
 *23(c)     Consent of Chapman and Cutler (included in opinions
            filed as Exhibits 5 and 8)
  24        Power of Attorney (included on the signature page to
            this Registration Statement)

--------
*To be filed by amendment.